As filed with the Securities and Exchange Commission on October 26, 2004

Registration No. 333-117934

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GOOGLE INC.

(Exact name of Registrant as specified in its charter)

Delaware	7375	77-0493581
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 623-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric Schmidt

Chief Executive Officer

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 623-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian E. Montegut, Esq.

Donald S. Harrison, Esq.

Ricardo E. Velez, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the offering circular is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this offering circular is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This offering circular is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Offering Circular (Subject to Completion)

Dated October 26, 2004

11,662,694 Shares Class A Common Stock

17,007,968 Shares Class B Common Stock

RESCISSION OFFER

Google Inc. is a global technology leader focused on improving the ways people connect with information. Our principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043.

On August 18, 2004, a registration statement relating to our initial public offering of Class A common stock was declared effective by the Securities and Exchange Commission. As a result, 19,605,052 shares of Class A common stock were sold to the public for $85.00 per share (consisting of 14,142,135 sold by us and 5,462,917 shares sold by the selling stockholders identified in the registration statement) and the underwriters subsequently exercised their over-allotment option to purchase an additional 2,929,626 from the selling stockholders identified in the registration statement.

Our Class A common stock is quoted on The Nasdaq National Market under the symbol “GOOG.” The range of closing prices for our Class A common stock, as quoted in The Nasdaq National Market from August 19, 2004 to October 22, 2004 has been $100.01 to $172.43. On October 22, 2004, the last reported per share sale price for our Class A common stock on The Nasdaq National Market was $172.43 per share.

The Rescission Offer

•	We are offering to repurchase 23,443,819 shares of our common stock (consisting of 9,377,100 shares of Class A common stock and 14,066,719 shares of Class B common stock) from persons who are or were residents of Arkansas, California, Colorado, Connecticut, the District of Columbia, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia and Washington. These persons are current and former employees and consultants who purchased those shares upon exercise of options we granted to them pursuant to our 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3).

•	We are offering to repurchase unexercised options to purchase 5,226,843 shares of our common stock (consisting of options to purchase 2,285,594 shares of Class A common stock and 2,941,249 shares of Class B common stock) from persons who are or were residents of the above-mentioned states and who are current and former employees and consultants.

•	The repurchase price for the shares of our common stock subject to the rescission offer ranges from $0.30 to $80.00 per share, and is equal to the price paid by those persons who purchased these shares. The repurchase price for unexercised options to purchase shares of our common stock subject to the rescission offer is 20% of the per share exercise price multiplied by the number of shares subject to the options. In each case, if you accept our rescission offer and surrender your shares or options, or both, as the case may be, you will receive interest, based on the repurchase price noted above and calculated from the date you purchased the shares or the date the option was granted to you through the date that the rescission offer expires at the interest rate based on your state of residence as set forth below.

•	Federal law does not provide a specific interest rate to be used in the calculation of the consideration to be received in connection with the repurchases of securities by an issuer in a rescission offer. We intend to use the legal rates of interest for the repurchase of shares and options based on the state of residence of the stockholder or optionee. These interest rates are as follows:

State	Interest Rate	State	Interest Rate
Arkansas	6%	Nevada	6.25%
California	7%	New Hampshire	10%
Colorado	8%	New Jersey	4%
Connecticut	6%	New York*	7%
District of Columbia	6%	North Carolina	8%
Georgia	6%	Pennsylvania	6%
Illinois	10%	Texas	6%
Maryland	10%	Virginia	6%
Massachusetts	6%	Washington	8%
Michigan	6%

*	New York law does not provide a specific interest rate. For purposes of the rescission offer, we are applying the rate of interest of California (our principal place of business) to calculate the consideration to be received by New York residents who may be entitled to rescission rights.

•	The rescission offer will expire on November , 2004.

See “ Risk Factors” beginning on page 10 to read about certain factors you should consider before accepting or rejecting the rescission offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL NOTES REGARDING THE RESCISSION OFFER

•	The rescission offer is not an unanticipated development. Rather, our intent to make this rescission offer and the details of the rescission offer were disclosed in the registration statement relating to our initial public offering originally filed in April 2004.

•	Because we grew rapidly from September 2001 through June 2004, we granted options to purchase common stock with an aggregate value that exceeded the limits set forth in Rule 701 under the Securities Act of 1933. Exceeding these limits can result in potential violations of federal and state securities laws. Rescission offers for such potential violations are commonly made by companies in these situations.

•	The rescission offer process is proceeding as disclosed in our public filings and as we expect. We intend to commence the rescission offer on October , 2004. We recognize that there has been increased media coverage resulting from our filing of a registration statement relating to the rescission offer. The filing of the registration statement is a normal part of the rescission offer process.

•	We do not believe the rescission offer will be accepted by our current and former employees and consultants in an amount that would represent a material expenditure by us. This belief is based on the fact that our rescission offer will offer to repurchase shares and options at a weighted average price of $3.94, while the range of closing prices for our Class A common stock, as quoted on The Nasdaq National Market, from August 19, 2004 to October 22, 2004 has been $100.01 to $172.43. On October 22, 2004 the last business day before the date of this offering circular, the last reported sale price of our Class A common stock on The Nasdaq National Market was $172.43 per share. We cannot give you assurances as to the price at which the Class A common stock will trade in the future.

•	When the rescission offer expires, any person who did not accept the rescission offer will have freely tradable stock, subject to our lock-up and vesting restrictions.

•	The rescission offer is merely an offer to repurchase shares and options. No shareholder or option holder is required to accept our rescission offer.

i

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with information that is different from that contained in this offering circular. We are offering to repurchase shares of our common stock and options to purchase our common stock only in jurisdictions where offers and sales are permitted. The information in this offering circular is complete and accurate only as of the date of the front cover regardless of the time of delivery of this offering circular or of any sale of shares. Except where the context requires otherwise, in this offering circular, the “Company,” “Google,” “we,” “us” and “our” refer to Google Inc., a Delaware corporation, and, where appropriate, its subsidiaries.

Only residents of the United States are eligible to participate in the rescission offer.

ii

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

You should read the following questions and answers, together with the more detailed information regarding the rescission offer and the risk factors set forth elsewhere in this offering circular, before deciding whether to accept or reject the rescission offer.

General

Q:    Why are we making the rescission offer?

A:    Certain options we granted during the period from September 2001 through July 2004 may not have been exempt from the registration or qualification requirements under the securities laws of certain states. In addition, certain shares issued upon exercise of options granted during this period may not have been exempt from the registration and qualification requirements under Rule 701 under the Securities Act of 1933 and under those state securities laws that provide an exemption to the extent the requirements under Rule 701 are met. Consequently, these option grants and stock issuances may have violated the Securities Act of 1933 and the state securities laws of Arkansas, California, the District of Columbia, Maryland and New York. The rescission offer is intended to address these federal and state securities laws compliance issues by allowing the holders of the options and shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to us.

Q:    Which options and shares of common stock are included in the rescission offer?

A:    We are offering, upon the terms and conditions described in this offering circular, to rescind:

•	The sale of 9,377,100 shares of Class A common stock.

•	The sale of 14,066,719 shares of Class B common stock.

•	The grant of options to purchase 2,285,594 shares of Class A common stock.

•	The grant of options to purchase 2,941,249 shares of Class B common stock.

The 23,443,819 shares of our common stock subject to the rescission offer are held by 1,279 persons and the outstanding options to purchase 5,226,843 shares of our common stock are held by 282 persons. All of these people are current and former employees and consultants who purchased shares of our common stock pursuant to option agreements or hold outstanding options to purchase our common stock. We granted these options and the options underlying the outstanding common stock subject to the rescission offer between September 2001 and July 2004, at exercise prices ranging from $0.30 to $80.00 per share.

Q:    When does the rescission offer expire?

A:    Our rescission offer will expire on November     , 2004.

Q:    What will I receive if I accept the rescission offer?

A:    If you accept our rescission offer with respect to the common stock you purchased by exercising an option we granted to you, we will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid, plus interest at the current statutory rate per year, from the date of exercise through the date the rescission offer expires. If you accept our rescission offer with respect to unexercised options to purchase our common stock, regardless of whether these options are vested, we will repurchase these options at a price equal to 20% of the per share exercise price multiplied by the number of shares subject to the options, plus interest at the current statutory rate per year, from the date of grant through the date the rescission offer expires.

The legal rates of interest for the repurchase of shares and options will be based on the state of residence of the stockholder or optionee. These interest rates are as follows:

State	Interest Rate	State	Interest Rate
Arkansas	6%	Nevada	6.25%
California	7%	New Hampshire	10%
Colorado	8%	New Jersey	4%
Connecticut	6%	New York*	7%
District of Columbia	6%	North Carolina	8%
Georgia	6%	Pennsylvania	6%
Illinois	10%	Texas	6%
Maryland	10%	Virginia	6%
Massachusetts	6%	Washington	8%
Michigan	6%

*	New York law does not provide a specific interest rate. For purposes of the rescission offer, we are applying the rate of interest of California (our principal place of business) to calculate the consideration to be received by New York residents who may be entitled to rescission rights.

Q:    Can you give me an example of what I will receive if I accept the rescission offer?

A:    Common Stock.    We will repurchase outstanding shares of common stock subject to the rescission offer at the price per share you paid, plus interest at the current statutory rate per year, from the date of exercise through the date that the rescission offer expires. If you are a resident of California and hold 1,000 shares of our common stock that you purchased in October 2003 upon exercise of an option that is subject to the rescission offer at a per share price of $4.00 and you accept our rescission offer, you would receive:

•	The original purchase price = 1,000 X $4.00 = $4,000.

•	Plus simple interest at 7% per year = $280.

•	For a total of $4,280.

Options.    We will repurchase outstanding, unexercised options subject to the rescission offer at a price equal to 20% of the per share exercise price multiplied by the number of shares subject to the options, plus interest at the current statutory rate per year, from the date of grant through the date the rescission offer expires. If you are a resident of California and hold an unexercised option to purchase 1,000 shares of our common stock at a per share exercise price of $4.00 that was granted in October 2003 and you accept our rescission offer, you would receive:

•	20% of the exercise price for the total option = 20% * (1,000 X $4.00) = $800.

•	Plus interest at 7% per year = $56.

•	For a total of $856.

In either case, you will not have any right, title or interest to the shares of common stock or options you will be surrendering upon the closing of the rescission offer, and you will only be entitled to receive the proceeds from our repurchase of the common stock or options, as the case may be.

Q:    Have any officers, directors or 5% stockholders advised Google whether they will participate in the rescission offer?

A:    One of our officers, who holds 52,783 shares of common stock, all of which shares are subject to rescission is eligible to participate in the rescission offer. We have been advised that this officer does not intend to accept the rescission offer. None of our directors are eligible to participate in this offer. If our eligible officer does not participate in the rescission offer but all other eligible persons accept the rescission offer in full, our officers and directors would not materially increase their respective ownership interests in Google.

Q:    If I do not accept the offer now, can I sell my shares?

A:    If you do not accept the rescission offer, you can sell the shares of Class A common stock that were subject to the rescission offer without limitation as to the number or manner of sale; provided, however, that you will remain subject to any market standoff agreements, lockup arrangements, vesting restrictions, Google Insider Trading Policy requirements and any other transfer restrictions entered into with respect to your shares. You may only sell vested shares. To the extent you hold shares of our Class B common stock subject to the rescission offer and wish to sell them, you should notify us that you wish to convert such shares of Class B common stock into Class A common stock. Our Class B common stock is not and will not be publicly traded. Our options are not transferable, although the underlying shares of common stock are transferable in accordance with the description provided above.

Q:    What do I need to do now to accept or reject the rescission offer?

A:    To accept or reject the rescission offer, you must complete and sign the accompanying election form and return it in the enclosed return envelope to Google, to the attention of Matthew Tolland, Corporate Paralegal, 1600 Amphitheatre Parkway, Mountain View, CA 94043, as soon as practical but in no event later than November     , 2004. If you are accepting the rescission offer, please also include in your return envelope the following:

•	Common Stock. With respect to any shares of common stock that you want us to repurchase, (i) a completed and signed election form (see Appendix A) and (ii) a stock power representing the shares you are surrendering for repurchase (see Appendix B).

•	Options. With respect to any options that you are surrendering for repurchase, a completed and signed election form (see Appendix A). Please indicate on your election form the grant date of the option that you are surrendering for repurchase and the number of shares underlying the option.

Q:    Can I accept the rescission offer in part?

A:    If you accept the rescission offer, then you must accept the rescission offer with respect to either an entire option grant or all of the shares of common stock issued under an option grant that has been exercised. You can accept the rescission offer in part to the extent you have received multiple option grants. For example, you can accept the rescission offer with respect to one option grant subject to the rescission offer by returning a completed signed election form with respect to that option grant (see Appendix A). In addition, you can accept the rescission offer with respect to the shares of common stock issued under one option grant subject to the rescission offer by indicating the grant date of the option underlying the shares on the election form and returning this form to us together with a stock power representing the shares you are tendering for repurchase.

Q:    What happens if I do not return my rescission offer election form?

A:    If you do not return a properly completed election form before the expiration date of our rescission offer, you will be deemed to have rejected our offer.

Q:    What remedies or rights do I have now that I will not have after the rescission offer?

A:    It is unclear whether or not you will have a right of rescission under federal securities laws after the rescission offer. The staff of the Securities and Exchange Commission is of the opinion that a person’s right of rescission created under the Securities Act of 1933 may survive the rescission offer. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the date of the violation upon which the action to enforce liability is based.

The state remedies and statutes of limitations vary and depend upon the state in which you purchased the shares. The following is a summary of the statutes of limitations and the effect of the rescission offer for the states in which the shares covered by this rescission offer were sold. This summary is not complete. For a more detailed description of the various state laws governing rescission rights in the respective states, see “Rescission Offer—Effect of Rescission Offer.”

Arkansas

Due in part to our noncompliance with Rule 701 of the Securities Act of 1933, no exemption from the registration requirements of Section 23-42-501 of the Arkansas Securities Act was available to us with respect to certain options and shares issued in Arkansas under our stock plans that are subject to the rescission offer. In addition, we did not register option grants and common stock issuances pursuant to these stock plans under the Arkansas Securities Act. Consequently, these options and shares may have been issued in violation of the Arkansas Securities Act. Generally, the Arkansas statute of limitations for securities laws violations is three years from the effective date of the contract of sale relating to the noncompliant securities issuance. Regardless, if the options or shares were issued to you in Arkansas, you will no longer have any right of rescission under Arkansas law after the expiration of our rescission offer.

California

In July 2003, pursuant to an application for qualification of securities pursuant to Section 25113 of the California Corporate Securities Law, the California Department of Corporations issued us a permit that qualified us to offer, sell and issue options and shares of our common stock pursuant to our 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3). However, we did not register certain option grants and common stock issuances pursuant to our 1998 Stock Plan and 2003 Stock Plan under the California Corporate Securities Law, nor did we take the steps required to satisfy available exemptions with respect to certain of these options and shares. Consequently, certain options and shares issued pursuant to the 1998 Stock Plan and 2003 Stock Plan may have been issued in violation of the California Corporate Securities Act. Generally, the California statute of limitations for noncompliance with the requirement to register or qualify securities under the California Corporate Securities Law is the earlier of two years after the noncompliance occurred, or one year after discovery of the facts constituting such noncompliance. Regardless, if the shares or options that are the subject of the rescission offer were issued to you in California, you will no longer have any right of rescission or repurchase with respect to these securities under Section 25503 of the California Corporate Securities Law after the expiration of our rescission offer.

Colorado

While residents of Colorado that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Colorado were issued pursuant to an exemption from registration or qualification under the Colorado Securities Act.

Connecticut

While residents of Connecticut that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Connecticut were issued pursuant to an exemption from registration or qualification under the Connecticut Uniform Securities Act.

District of Columbia

We did not register certain option grants and common stock issuances pursuant to our stock plans that are subject to the rescission offer under the District of Columbia Securities Act of 2000, nor did we take affirmative steps to ensure the availability to us of any exemption from registration provided in Section 401 of the District of Columbia Securities Act of 2000. Consequently, these options and shares may have been issued in violation of the District of Columbia Securities Act of 2000. Generally, the statute of limitations for District of Columbia securities laws violations is one year after the registration violation occurred. Regardless, if the options or shares were issued to you in the District of Columbia, you will no longer have any right of rescission under the law of the District of Columbia after the expiration of our rescission offer.

Georgia

While residents of Georgia that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Georgia were issued pursuant to an exemption from registration or qualification under the Georgia Securities Act of 1973.

Illinois

While residents of Illinois that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Illinois were issued pursuant to an exemption from registration or qualification under the Illinois Securities Act of 1953.

Maryland

We did not take the necessary steps required to satisfy the requirements for reliance upon the exemption provided in Section 11-601(11) of the Maryland Securities Act with respect to certain option grants and common stock issuances pursuant to our stock plans that are subject to the rescission offer. Consequently, these options and shares may have been issued in violation of the Maryland Securities Act. Generally, the Maryland statute of limitations for securities laws violations is one year after the issuance of noncompliant securities. However, if the shares or options were issued to you in Maryland, you will no longer have any right of rescission under Maryland law after our rescission offer.

Massachusetts

While residents of Massachusetts that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Massachusetts were issued pursuant to an exemption from registration or qualification under the Massachusetts Uniform Securities Act.

Michigan

While residents of Michigan that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Michigan were issued pursuant to an exemption from registration or qualification under the Michigan Uniform Securities Act.

Nevada

While residents of Nevada that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Nevada were issued pursuant to an exemption from registration or qualification under the Nevada Uniform Securities Act.

New Hampshire

While residents of New Hampshire that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of New Hampshire were issued pursuant to an exemption from registration or qualification under the New Hampshire Uniform Securities Act.

New Jersey

While residents of New Jersey that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of New Jersey were issued pursuant to an exemption from registration or qualification under the New Jersey Uniform Securities Laws.

New York

We were required to apply for an exemption from the broker-dealer registration and securities issuance requirements with the State of New York to issue the shares and/or options to you without registration or qualification. Because of our failure to apply for an exemption, you have three years to seek a remedy for our failure to register. If shares or options were issued to you in New York, you do not have a right of rescission under New York law. We believe the rescission offer will foreclose any other remedy you may have under New York law for our failure to apply for an exemption and we are not aware of any statutory rights of action you may have under New York law because of our failure to apply for an exemption.

North Carolina

While residents of North Carolina that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of North Carolina were issued pursuant to an exemption from registration or qualification under the North Carolina Securities Act.

Pennsylvania

While residents of Pennsylvania that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws. We believe that the options and common stock issued by us in the state of Pennsylvania were issued pursuant to an exemption from registration or qualification under the Pennsylvania Securities Act.

Texas

While residents of Texas that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Texas were issued pursuant to an exemption from registration or qualification under the Texas Securities Act.

Virginia

While residents of Virginia that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Virginia were issued pursuant to an exemption from registration or qualification under the Virginia Securities Act.

Washington

While residents of Washington that hold options and shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the options and common stock issued by us in the state of Washington were issued pursuant to an exemption from registration or qualification under the Securities Act of Washington.

We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief. Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.

Q:    How will the rescission offer be funded?

A:    The rescission offer will be funded from our existing cash balances. If all persons eligible to participate in the rescission offer accept our offer to the full extent, our results of operations, cash balances or financial condition will not be affected materially.

Q:    Can I change my mind after I have mailed my signed election form?

A:    Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new election form. Any new election forms must be received by us prior to the expiration date in order to be valid. We will not accept any election forms after the expiration date.

Q:    Who can help answer my questions?

A:    You can call Stock Administration at Google, at (650) 623-4000 with questions about the rescission offer.

Q:    Where can I get more information about Google?

A:    You can obtain more information about Google from the filings we make from time to time with the Securities and Exchange Commission. These filings are available on the Securities and Exchange Commission’s website at www.sec.gov.

SUMMARY

This summary highlights information contained elsewhere in this offering circular and does not contain all of the information you should consider in deciding whether to accept or reject the rescission offer. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this offering circular. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Google Inc.

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. We maintain the world’s largest online index of web sites and other content, and we make this information freely available to anyone with an Internet connection. Our automated search technology helps people obtain nearly instant access to relevant information from our vast online index.

We generate revenue by delivering relevant, cost-effective online advertising. Businesses use our AdWords program to promote their products and services with targeted advertising. In addition, the thousands of third-party web sites that comprise our Google Network use our Google AdSense program to deliver relevant ads that generate revenue and enhance the user experience. Advertisers in our AdWords program pay us a fee each time a user clicks on one of their ads displayed either on our web sites or on the web sites of Google Network members that participate in our AdSense program. When a user clicks on an ad displayed on a web site of a Google Network member, we retain only a small portion of the advertiser fee, while most of the fee is paid to the Google Network member.

Our mission is to organize the world’s information and make it universally accessible and useful. We believe that the most effective, and ultimately the most profitable, way to accomplish our mission is to put the needs of our users first. We have found that offering a high-quality user experience leads to increased traffic and strong word-of-mouth promotion. Our dedication to putting users first is reflected in three key commitments we have made to our users:

•	We will do our best to provide the most relevant and useful search results possible, independent of financial incentives. Our search results will be objective and we will not accept payment for inclusion or ranking in them.

•	We will do our best to provide the most relevant and useful advertising. Whenever someone pays for something, we will make it clear to our users. Advertisements should not be an annoying interruption.

•	We will never stop working to improve our user experience, our search technology and other important areas of information organization.

We believe that our user focus is the foundation of our success to date. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

Corporate Information

We were incorporated in California in September 1998. In August 2003, we reincorporated in Delaware. Our principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and our telephone number is (650) 623-4000. We maintain a number of web sites including www.google.com. The information on our web sites is not part of this offering circular.

Google® is a registered trademark in the U.S. and several other countries. Our unregistered trademarks include: AdSense, AdWords, Blogger, Froogle, Gmail, I’m Feeling Lucky and PageRank. All other trademarks, trade names and service marks appearing in this offering circular are the property of their respective holders.

The Rescission Offer

Total common stock (including common stock underlying options) subject to rescission offer	28,670,662 Shares

Class A common stock	11,662,694 Shares

Class B common stock	17,007,968 Shares

Total common stock outstanding	273,227,529 Shares

Class A common stock	52,677,654 Shares

Class B common stock	220,549,875 Shares

Use of proceeds	We will not receive any proceeds from the rescission offer.

Nasdaq symbol	GOOG

The number of shares of Class A common stock and Class B common stock outstanding is based on the number of shares outstanding at September 30, 2004 and excludes:

•	487,184 shares of Class B common stock issuable upon the exercise of warrants outstanding at September 30, 2004, at a weighted average exercise price of $0.79 per share.

•	7,243,680 shares of Class A common stock issuable upon the exercise of options outstanding at September 30, 2004, at a weighted average exercise price of $23.24 per share.

•	10,189,108 shares of Class B common stock issuable upon the exercise of options outstanding at September 30, 2004, at a weighted average exercise price of $3.35 per share.

•	6,192,940 shares of common stock available for future issuance under our stock option plans at September 30, 2004.

Recent Developments

On October 21, 2004, we announced our financial results for the quarter ended September 30, 2004. Our revenues were $805.9 million for the quarter ended September 30, 2004, an increase of $411.9 million (or 105%), from $393.9 million for the quarter ended September 30, 2003. Income from operations was $11.1 million, or 1.4% of revenues for the quarter ended September 30, 2004, compared to $66.6 million, or 16.9% of revenues for the quarter ended September 30, 2003. Income from operations for the third quarter of 2004 included a non-recurring, non-cash charge of $201.0 million related to the settlement of disputes with Yahoo. Income from operations for the third quarter of 2004 also included a $68.0 million non-cash, stock-based compensation charge compared to a $73.8 million non-cash, stock-based compensation charge in the third quarter of 2003. Net income in the quarter ended September 30, 2004 was $52.0 million, or 6.5% of revenues, compared to $20.4 million, or 5.2% of revenues, in the quarter ended September 30, 2003. In addition to the $119.0 million settlement charge, after the related tax benefit in the third quarter of 2004, we realized a $46.0 million reduction to our provision for income taxes related to certain stock-based compensation charges recognized prior to our initial public offering. Earnings per share in the quarter ended September 30, 2004 was $0.19 on a diluted basis, an increase of 138%, from earnings per share of $0.08 on a diluted basis in the quarter ended September 30, 2003.

Summary Consolidated Financial Data

The following table summarizes financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this offering circular.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except per share data)
						(unaudited)
Consolidated Statements of Operations Data:
Revenues	$220	$19,108	$86,426	$439,508	$1,465,934	$559,817	$1,351,835
Costs and expenses:
Cost of revenues	908	6,081	14,228	131,510	625,854	204,596	641,775
Research and development	2,930	10,516	16,500	31,748	91,228	29,997	80,781
Sales and marketing	1,677	10,385	20,076	43,849	120,328	42,589	104,681
General and administrative	1,221	4,357	12,275	24,300	56,699	22,562	47,083
Stock-based compensation	—	2,506	12,383	21,635	229,361	70,583	151,234

Total costs and expenses	6,736	33,845	75,462	253,042	1,123,470	370,327	1,025,554

Income (loss) from operations	(6,516)	(14,737)	10,964	186,466	342,464	189,490	326,281
Interest income (expense) and other, net	440	47	(896)	(1,551)	4,190	719	(1,198)

Income (loss) before income taxes	(6,076)	(14,690)	10,068	184,915	346,654	190,209	325,083
Provision for income taxes	—	—	3,083	85,259	241,006	132,241	182,047

Net income (loss)	$(6,076)	$(14,690)	$6,985	$99,656	$105,648	$57,968	$143,036

Net income (loss) per share:
Basic	$(0.14)	$(0.22)	$0.07	$0.86	$0.77	$0.44	$0.93
Diluted	$(0.14)	$(0.22)	$0.04	$0.45	$0.41	$0.23	$0.54
Number of shares used in per share calculations:
Basic	42,445	67,032	94,523	115,242	137,697	131,525	153,263
Diluted	42,445	67,032	186,776	220,633	256,638	253,024	265,223

The following table presents a summary of our balance sheet data at June 30, 2004:

•	On an actual basis.

•	On a pro forma as adjusted basis to give effect to the conversion of all outstanding shares of our preferred stock into shares of Class B common stock prior to the closing of our initial public offering and to further give effect to the sale by us of shares of our Class A common stock at our initial public offering price of $85.00 per share, and the receipt of the net proceeds from our initial public offering, after deducting underwriting discounts and commissions and estimated offering expenses.

	At June 30, 2004
	Actual	Pro Forma as Adjusted
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$548,687	$1,712,255
Total assets	1,328,022	2,491,590
Total long-term liabilities	58,766	58,766
Deferred stock-based compensation	(352,815)	(352,815)
Total stockholders’ equity	1,016,999	2,180,567

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this offering circular, before making a decision to accept or reject our rescission offer. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected.

Risks Related to the Rescission Offer

We may continue to have potential liability even after this rescission offer is made.

Certain options we granted during the period from September 2001 through July 2004 may not have been exempt from the registration or qualification requirements under the securities laws of certain states. In addition, certain shares issued upon exercise of options granted during this period may not have been exempt from the registration and qualification requirements under Rule 701 under the Securities Act of 1933 and under those state securities laws that provide an exemption to the extent the requirements under Rule 701 are met. In order to address these issues, we are making the rescission offer to all holders of any outstanding options and shares subject to rescission. However, the Securities Act of 1933 does not provide that a rescission offer will extinguish a holder’s right to rescind the grant of an option or the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act of 1933. Consequently, should any recipients of our rescission offer reject the offer, expressly or impliedly, we may remain liable under the Securities Act of 1933 for the purchase price of the options and shares that are subject to the rescission offer.

Your federal right of rescission may not survive if you affirmatively reject or fail to accept the rescission offer.

If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. The staff of the Securities and Exchange Commission is of the opinion that a person’s right of rescission created under the Securities Act of 1933 may survive the rescission offer.

We cannot predict whether the amounts you would receive in the rescission offer would be greater than the fair market value of our securities.

The amount you would receive in the rescission offer is fixed and is not tied to the fair market value of our common stock at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

If you do not accept the rescission offer, your shares and the shares you receive from the exercise of your options, although freely tradeable, may still remain subject to limitation on resales.

If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer, your shares will be registered under the Securities Act of 1933 and will be fully tradeable, subject to any applicable limitations set forth in Rule 144 or Rule 145 under the Securities Act of 1933; provided, however, that you will also remain subject to any applicable terms and conditions of any agreement under which your shares were issued or otherwise relating to your shares. In addition, you will remain subject to any market standoff agreements, lockup arrangements and any other transfer restrictions entered into with respect to your shares. You may only resell shares acquired upon exercise of vested options; shares underlying unvested options may not be resold.

Risks Related to Our Stock Price

The market price for our Class A common stock may be volatile.

We have only recently completed our initial public offering and we cannot predict the extent to which a trading market for our Class A common stock will develop or how liquid that market might become. The price at which we sold shares in our initial public offering may not be indicative of prices that will prevail in the trading market. The trading price of our Class A common stock is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Disruption to our operations or those of our Google Network members or our data centers.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Recommendations by securities analysts or changes in earnings estimates.

•	General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following our initial public offering. These broad market and industry factors may seriously harm the market price of our Class A common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of shares by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. At September 30, 2004, we had outstanding 273,227,529 shares of common stock. We have entered into contractual lock-up agreements with our officers, directors and certain employees and other securityholders, representing the holders of substantially all of our outstanding capital stock. Sales of our Class A common stock in the public market after the restrictions set forth in these agreements lapse, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions. We may, in our sole discretion, permit our officers, directors, employees and current stockholders who are subject to contractual lock-up agreements with us to sell shares prior to the expiration of their lock-up agreements. None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements with the underwriters in connection with our initial public offering. In addition, our employees can only sell vested shares.

We have filed or plan to file a registration statement on Form S-8 and a registration statement on Form S-1 relating to our rescission offer. As a result of these registration statements, the selling restriction agreements between us and our stockholders that are described in “Shares Eligible For Future Sale” and the provisions of Rules 144, 144(k) and 701, we expect that the restricted securities will first become available for sale in the public market as follows:

Days After Our Initial Public Offering	Additional Shares Eligible for Public Sale
At 15 days after our initial public offering and various times thereafter	4,667,483

At 90 days after our initial public offering and various times thereafter	39,071,376

At 120 days after our initial public offering and various times thereafter	24,874,091

At 150 days after our initial public offering and various times thereafter	24,874,091

At 180 days after our initial public offering and various times thereafter	176,794,161

147,224,908 of these shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933 and various vesting agreements. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. The selling restriction agreements between us and our stockholders will allow significantly more shares to become freely tradeable after our initial public offering than is typical of initial public offerings.

In addition, we have agreed with our underwriters not to sell any shares of our common stock for a period of 180 days after August 18, 2004. However, this agreement is subject to a number of exceptions, including an exception that allows us to issue an unlimited number of shares in connection with mergers and acquisition transactions, joint ventures or other strategic transactions. Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC, on behalf of the underwriters of our initial public offering, may release us from this lock-up arrangement without notice at any time. After the expiration of the 180-day period, there is no contractual restriction on our ability to issue additional shares. Any sales of common stock by us, or the perception that such sales could occur, could cause our stock price to decline.

Risks Related to Our Business and Industry

We face significant competition from Microsoft and Yahoo.

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people with information on the web and provide them with relevant advertising. Currently, we consider our primary competitors to be Microsoft and Yahoo. Microsoft has announced plans to develop a new web search technology that may make web search a more integrated part of the Windows operating system. We expect that Microsoft will increasingly use its financial and engineering resources to compete with us. Yahoo has become an increasingly significant competitor, having acquired Overture Services, which offers Internet advertising solutions that compete with our AdWords and AdSense programs, as well as the Inktomi, AltaVista and AllTheWeb search engines. Since June 2000, Yahoo has used, to varying degrees, our web search technology on its web site to provide web search services to its users. We have notified Yahoo of our election to terminate our agreement effective July 2004. This agreement with Yahoo accounted for less than 3% of our revenues for the year ended December 31, 2003 and less than 2% of our revenues for the six months ended June 30, 2004.

Both Microsoft and Yahoo have more employees than we do (in Microsoft’s case, currently more than 20 times as many). Microsoft also has significantly more cash resources than we do. Both of these companies also have longer operating histories and more established relationships with customers. They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and web sites. Microsoft and Yahoo also may have a greater ability to attract and retain users than we do because they operate Internet portals with a broad range of products and services. If Microsoft or Yahoo are successful in providing similar or better web search results compared to ours or leverage their platforms to make their web search services easier to access than ours, we could experience a significant decline in user traffic. Any such decline in traffic could negatively affect our revenues.

We face competition from other Internet companies, including web search providers, Internet advertising companies and destination web sites that may also bundle their services with Internet access.

In addition to Microsoft and Yahoo, we face competition from other web search providers, including companies that are not yet known to us. We compete with Internet advertising companies, particularly in the areas of pay-for-performance and keyword-targeted Internet advertising. Also, we may compete with companies that sell products and services online because these companies, like us, are trying to attract users to their web sites to search for information about products and services.

We also compete with destination web sites that seek to increase their search-related traffic. These destination web sites may include those operated by Internet access providers, such as cable and DSL service providers. Because our users need to access our services through Internet access providers, they have direct relationships with these providers. If an access provider or a computer or computing device manufacturer offers online services that compete with ours, the user may find it more convenient to use the services of the access provider or manufacturer. In addition, the access provider or manufacturer may make it hard to access our services by not listing them in the access provider’s or manufacturer’s own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than we are in tailoring services and advertisements to the specific tastes of the user.

There has been a trend toward industry consolidation among our competitors, and so smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, our revenues may decline.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

We expect our growth rates to decline and anticipate downward pressure on our operating margin in the future.

We expect that in the future our revenue growth rate will decline and anticipate that there will be downward pressure on our operating margin. We believe our revenue growth rate will decline as a result of increasing competition and the inevitable decline in growth rates as our revenues increase to higher levels. We believe our operating margin will decline as a result of increasing competition and increased expenditures for all aspects of our business as a percentage of our revenues, including product development and sales and marketing expenses. Our operating margin may decline to the extent the proportion of our revenues generated from our Google Network members increases. The margin on revenue we generate from our Google Network members is generally significantly less than the margin on revenue we generate from advertising on our web sites. Additionally, the margin we earn on revenue generated from our Google Network could decrease in the future if our Google Network members require a greater portion of the advertising fees.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this “Risk Factors” section, and the following factors, may affect our operating results:

•	Our ability to continue to attract users to our web sites.

•	Our ability to attract advertisers to our AdWords program.

•	Our ability to attract web sites to our AdSense program.

•	The mix in our revenues between those generated on our web sites and those generated through our Google Network.

•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure.

•	Our focus on long term goals over short term results.

•	The results of our investments in risky projects.

•	General economic conditions and those economic conditions specific to the Internet and Internet advertising.

•	Our ability to keep our web sites operational at a reasonable cost and without service interruptions.

•	Our ability to forecast revenue from agreements under which we guarantee minimum payments.

•	Geopolitical events such as war, threat of war or terrorist actions.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. For example, in 1999, advertisers spent heavily on Internet advertising. This was followed by a lengthy downturn in ad spending on the web. Also, user traffic tends to be seasonal. Our rapid growth has masked the cyclicality and seasonality of our business. As our growth slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users, advertisers and Google Network members. Our operating results would also suffer if our innovations are not responsive to the needs of our users, advertisers and Google Network members, are not appropriately timed with market opportunity or are not effectively brought to market. As search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our search services. This may force us to compete on bases in addition to quality of search results and to expend significant resources in order to remain competitive.

We generate our revenue almost entirely from advertising, and the reduction in spending by or loss of advertisers could seriously harm our business.

We generated approximately 97% of our revenues in 2003 and 98% of our revenues in the six months ended June 30, 2004 from our advertisers. Our advertisers can generally terminate their contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our revenues and business.

We rely on our Google Network members for a significant portion of our revenues, and otherwise benefit from our association with them. The loss of these members could prevent us from receiving the benefits we receive from our association with these Google Network members, which could adversely affect our business.

We provide advertising, web search and other services to members of our Google Network. The revenues generated from the fees advertisers pay us when users click on ads that we have delivered to our Google Network members’ web sites represented approximately 43% of our revenues in 2003, and approximately 50% of our revenues for the six months ended June 30, 2004. We consider this network to be critical to the future growth of our revenues. However, some of the participants in this network may compete with us in one or more areas. Therefore, they may decide in the future to terminate their agreements with us. If our Google Network members decide to use a competitor’s or their own web search or advertising services, our revenues would decline.

Our agreements with a few of the largest Google Network members account for a significant portion of revenues derived from our AdSense program. In addition, advertising and other fees generated from one Google Network member, America Online, Inc., primarily through our AdSense program accounted for approximately 15%, 16% and 13% of our revenues in 2002, 2003 and in the six months ended June 30, 2004. Also, certain of our key network members operate high-profile web sites, and we derive tangible and intangible benefits from this affiliation. If one or more of these key relationships is terminated or not renewed, and is not replaced with a comparable relationship, our business would be adversely affected.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We have experienced, and continue to experience, rapid growth in our headcount and operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements include:

•	Enhancing our information and communication systems to ensure that our offices around the world are well coordinated and that we can effectively communicate with our growing base of users, advertisers and Google Network members.

•	Enhancing systems of internal controls to ensure timely and accurate reporting of all of our operations.

•	Documenting all of our information technology systems and our business processes for our ad systems and our billing systems.

•	Improving our information technology infrastructure to maintain the effectiveness of our search systems.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, during our 2002 audit, our external auditors brought to our attention a need to increase restrictions on employee access to our advertising system and automate more of our financial processes. The auditors identified these issues together as a “reportable condition,” which means that these were matters that in the auditors’ judgment could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In 2003, we devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed the concerns that gave rise to the “reportable condition” in 2002, we are continuing to work to improve our internal controls, including in the areas of access and security. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We intend to migrate critical financial functions to a third-party provider. If this potential transition is not successful, our business and operations could be disrupted and our operating results would be harmed.

We have entered into an arrangement to transfer our worldwide billing, collection and credit evaluation functions to a third-party service provider, Bertelsmann AG, and are currently in the process of implementing this arrangement; however, we cannot be sure that the arrangement will be completed and implemented. The third-party provider will also track, on an automated basis, a majority of our growing number of AdSense revenue share agreements. These functions are critical to our operations and involve sensitive interactions between us and our advertisers and members of our Google Network. If we do not successfully implement this project, our business, reputation and operating results could be harmed. We have no experience managing and implementing this type of large-scale, cross-functional, international infrastructure project. We also may not be able to integrate our systems and processes with those of the third-party service provider on a timely basis, or at all. Even if this integration is completed on time, the service provider may not perform to agreed upon service levels. Failure of the service provider to perform satisfactorily could result in customer dissatisfaction, disrupt our operations and adversely affect operating results. We will have significantly less control over the systems and processes than if we maintained and operated them ourselves, which increases our risk. If we need to find an alternative source for performing these functions, we may have to expend significant resources in doing so, and we cannot guarantee this would be accomplished in a timely manner or without significant additional disruption to our business.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our base of users, advertisers and Google Network members will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Google” brand is critical to expanding our base of users, advertisers and Google Network members. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “Google” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully. To date, we have engaged in relatively little direct brand promotion activities. This enhances the risk that we may not successfully implement brand enhancement efforts in the future.

People have in the past expressed, and may in the future express, objections to aspects of our products. For example, people have raised privacy concerns relating to the ability of our recently announced Gmail email service to match relevant ads to the content of email messages. Some people have also reacted negatively to the fact that our search technology can be used to help people find hateful or derogatory information on the web. Aspects of our future products may raise similar public concerns. Publicity regarding such concerns could harm our brand. In addition, members of the Google Network and other third parties may take actions that could impair the value of our brand. We are aware that third parties, from time to time, use “Google” and similar variations in their domain names without our approval, and our brand may be harmed if users and advertisers associate these domains with us.

Proprietary document formats may limit the effectiveness of our search technology by preventing our technology from accessing the content of documents in such formats which could limit the effectiveness of our products and services.

An increasing amount of information on the Internet is provided in proprietary document formats such as Microsoft Word. The providers of the software application used to create these documents could engineer the document format to prevent or interfere with our ability to access the document contents with our search technology. This would mean that the document contents would not be included in our search results even if the contents were directly relevant to a search. These types of activities could assist our competitors or diminish the value of our search results. The software providers may also seek to require us to pay them royalties in exchange for giving us the ability to search documents in their format. If the software provider also competes with us in the search business, they may give their search technology a preferential ability to search documents in their proprietary format. Any of these results could harm our brand and our operating results.

New technologies could block our ads, which would harm our business.

Technologies may be developed that can block the display of our ads. Most of our revenues are derived from fees paid to us by advertisers in connection with the display of ads on web pages. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success. In addition, our initial public offering has created disparities in wealth among Google employees, which may adversely impact relations among employees and our corporate culture in general.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the Internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We seek to obtain patent protection for our innovations. It is possible, however, that some of these innovations may not be protectable. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We also face risks associated with our trademarks. For example, there is a risk that the word “Google” could become so commonly used that it becomes synonymous with the word “search.” If this happens, we could lose protection for this trademark, which could result in other people using the word “Google” to refer to their own products, thus diminishing our brand.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. In addition, many of our agreements with members of our Google Network require us to indemnify these members for certain third-party intellectual property infringement claims, which would increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling in any such claims. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

From time to time, we receive notice letters from patent holders alleging that certain of our products and services infringe their patent rights. Some of these have resulted in litigation against us. For example, Overture Services (now owned by Yahoo) sued us, claiming that the Google AdWords program infringes certain claims of an Overture Services patent. It also claimed that the patent relates to Overture Services’ own bid-for-ad placement business model and its pay-for-performance technologies. We recently settled this dispute. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Settlement of Disputes with Yahoo” and Note 14 of Notes to Consolidated Financial Statements included in this offering circular for a discussion of a settlement agreement we entered into with Yahoo.

Companies have also filed trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits have differed from jurisdiction to jurisdiction. A court in France has held us liable for allowing advertisers to select certain trademarked terms as keywords. We have appealed this decision. We were also subject to two lawsuits in Germany on similar matters where the courts held that we are not liable for the actions of our advertisers prior to notification of trademark rights. We are litigating similar issues in other cases in the U.S., France, Germany and Italy.

In order to provide users with more useful ads, we have recently revised our trademark policy in the U.S. and Canada. Under our new policy, we no longer disable ads due to selection by our advertisers of trademarks as keyword triggers for the ads. As a result of this change in policy, we may be subject to more trademark infringement lawsuits. Defending these lawsuits could take time and resources. Adverse results in these lawsuits may result in, or even compel, a change in this practice which could result in a loss of revenue for us, which could harm our business.

We have also been notified by third parties that they believe features of certain of our products, including Google WebSearch, Google News and Google Image Search, violate their copyrights. Generally speaking, any time that we have a product or service that links to or hosts material in which others allege to own copyrights, we face the risk of being sued for copyright infringement or related claims. Because these products and services comprise the majority of our products and services, the risk of potential harm from such lawsuits is substantial.

Expansion into international markets is important to our long-term success, and our inexperience in the operation of our business outside the U.S. increases the risk that our international expansion efforts will not be successful.

We opened our first office outside the U.S. in 2001 and have only limited experience with operations outside the U.S. Expansion into international markets requires management attention and resources. In addition, we face the following additional risks associated with our expansion outside the U.S.:

•	Challenges caused by distance, language and cultural differences.

•	Longer payment cycles in some countries.

•	Credit risk and higher levels of payment fraud.

•	Legal and regulatory restrictions.

•	Currency exchange rate fluctuations.

•	Foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.

•	Political and economic instability and export restrictions.

•	Potentially adverse tax consequences.

•	Higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business and operating results.

We compete internationally with local information providers and with U.S. competitors who are currently more successful than we are in various markets, and if we fail to compete effectively in international markets, our business will be harmed.

We face different market characteristics and competition outside the U.S. In certain markets, other web search, advertising services and Internet companies have greater brand recognition, more users and more search traffic than we have. Even in countries where we have a significant user following, we may not be as successful in generating advertising revenue due to slower market development, our inability to provide attractive local advertising services or other factors. In order to compete, we need to improve our brand recognition and our selling efforts internationally and build stronger relationships with advertisers. We also need to better understand our international users and their preferences. If we fail to do so, our global expansion efforts may be more costly and less profitable than we expect.

Our business may be adversely affected by malicious third-party applications that interfere with our receipt of information from, and provision of information to, our users, which may impair our users’ experience with our products and services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the Google experience. These applications have in the past attempted, and may in the future attempt, to change our users’ Internet experience, including hijacking queries to Google.com, altering or replacing Google search results, or otherwise interfering with our ability to connect with our users. The interference often occurs without disclosure to or consent from users, resulting in a negative experience that users may associate with Google. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to reach users and provide them with a superior experience is critical to our success. If our efforts to combat these malicious applications are unsuccessful, our reputation may be harmed, and our communications with certain users could be impaired. This could result in a decline in user traffic and associated ad revenues, which would damage our business.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers, thereby causing our business to suffer.

We are exposed to the risk of fraudulent clicks on our ads by persons seeking to increase the advertising fees paid to our Google Network members. We have regularly refunded revenue that our advertisers have paid to us and that was later attributed to click-through fraud, and we expect to do so in the future. Click-through fraud occurs when a person clicks on a Google AdWords ad displayed on a web site in order to generate the revenue share payment to the Google Network member rather than to view the underlying content. If we are unable to stop this fraudulent activity, these refunds may increase. If we find new evidence of past fraudulent clicks we may have to issue refunds retroactively of amounts previously paid to our Google Network members. This would negatively affect our profitability, and these types of fraudulent activities could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to potential revenue for the advertisers. This could lead the advertisers to become dissatisfied with our advertising programs, which could lead to loss of advertisers and revenue.

Index spammers could harm the integrity of our web search results, which could damage our reputation and cause our users to be dissatisfied with our products and services.

There is an ongoing and increasing effort by “index spammers” to develop ways to manipulate our web search results. For example, because our web search technology ranks a web page’s relevance based in part on the importance of the web sites that link to it, people have attempted to link a group of web sites together to manipulate web search results. We take this problem very seriously because providing relevant information to users is critical to our success. If our efforts to combat these and other types of index spamming are unsuccessful, our reputation for delivering relevant information could be diminished. This could result in a decline in user traffic, which would damage our business.

Privacy concerns relating to elements of our technology could damage our reputation and deter current and potential users from using our products and services.

From time to time, concerns may be expressed about whether our products and services compromise the privacy of users and others. Concerns about our collection, use or sharing of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. Recently, several groups have raised privacy concerns in connection with our Gmail free email service which we announced in April 2004 and these concerns have attracted a significant amount of public commentary and attention. The concerns relate principally to the fact that Gmail uses computers to match advertisements to the content of a user’s email message when email messages are viewed using the Gmail service. Privacy concerns have also arisen with our products that provide improved access to personal information that is already publicly available, but that we have made more readily accessible by the public.

Our business is subject to a variety of U.S. and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information searched or displayed by our products and services, and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services for activities of their users are currently unsettled both within the U.S. and abroad. Claims have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by our users. From time to time we have received notices from individuals who do not want their names or web sites to appear in our web search results when certain keywords are searched. It is also possible that we could be held liable for misinformation provided over the web when that information appears in our web search results. If one of these complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

The application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

Several other federal laws could have an impact on our business. Compliance with these laws and regulations is complex and may impose significant additional costs on us. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Any failure on our part to comply with these regulations may subject us to additional liabilities.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business.

We also face risks from legislation that could be passed in the future. For example, there is a risk that state legislatures will attempt to regulate the automated scanning of email messages in ways that interfere with our Gmail free advertising-supported web mail service that we recently announced as a test service. Any such legislation could make it more difficult for us to operate or could prohibit the aspects of our Gmail service that uses computers to match advertisements to the content of a user’s email message when email messages are viewed using the service. This could prevent us from implementing the Gmail service in any affected states and impair our ability to compete in the email services market.

If we were to lose the services of Eric, Larry, Sergey or our senior management team, we may not be able to execute our business strategy.

Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our CEO Eric Schmidt and our founders Larry Page and Sergey Brin are critical to the overall management of Google as well as the development of our technology, our culture and our strategic direction. All of our executive officers and key employees are at-will employees, and we do not maintain any key-person life insurance policies. The loss of any of our management or key personnel could seriously harm our business.

The initial option grants to many of our senior management and key employees are fully vested. Therefore, these employees may not have sufficient financial incentive to stay with us, we may have to incur costs to replace key employees that leave, and our ability to execute our business model could be impaired if we cannot replace departing employees in a timely manner.

Many of our senior management personnel and other key employees have become, or will soon become, substantially vested in their initial stock option grants. While we often grant additional stock options to management personnel and other key employees after their hire dates to provide additional incentives to remain employed by us, their initial grants are usually much larger than follow-on grants. Employees may be more likely to leave us after their initial option grant fully vests, especially if the shares underlying the options have significantly appreciated in value relative to the option exercise price. We have not given any additional grants to Eric, Larry or Sergey. Larry and Sergey are fully vested, and only a small portion of Eric’s stock is subject to future vesting. If any members of our senior management team leave the company, our ability to successfully operate our business could be impaired. We also may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense, and we are aware that certain of our competitors have directly targeted our employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We have in the past maintained a rigorous, highly selective and time-consuming hiring process. We believe that our approach to hiring has significantly contributed to our success to date. As we grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. In addition, as we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain and motivate employees provided by our option grants or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

Our CEO and our two founders run the business and affairs of the company collectively, which may harm their ability to manage effectively.

Eric, our CEO, and Larry and Sergey, our founders and presidents, currently provide leadership to the company as a team. Our bylaws provide that our CEO and our presidents will together have general supervision, direction and control of the company, subject to the control of our board of directors. As a result, Eric, Larry and Sergey tend to operate the company collectively and to consult extensively with each other before significant decisions are made. This may slow the decision-making process, and a disagreement among these individuals could prevent key strategic decisions from being made in a timely manner. In the event our CEO and our two founders are unable to continue to work well together in providing cohesive leadership, our business could be harmed.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects, may increase the risk that we will not continue to be successful and increases the risk of your investment.

We first derived revenue from our online search business in 1999 and from our advertising services in 2000, and we have only a short operating history with our cost-per-click advertising model, which we launched in 2002. As a result, we have very little operating history for you to evaluate in assessing our future prospects. Also, we derive nearly all of our revenues from online advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of users, advertisers and Google Network members, and cause us to incur expenses to make architectural changes.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. In 2004, we expect to spend substantial amounts to purchase or lease data centers and equipment and to upgrade our technology and network infrastructure to handle increased traffic on our web sites and to roll out new products and services. This expansion is going to be expensive and complex and could result in inefficiencies or operational failures. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during the implementation, the quality of our products and services and our users’ experience could decline. This could damage our reputation and lead us to lose current and potential users, advertisers and Google Network members. The costs associated with these adjustments to our architecture could harm our operating results. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

We rely on bandwidth providers, data centers or other third parties for key aspects of the process of providing products and services to our users, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases from third parties to facilitate aspects of our data center and connectivity operations including, among others, Internet traffic management services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business and could expose us to liabilities to third parties.

Our systems are also heavily reliant on the availability of electricity, which also comes from third-party providers. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage and their fuel supply could also be inadequate during a major power outage. This could result in a disruption of our business.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our provision of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our data centers are located in areas with a high risk of major earthquakes. Our data centers are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

We have experienced system failures in the past and may in the future. For example, in November 2003 we failed to provide web search results for approximately 20% of our traffic for a period of about 30 minutes. Any unscheduled interruption in our service puts a burden on our entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent system failures on our web sites, our reputation and brand could be permanently harmed. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

More individuals are using non-PC devices to access the Internet, and versions of our web search technology developed for these devices may not be widely adopted by users of these devices.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants, and television set-top devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device users to our web search services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we will fail to capture a significant share of an increasingly important portion of the market for online services.

If we account for employee stock options using the fair value method, it could significantly reduce our net income.

There has been ongoing public debate whether stock options granted to employees should be treated as a compensation expense and, if so, how to properly value such charges. On March 31, 2004, the Financial Accounting Standard Board (FASB) issued an Exposure Draft, Share-Based Payment: an amendment of FASB Statements No. 123 and 95, which would require a company to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees beginning in 2005 and subsequent reporting periods. Currently, we record deferred stock-based compensation to the extent that the reassessed value for accounting purposes of the stock on the date of grant exceeds the exercise price of the option. We recognize compensation expense as we amortize the deferred stock-based compensation amounts on an accelerated basis over the related vesting periods. If we had used the fair value method of accounting for stock options granted to employees prior to July 1, 2004 using a Black Scholes option valuation formula, our net income would have been $2.4 million less than reported in the year ended December 31, 2003 and $2.8 million less than reported in the six months ended June 30, 2004. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have on-going accounting charges significantly greater than those we would have recorded under our current method of accounting for stock options. See Note 1 of Notes to Consolidated Financial Statements included in this offering circular for a more detailed presentation of accounting for stock-based compensation plans.

Payments to certain of our Google Network members has exceeded the related fees we receive from our advertisers.

We have entered into, and may continue to enter into, minimum fee guarantee agreements with a small number of Google Network members. In these agreements, we promise to make minimum payments to the Google Networks member for a pre-negotiated period of time, typically from three months to a year or more. It is difficult to forecast with certainty the fees that we will earn under our agreements, and sometimes the fees we earn fall short of the minimum guarantee payment amounts. Also, increasing competition for arrangements with web sites that are potential Google Network members could result in our entering into more of these minimum fee guarantee agreements under which guaranteed payments exceed the fees we receive from advertisers whose ads we place on those Google Network member sites. In each period to date, the aggregate fees we have earned under these agreements have exceeded the aggregate amounts we have been obligated to pay to the Google Network members. However, individual agreements have resulted in guaranteed minimum and other payments to a Google Network member in excess of the related fees we receive from advertisers. In 2003, we recognized $22.5 million in cost of revenues related to such payments in excess of revenues for such agreements. In the six months ended June 30, 2004, we recognized $18.2 million in cost of revenues related to such payments in excess of revenues for such agreements. At December 31, 2003 and June 30, 2004, our aggregate outstanding minimum guarantee commitments totaled approximately $477.0 million and $369.4 million. These commitments expire between 2004 and 2007. We may recognize cost of revenues related to payments to certain Google Network members in excess of the related fees we receive from advertisers in the future in connection with certain AdSense agreements, which could adversely affect our profitability.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

As we expand our international operations, more of our customers may pay us in foreign currencies. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

•	We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

•	We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

We rely on insurance to mitigate some risks and, to the extent the cost of insurance increases or we are unable to maintain sufficient insurance to mitigate the risks, our operating results may be diminished.

We contract for insurance to cover potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get or may not be able to acquire any insurance for certain types of business risk. This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of maintaining insurance increases, our operating results will be negatively affected.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We do not have a great deal of experience acquiring companies and the companies we have acquired have been small. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:

•	The need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies.

•	Diversion of management time and focus from operating our business to acquisition integration challenges.

•	Cultural challenges associated with integrating employees from the acquired company into our organization.

•	Retaining employees from the businesses we acquire.

•	The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of many of our acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies and advertising media could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our business depends on increasing use of the Internet by users searching for information, advertisers marketing products and services and web sites seeking to earn revenue to support their web content. If the Internet infrastructure does not grow and is not maintained to support these activities, our business will be harmed.

Our success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our solutions.

Shares issued and options granted under our stock plans exceeded limitations in federal and state securities laws, the result of which is that the holders of these shares and/or options may have rescission rights that could require us to reacquire the shares and/or options for an aggregate repurchase price of up to $27.8 million.

Shares issued and options granted under our 1998 Stock Plan, our 2003 Stock Plan, our 2003 Stock Plan (No. 2) and our 2003 Stock Plan (No. 3) from September 2001 through July 2004 may not have been exempt from registration or qualification under federal securities laws and the securities laws of certain states. Certain of the shares issued during this period may not have been exempt from registration and qualification requirements under Rule 701 under the Securities Act of 1933 and under those state securities laws that provide an exemption to the extent the requirements under Rule 701 are met. We became aware that we were approaching the numeric limitations prescribed by Rule 701 in September 2002 and thereafter determined that we could not continue to count on being able to rely on Rule 701 to provide an exemption from the registration requirements of the Securities Act of 1933. In addition, continued compliance under Rule 701 would have required broad dissemination of detailed financial information regarding our business, which would have been strategically disadvantageous to our company. In evaluating how to issue stock upon exercise of outstanding options in light of these limitations we determined we would utilize “private placement” exemptions provided by Section 4(2) of the Securities Act of 1933 in order to exempt these issuances from federal registration requirements notwithstanding the factual and legal uncertainties inherent in Section 4(2). These uncertainties arise because analyzing whether or not issuances of securities qualify for the exemptions afforded by Section 4(2) involves a number of subjective determinations including whether the number of offerees constitutes a general solicitation, the financial sophistication of offerees and their access to information regarding the issuer, as well as whether the offering was designed to result in a distribution of shares to the general public. We considered various alternatives in determining to rely on the exemption provided by Section 4(2) despite its inherent uncertainties. We considered ceasing granting options and shares to service providers. However, we determined that this would be detrimental to our development, as equity compensation was an essential ingredient to building our company. We also considered becoming a reporting company for the purposes of federal securities laws. We determined that this too would be contrary to the best interests of our stockholders. We therefore concluded that relying on Section 4(2) despite its uncertainties was in the best interest of our security holders. Because of this uncertainty in relying on Section 4(2), the options we granted and the shares issued upon exercise of these options during this period may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we are making a rescission offer to the holders of these shares and options. We will be making this rescission offer to 1,327 persons who are or were residents of Arkansas,

California, Colorado, Connecticut, the District of Columbia, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia and Washington.

If this rescission offer is accepted by all offerees, we could be required to make aggregate payments to the holders of these shares and options of up to $27.8 million, which includes statutory interest. For options, this exposure reflects the costs of offering to rescind the issuance of the outstanding options by paying an amount equal to 20% of the aggregate exercise price for the entire option, plus statutory interest. However, it is possible that an optionholder could argue that this does not represent an adequate remedy for the issuance of the option in violation of applicable securities laws, and if a court were to impose a greater remedy, our exposure as a result of the rescission offer could be higher. For issuances of common stock, this exposure is calculated by reference to the purchase price of the common stock, plus statutory interest. Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. If any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all options and common stock granted or issued since September 2001 plus any statutory interest we may be required to pay. We also understand that the Securities and Exchange Commission has initiated an informal inquiry into this matter and certain state regulators, including California, have requested additional information. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

If our involvement in a September 2004 magazine article about Google were held to be in violation of the Securities Act of 1933, we could be required to repurchase securities sold in our initial public offering. You should rely only on statements made in this offering circular in determining whether to accept or reject the rescission offer.

Information about Google has been published in an article appearing in the September 2004 issue of Playboy Magazine and entitled “Playboy Interview: Google Guys.” The text of the article contains information derived from an interview of Larry and Sergey conducted in April 2004, prior to our initial public offering. The article includes quotations from Larry and Sergey, and has been reprinted by a number of news media outlets. The article presented certain statements about our company in isolation and did not disclose many of the related risks and uncertainties described in this offering circular. As a result, the article should not be considered in isolation and you should decide whether to accept or reject the rescission offer only after reading this entire offering circular carefully.

You should carefully evaluate all the information in this offering circular, including the risks described in this section and throughout the offering circular. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees. You should rely only on the information contained in this offering circular in making your investment decision.

We do not believe that our involvement in the Playboy Magazine article constitutes a violation of Section 5 of the Securities Act of 1933. However, if our involvement were held by a court to be in violation of the Securities Act of 1933, we could be required to repurchase the shares sold to purchasers in our initial public offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We would contest vigorously any claim that a violation of the Securities Act occurred. The SEC has also requested additional information concerning the publication of the article.

Investors should be aware of the following modifications and updates to the article’s content:

•	The article states that our Gmail service, with one gigabyte of storage, has 200 times more storage than our primary competitors. While at the time of its introduction, Gmail had such a substantial storage capacity advantage over competitive offerings, competitors have substantially narrowed the gap.

•	The article indicates that we had about 1,000 employees. Currently, we have approximately 2,699 employees.

•	The article states that more than 65 million people use our search engine each day. We believe that, based on data compiled by an unrelated third party research organization, this number represents monthly, not daily, domestic visitors data.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the NASD. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The concentration of our capital stock ownership with our founders, executive officers and our directors and their affiliates will limit your ability to influence corporate matters.

Our Class B common stock has ten votes per share and our Class A common stock has one vote per share. At September 30, 2004 our founders, executive officers and directors (and their affiliates) together owned approximately 67.6% of our Class B common stock, representing approximately 66.0% of the voting power of our outstanding capital stock. In particular, at September 30, 2004, our two founders and our CEO, Larry, Sergey and Eric, controlled approximately 41.0% of our outstanding Class B common stock, representing approximately 40.1% of the voting power of our outstanding capital stock. Larry, Sergey and Eric therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual class structure, our founders, directors, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock. This concentrated control limits your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure our founders, executives and employees have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

•	Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

•	Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

•	Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•	Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

RESCISSION OFFER

Background

From September 2001 through July 2004, we granted options under our 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3) to residents of the United States to purchase 37,228,898 shares of our common stock with a weighted average per share exercise price of $3.94, of which, 12,573,225 shares remain subject to outstanding options. As of October 2004, we issued 23,945,227 shares of our common stock upon the exercise of certain of these options, of which 23,443,819 shares remain outstanding, subject to our right to repurchase certain of these shares in limited circumstances. Options we granted during this period may not have been exempt from the registration or qualification requirements under the securities laws of some states. In addition, certain shares issued upon exercise of options granted during this period may not have been exempt from the registration or qualification requirements under Rule 701 under the Securities Act of 1933 and under those state securities laws that provide an exemption to the extent the requirements under Rule 701 are met.

We became aware that we were approaching the numeric limitations prescribed by Rule 701 in September 2002 and thereafter determined that we could not continue to count on being able to rely on Rule 701 to provide an exemption from the registration requirements of the Securities Act of 1933. In addition, continued compliance under Rule 701 would have required broad dissemination of detailed financial information regarding our business, which would have been strategically disadvantageous to our company. In evaluating how to issue stock upon exercise of outstanding options in light of these limitations we determined we would utilize “private placement” exemptions provided by Section 4(2) of the Securities Act of 1933 in order to exempt these issuances from federal registration requirements notwithstanding the factual and legal uncertainties inherent in Section 4(2). These uncertainties arise because analyzing whether or not issuances of securities qualify for the exemptions afforded by Section 4(2) involves a number of subjective determinations including whether the number of offerees constitutes a general solicitation, the financial sophistication of offerees and their access to information regarding the issuer, as well as whether the offering was designed to result in a distribution of shares to the general public. We considered various alternatives in determining to rely on the exemption provided by Section 4(2) despite its inherent uncertainties. We considered ceasing granting options and shares to service providers. However, we determined that this would be detrimental to our development, as equity compensation was an essential ingredient to building our company. We also considered becoming a reporting company for the purposes of federal securities laws. We determined that this too would be contrary to the best interests of our stockholders. We therefore concluded that relying on Section 4(2) despite its uncertainties was in the best interest of our security holders.

Because of the uncertainty in relying on Section 4(2), the options we granted and the shares issued upon exercise of these options during this period may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we are making this rescission offer to all holders of any outstanding options and shares who we believe may be entitled to argue for rescission and, pursuant to this rescission offer, we will offer to repurchase these options and shares then outstanding from the holder. We are making this rescission offer to 1,327 persons who are or were residents of Arkansas, California, Colorado, Connecticut, the District of Columbia, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia and Washington. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these options and shares of up to approximately $27.8 million, which includes statutory interest.

We understand that the Securities and Exchange Commission has initiated an informal inquiry into this matter and certain state regulators, including California, have requested additional information.

The following is a description of the stock plans that are subject to the rescission offer and the options and shares granted under these plans:

•	1998 Stock Plan. The rescission offer is being made to (i) 130 holders of options to purchase 2,941,249 shares of Class B common stock and (ii) 423 holders of 13,716,454 shares of Class B common stock issued upon exercise of options granted under our 1998 Stock Plan between September 2001 and May 2003. We did not register these options and shares under the Securities Act of 1933 or the California Corporate Securities Law of 1968, or any other state securities laws. In addition, because of the frequency and amount of sales made under the stock plans subject to the rescission offer during this period, we believe that a valid exemption under the Securities Act of 1933 may not have been available for these option grants and stock issuances. In addition, we did not take the steps required to ensure the availability of applicable exemptions from qualification under certain state securities laws with respect to these options and shares. Consequently, these options and shares may have been issued in violation of the Securities Act of 1933 as well as the securities laws of certain states and are subject to the rescission offer.

•	2003 Stock Plan. The rescission offer is being made to (i) 152 holders of options to purchase 2,285,594 shares of Class A common stock and (ii) 413 holders of 8,047,916 shares of Class A common stock issued upon exercise of options granted under our 2003 Stock Plan between February 2003 and May 2003. We did not register these options and shares under the Securities Act of 1933 or the California Corporate Securities Law of 1968, or any other state securities laws. In addition, because of the frequency and amount of sales made under the stock plans subject to the rescission offer during this period, we believe that a valid exemption under the Securities Act of 1933 may not have been available for these option grants and stock issuances. In addition, we did not take the steps required to ensure the availability of applicable exemptions from qualification under certain state securities laws with respect to these options and shares. Consequently, these options and shares may have been issued in violation of the Securities Act of 1933 as well as the securities laws of certain states and are subject to the rescission offer.

•	2003 Stock Plan (No. 2). The rescission offer is being made to 171 holders of 350,265 shares of Class B common stock issued upon exercise of options granted under our 2003 Stock Plan (No. 2) between July 2003 and July 2004. These shares were duly qualified for sale and issuance pursuant to a permit under Section 25113 of the California Corporate Securities Law of 1968 by the California Department of Corporations. However, we did not take steps required to ensure the availability of applicable exemptions from qualification requirements under certain other state securities laws that may also be applicable with respect to these shares. In addition, because of the frequency and amount of sales made under the stock plans subject to the rescission offer during this period, we believe that a valid exemption under the Securities Act of 1933 may not have been available for these stock issuances because the amount of securities sold exceeded the limits set forth in Rule 701. Consequently, the shares may have been issued in violation of the Securities Act of 1933 and are subject to the rescission offer.

•	2003 Stock Plan (No. 3). The rescission offer is being made to 476 holders of 1,329,184 shares of Class A common stock issued upon exercise of options granted under our 2003 Stock Plan (No. 3) between July 2003 and July 2004. These shares were duly qualified for sale and issuance pursuant to a permit under Section 25113 of the California Corporate Securities Law of 1968 by the California Department of Corporations. However, we did not take steps required to ensure the availability of applicable exemptions from qualification requirements under certain other state securities laws that may also be applicable with respect to these shares. In addition, because of the frequency and amount of sales made under the stock plans subject to the rescission offer during this period, we believe that a valid exemption under the Securities Act of 1933 may not have been available for these stock issuances because the amount of securities sold exceeded the limits set forth in Rule 701. Consequently, the shares may have been issued in violation of the Securities Act of 1933 and are subject to the rescission offer.

The rescission offer will cover an aggregate of approximately 23,443,819 shares of common stock issued and outstanding under our 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3), and options outstanding under these plans to purchase 5,226,843 shares of common stock. These options represent all of the options we granted to residents of the United States pursuant to these plans during the period from September 2001 through July 2004 that have not been qualified under state securities laws. In addition, these shares represent all of the shares issued upon exercise of options we granted to residents of the United States pursuant to these plans during this period (other than options and shares returned to these plans, whether by cancellation, repurchase or otherwise), that may not have been qualified or registered under either federal or state securities laws, or both. These options and shares are held by our current and former employees, including one of our executive officers, and our current and former consultants. We are making the rescission offer to the holders of these options and shares. The rescission offer will be kept open for 30 days and will be registered under the Securities Act of 1933 and qualified in each state where such qualification is required under applicable state securities laws.

We have received an exemption from Rule 102 of Regulation M under the Securities Exchange Act of 1934 from the Securities and Exchange Commission to conduct the rescission offer in the manner described in this offering circular.

Rescission Offer and Price

We are offering to rescind certain stock issuances and option grants pursuant to certain of our stock plans. By making this rescission offer, we are not waiving any applicable statutes of limitations.

More specifically, we are offering to rescind the sale of 23,443,819 shares of our common stock, which are held by 1,279 persons, and the grants of options, which remain outstanding and are currently held by 282 persons, to purchase 5,226,843 shares of our common stock. This offer will be made to current and former employees and consultants who received options pursuant to the stock plans that are subject to the rescission offer between September 2001 and July 2004 and who are, or were at the time of issuance or grant, residents of Arkansas, California, Colorado, Connecticut, the District of Columbia, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia and Washington, at prices ranging from $0.30 to $80.00 per share.

If you accept our rescission offer and you hold shares of our common stock, we will repurchase the shares you hold that are subject to the rescission offer at the price per share paid, plus interest at the current statutory rate per year mandated by your state of residence, from the date of exercise through the date that the rescission offer expires. If you accept our rescission offer and hold unexercised options to acquire our common stock, we will repurchase all unexercised options granted to you at 20% of the per share exercise price multiplied by the number of shares subject to such options, plus interest at the current statutory rate per year, from the date of grant through the date that the rescission offer expires.

If you accept our rescission offer, you will be entitled to receive interest at the applicable statutory interest rate per year in accordance with your state of residence. You will not, however, be entitled to any payments for interest or otherwise unless you affirmatively elect to participate in the offer. We intend to use the legal rates of interest for the repurchase of the shares and options based on the state of residence of the stockholder or optionee. These interest rates are as follows:

State	Interest Rate	State	Interest Rate
Arkansas	6%	Nevada	6.25%
California	7%	New Hampshire	10%
Colorado	8%	New Jersey	4%
Connecticut	6%	New York*	7%
District of Columbia	6%	North Carolina	8%
Georgia	6%	Pennsylvania	6%
Illinois	10%	Texas	6%
Maryland	10%	Virginia	6%
Massachusetts	6%	Washington	8%
Michigan	6%

*	New York law does not provide a specific interest rate. For purposes of the rescission offer, we are applying the rate of interest of California (our principal place of business) to calculate the consideration to be received by New York residents who may be entitled to rescission rights.

Acceptance

You may accept the rescission offer by completing and signing the enclosed election form indicating the shares and options to be repurchased and delivering a stock power representing the shares you are surrendering for repurchase, on or before the close of business on November     , 2004, which date and time we refer to in this document as the expiration date. All acceptances of the rescission offer will be deemed to be effective on the expiration date and the right to accept the rescission offer will terminate on the expiration date. Acceptances or rejections may be revoked in a written notice to us, to the attention of Matthew Tolland, Corporate Paralegal, 1600 Amphitheatre Parkway, Mountain View, CA 94043, which is received prior to the expiration date. Within fifteen business days after the expiration date, we will pay for any securities as to which the rescission offer has been validly accepted.

The rescission offer will expire at 5:00 p.m., Pacific Daylight Time, on November     , 2004. If you submit an election form after the expiration time, regardless of whether your form is otherwise complete, your election will not be accepted, and you will be deemed to have rejected our rescission offer.

Neither we nor our officers and directors make any recommendations to you with respect to the rescission offer contained herein. You are urged to read the rescission offer carefully and to make an independent evaluation with respect to its terms.

IF PERSONS DESIRING TO ACCEPT THE RESCISSION OFFER INTEND TO MAKE USE OF THE MAIL TO RETURN THEIR STOCK POWERS, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED.

Rejection or Failure to Affirmatively Accept

If you fail to accept, or if you affirmatively reject the rescission offer by so indicating on the enclosed election form, you will retain ownership of the shares and options in accordance with the terms of our stock plans and you will not receive any cash for those securities in connection with the rescission offer. Your shares and any shares issuable upon the exercise of options will be registered and fully tradeable under the Securities Act of 1933, unless you are an affiliate of Google within the meaning of Rule 144 or Rule 145, as the case may be. Your shares will remain subject to any applicable terms and conditions of the original agreement under which they were issued and any subsequent agreement relating to such shares and options. In addition, you will remain subject to any market standoff agreements, lockup arrangements, vesting restrictions, Google Insider Trading Policy requirements and any other transfer restrictions entered into with respect to your shares. You may only resell shares acquired upon exercise of vested options; shares underlying unvested options may not be resold.

Solicitation

We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.

Effect of Rescission Offer

It is unclear whether the rescission offer will terminate our liability, if any, for failure to register or qualify the issuance of the securities under either federal or state securities laws. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Securities Act of 1933 and applicable state securities laws for the purchase price of these shares and the value of the options up to an aggregate amount of approximately $27.8 million, which includes statutory interest. If you are a stockholder who acquired shares of our common stock by exercising options under the stock plans that are subject to the rescission offer, it is possible that you may continue to have rights under common law or fraud in the state in which the potential securities violation with respect to your shares occurred. In addition, it is possible that an optionholder could argue that the offer to rescind the issuance of outstanding options for an amount equal to 20% of the aggregate exercise price, plus interest, does not represent an adequate remedy for the potential violation of the applicable securities laws in connection with the issuance of the option. If a court were to impose a greater remedy, our liability as a result of the potential securities violations would be higher.

Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.

Below is a discussion of our contingent liability in those states where we may have potential securities laws violations resulting from our issuance of the shares, and our grants of the options relating to the shares, which are covered by the rescission offer. Each state has different laws with respect to rights under common law and fraud and the following discussion of state law does not relate to the antifraud provisions of applicable securities laws or rights under common law or equity.

Arkansas

Under Arkansas law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration requirements of the Arkansas Securities Act. The purchaser may sue to recover the consideration paid for such securities with interest at 6% per year from the date of payment, costs and reasonable attorneys’ fees, less the amount of any income received on the securities, or for damages if the purchaser no longer owns the securities, at any time prior to the three year anniversary of the effective date of the contract of sale.

However, we may terminate the rights of the purchasers to seek additional remedies under the Arkansas Securities Act by making a written rescission offer, before suit, to refund the consideration paid together with interest at 6% per year from the date of payment less the amount of any income received on the securities. If the purchaser owns the securities and fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under Arkansas law. If the purchaser receives such offer at a time when the purchaser does not own the securities, that purchaser will no longer have any right of rescission under Arkansas law unless the purchaser rejects the offer in writing within 30 days of its receipt.

We believe this rescission offer complies in all material respects with the rescission offer requirements of the Arkansas Securities Act.

California

Under California law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the California Corporate Securities Law of 1968. The purchaser may sue to recover the consideration paid for such securities with interest at 7% per year, less the amount of any income received from ownership of the securities, upon the tender of such securities at any time prior to the earlier of the two year anniversary of the noncompliance with the registration or qualification requirements or the one year anniversary of the discovery by the purchaser of the facts constituting such noncompliance.

However, we may terminate the rights of the purchasers to seek additional remedies under the California Corporate Securities Law of 1968 by making a written rescission offer before suit is commenced by the purchaser, approved as to form by the California Commissioner of Corporations where the offer:

•	states the respect in which liability under the registration or qualification requirements may have arisen;

•	offers to repurchase the securities for a cash price payable upon delivery of the securities or offering to pay the purchaser an amount in cash equal in either case to the amount recoverable by the purchaser, or offering to rescind the transaction by putting the parties back in the same position as before the transaction;

•	provides that such offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt of the offer unless rejected earlier during such periods by the purchaser;

•	sets forth the provisions of the rescission offer requirements under the California Corporate Securities Law of 1968; and

•	contains such other information as the California Commissioner of Corporations may require by rule or order.

If the purchaser fails to accept such offer in writing within the specified time period of not less than 30 days after the date of receipt of the offer, that purchaser will no longer have any right of rescission under California law.

We must also file with the California Commissioner of Corporations, in such form as the California Commissioner of Corporations prescribes by rule, an irrevocable consent appointing the Commissioner of Corporations or its successor in office to be our attorney to receive services of any lawful process in any noncriminal suit, action or proceeding against us or our successor, which arises under California law after the consent has been filed with the same force and validity as if served personally on us.

We believe this rescission offer complies in all material respects with the rescission offer requirements of the California Corporate Securities Law of 1968.

District of Columbia

Under District of Columbia law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the District of Columbia Securities Act of 2000. The purchaser may sue to recover at law or in equity the consideration paid for such securities, together with interest at 6% per year from the date of payment, costs and reasonable attorneys’ fees, less any income or distributions received on the securities, or for damages if the purchaser no longer owns the securities, at any time prior to the one year anniversary of the noncompliance with the registration requirements.

However, we may terminate the rights of the purchasers to seek additional remedies under the District of Columbia Securities Act of 2000 by making a written rescission offer, before suit, to refund the consideration paid together with interest at 6% from the date of payment, less the amount of any income received on the securities. If the purchaser owns the securities and fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under District of Columbia law. If the purchaser receives such offer at a time when the purchaser does not own the securities, that purchaser will no longer have any right of rescission under District of Columbia law unless the purchaser rejects the offer in writing within 30 days of its receipt.

We believe this rescission offer complies in all material respects with the rescission offer requirements of the District of Columbia Securities Act of 2000.

Maryland

Under Maryland law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Maryland Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, together with interest at the rate of 10% per year from the date of payment, costs and reasonable attorneys’ fees, less the amount of any income received on the securities, or for damages if the purchaser no longer owns the securities, at any time prior to the one year anniversary of the noncompliance with the registration or qualification requirements.

However, we may terminate the rights of the purchasers to seek additional remedies under the Maryland Securities Act by making a written rescission offer, before suit, to refund the consideration paid together with interest at the rate of 10% per year from the date of payment, less the amount of any income received on the securities. If the purchaser owns the securities and fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under Maryland law. If the purchaser receives such offer at a time when the purchaser does not own the securities, that purchaser will no longer have any right of rescission under Maryland law unless the purchaser rejects the offer in writing within 30 days of its receipt.

We believe that this rescission offer complies in all material respects with the rescission offer requirements of the Maryland Securities Act.

New York

Under New York law, there is no requirement to register or qualify securities, and there is no provision for rescission offers. Accordingly, the rescission offer is being made with respect to individuals who purchased shares of our common stock in New York, pursuant only to federal rights of rescission. The acceptance or non-acceptance of the rescission offer by these individuals will have no effect under New York law.

Funding the Rescission Offer

The rescission offer will be funded from our existing cash balances. If all persons eligible to participate accept our offer to repurchase common stock or options to the full extent, our results of operations, cash balances or financial condition will not be affected materially.

Directors, Officers and Major Stockholders

One of our officers, who holds 52,783 shares of common stock, all of which shares are subject to rescission is eligible to participate in the rescission offer. We have been advised that this officer does not intend to accept the rescission offer. None of our directors are eligible to participate in this offer. If our eligible officer does not participate in the rescission offer but all other eligible persons accept the rescission offer in full, our officers and directors would not materially increase their respective ownership interests in Google.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Rescission Offer

In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, the following are the material U.S. federal income tax consequences of the proposed rescission offer to our stockholders or option holders whose stock or options are rescinded pursuant to the rescission offer. However, this discussion does not address all income tax considerations that may be relevant to you in light of your individual circumstances, including if you are a foreign person, a person who is not an individual or a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended. In addition, we do not address the tax consequences of the rescission offer to persons holding shares that are unvested, subject to hedging, conversion or constructive sale transactions or whose tax year is other than a calendar year. Finally, we do not address any foreign, state or local tax considerations. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RESCISSION OFFER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER.

Redemption of Shares

For United States federal income tax purposes, the rescission offer with respect to shares of our common stock is intended to constitute a taxable redemption of shares for cash, with the redemption price equal to the amount paid for such shares (and including in the redemption price the interest on the original purchase price of such shares). However, the law applicable to the rescission offer is unclear, and we have not received a ruling from the Internal Revenue Service, or IRS, to that effect. Thus, the IRS is not precluded from successfully asserting a contrary position or otherwise recharacterizing the transaction in whole or in part. For example, the IRS may characterize our rescission offer as the return of the original purchase price, which would be nontaxable, plus the payment of interest, which would be taxable as ordinary income.

Assuming that our treatment of the rescission offer as a taxable redemption is correct, the amount and character of gain or loss recognized by a person who accepts the rescission offer will depend upon whether the shares held by such person were acquired pursuant to the exercise of an incentive stock option or the exercise of a nonstatutory stock option.

Redemption of Shares Received Upon Exercise of Options Generally

The following is a brief summary of the effect of United States federal income tax laws upon options, based upon United States federal income tax laws in effect on the date of the rescission offer.

This summary is not intended to be exhaustive and does not discuss the tax consequences of your death or the provisions of any income tax laws of any municipality, state or foreign country in which you may reside. You should consult your own tax advisor regarding the taxation of these options.

Incentive Stock Options.    If shares were issued to you pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by you within two years after the date of grant or within one year after the issuance of such shares to you, including pursuant to the rescission offer, then the redemption rules of Section 302 of the Internal Revenue Code should apply to determine whether you recognize capital gain, capital loss, or dividend income. Under Section 302 of the Internal Revenue Code, a redemption of shares will be treated as a sale or exchange, and the character of any gain or loss will be treated as a capital gain or loss, if:

•	it results in a complete redemption of your interest in shares of Google common stock and options to acquire Google common stock under Section 302(b)(3) of the Internal Revenue Code, which would occur if either (1) all of the shares actually and constructively owned by you are sold pursuant to the rescission offer or (2) all of the shares actually owned by you are sold pursuant to the rescission offer and you are eligible to waive and effectively waive constructive ownership of shares under procedures described in Section 302(c) of the Internal Revenue Code; or

•	it is substantially disproportionate with respect to you under Section 302(b)(2) of the Internal Revenue Code, which would occur if (1) the percentage of our voting stock owned by you immediately after the repurchase, taking into account all shares purchased by us pursuant to the rescission offer, equals less than 80% of the percentage of our voting stock owned by you immediately before the repurchase and (2) after the repurchase, you own less than 50% of the total combined voting power of all classes of our stock entitled to vote; or

•	it is not essentially equivalent to a dividend with respect to you under Section 302(b)(1) of the Internal Revenue Code, which would occur if, in light of your individual circumstances, including your relative interest in Google, your sale of shares pursuant to the rescission offer results in a meaningful reduction of your interest in Google, after giving effect to, and thus treating as not outstanding, shares sold by all persons pursuant to the rescission offer. This test may be satisfied irrespective of your failure to satisfy the complete redemption and substantially disproportionate tests.

In determining whether any of the redemption tests are satisfied, you must take into account not only shares that are actually owned but also shares that are constructively owned within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, you may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and shares that you have the right to acquire by the exercise of an option, warrant, or a conversion right. Contemporaneous or related transactions in stock or stock rights of Google also may affect the redemption tests.

The redemption tests are applied on a stockholder-by-stockholder basis. If a repurchase does not satisfy any of the redemption tests, we will treat the payment of the proceeds from the sale as a dividend distribution. Because the redemption tests are applied independently to you, it is possible that some persons accepting the rescission offer will be subject to dividend treatment and others will receive capital gain treatment. Because the application of the redemption tests is applied on a stockholder-by-stockholder basis, we urge you to consult your own advisors in connection with the possible United States federal income tax treatment that may apply to your particular case.

If the acceptance of the rescission offer fails to qualify as a redemption, then the gross proceeds of such transaction will be characterized as a dividend distribution taxable at ordinary income tax rates to the extent of our current and accumulated earnings and profits, on a pro rata basis with other persons whose sales fail to so qualify. Any excess will be treated as a return of capital and then as a gain from a sale or exchange.

A person who receives proceeds that are taxed as a dividend generally should be able to transfer the unrecovered tax basis in the shares sold to any retained (and possibly constructively owned) stock interest in Google.

Any gain (other than dividend income) or loss recognized in a sale generally should be capital gain or loss if you hold your shares as capital assets.

If you dispose of shares acquired upon the exercise of an incentive stock option in a disqualifying disposition (that is, before the expiration of two years from the date of grant or one year from the date of exercise) including pursuant to the rescission offer, generally:

•	You will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise or, if less, the amount realized on the disposition of the shares, over the option exercise price paid for such shares; and

•	We will be entitled to a tax deduction in the same amount.

Any further gain or loss realized by you will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by us.

If an option designated as an incentive stock option first becomes exercisable in any calendar year for shares the aggregate fair market value of which exceeds $100,000, such excess shares will be treated for income tax purposes as having been acquired by you pursuant to a nonstatutory stock option. For purposes of this rule:

•	All incentive stock options we have granted to you are aggregated.

•	The fair market value of an option share is its value on the date of grant of the option.

•	Options are taken into account in the order in which they are granted.

Alternative Minimum Tax.    The exercise of an incentive stock option may have subjected you to the alternative minimum tax under Section 55 of the Internal Revenue Code. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if you had acquired them pursuant to a nonstatutory stock option. See “Nonstatutory Stock Options.”

If you pay alternative minimum in excess of your regular tax liability, the amount of such alternative minimum relating to incentive stock options may be carried forward as a credit against any subsequent years’ regular tax in excess of the alternative minimum tax.

Nonstatutory Stock Options.    With respect to nonstatutory stock options, you will generally recognize ordinary income on exercise in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction in the same amount. Upon disposition of the shares including pursuant to the rescission offer, any gain or loss is treated as described above under “Incentive Stock Options” with respect to shares as to which no disqualifying disposition has occurred. If you were an employee at the time of grant and when the option vested, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

Capital Gains.    Capital gains are grouped and netted by holding periods. Net capital gain on assets held for 12 months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than 12 months is taxed currently at a maximum federal rate of 15%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

Redemption of Unexercised Options

If you accept the rescission offer with respect to unexercised options, you will recognize income on the cash that you receive for United States income tax purposes as of the date that it is paid to you. Any applicable withholding taxes or charges on the cash payment will be withheld from your cash payment and paid to the appropriate tax authority, as permitted or required by law. The payment of cash will be treated as ordinary income for United States income tax purposes in the year you receive it, and we will withhold certain income and payroll taxes, including the withholding of income, FICA and Medicare taxes, and other applicable employment taxes. For United States federal income tax purposes, we will withhold at the supplemental rate of 25%. To the extent that you recognize ordinary income, we would be generally entitled to a corresponding federal income tax deduction.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY, AND IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION IN WHICH THE SHARES WERE ACQUIRED.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this offering circular, you should carefully consider the risk factors disclosed in this offering circular, including those beginning on page 28, in evaluating whether to accept or reject the rescission offer. The information contained or incorporated by reference in this offering circular includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have in the past and may in the future make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements are statements that are not historical facts. The information contained or incorporated by reference in this offering circular includes forward looking statements concerning:

•	The effectiveness of our rescission offer to preclude certain of our optionholders and stockholders from seeking relief for alleged violations of securities laws in connection with securities issuances pursuant to our stock plans.

•	Our strategy and ability to continue to grow and our ability to leverage our technology and user base to generate revenue from the sale of our products and services.

•	The effectiveness of our marketing programs.

•	Competition from existing and new competitors in our market, and our ability to compete with such competitors.

•	Potential future growth of revenues, the rate of that growth and the effect of that growth on our operating margin.

•	Anticipated fluctuations in our revenues and cost of revenues.

•	Anticipated stock based compensation and related charges and our effective tax rate.

•	Anticipated trends in our base of advertisers and Google Network members.

•	Anticipated effects of potential acquisition transactions.

•	Future capital needs and capital expenditures.

•	The impact of current litigation in which we are involved.

•	The future effectiveness of our intellectual property rights and potential future litigation involving us regarding intellectual property matters.

Additional forward-looking statements are identified in the documents incorporated herein by reference. These forward-looking statements are based on current expectations, estimates and projections about Google’s industry, management’s beliefs, and certain assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions are intended to identify forward-looking statements.

There may be events in the future that we are not able to predict accurately or over which we have no control. Consequently, any of these forward-looking statements may not prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and those described elsewhere in this offering circular. You should carefully review the risk factors included in other reports or documents filed by us from time to time with the Securities and Exchange Commission, particularly our registration statement on Form 10-12G, initially filed on April 29, 2004, as amended (File No. 000-50726), any annual reports on Forms 10-K, any quarterly reports on Forms 10-Q and any current reports on Forms 8-K. All forward-looking statements and reasons why results may differ included in this offering circular are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ, even if new information becomes available or other events occur in the future.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at June 30, 2004, as follows:

•	On an actual basis, 162,856,233 shares of Class B common stock and 12,359,204 shares of Class A common stock are outstanding.

•	On a pro forma basis to reflect the conversion of all of our outstanding preferred stock into an aggregate of 79,099,884 shares of Class B common stock which occurred upon the completion of our initial public offering.

•	On a pro forma as adjusted basis to give effect to receipt of the net proceeds from the sale by us in our initial public offering of shares of Class A common stock at our initial public offering price of $85.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this offering circular.

	At June 30, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except par value)
		(unaudited)
Cash, cash equivalents and short-term investments	$548,687	$548,687	$1,712,255

Long-term liabilities	58,766	58,766	58,766

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, issuable in series: 164,782 shares authorized, 79,099 shares issued and outstanding, actual; 100,000 shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	79,860	—	—
Class A and B common stock, $0.001 par value: 700,000 shares authorized, 165,012 shares issued and outstanding, actual; 9,000,000 shares authorized, 244,111 shares issued and outstanding, pro forma and 258,254 shares pro forma as adjusted	165	244	258
Additional paid-in capital	956,882	1,036,663	2,200,217
Deferred stock-based compensation	(352,815)	(352,815)	(352,815)
Accumulated other comprehensive income	(1,481)	(1,481)	(1,481)
Retained earnings	334,388	334,388	334,388

Total stockholders’ equity	1,016,999	1,016,999	2,180,567

Total capitalization	$1,075,765	$1,075,765	$2,239,333

The table above excludes the following shares:

•	10,203,007 shares of Class A common stock and Class B common stock subject to repurchase that were granted and exercised subsequent to March 21, 2002 (see Note 1 of Notes to Consolidated Financial Statements included as part of this offering circular).

•	1,996,140 shares of Class B common stock issuable upon the exercise of warrants outstanding at June 30, 2004, with a weighted average exercise price of $0.62 per share.

•	6,276,573 shares of Class A common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $9.42 per share.

•	10,456,084 shares of Class B common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $2.68 per share.

•	3,891,192 shares of common stock available for future issuance under our stock option plans at June 30, 2004.

•	2,700,000 shares of Class A common stock issued to Yahoo in connection with a settlement arrangement.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this offering circular.

The consolidated statements of operations data for the years ended December 31, 2001, 2002 and 2003, and the consolidated balance sheet data at December 31, 2002 and 2003, are derived from our audited consolidated financial statements appearing elsewhere in this offering circular. The consolidated statements of operations data for the years ended December 31, 1999 and December 31, 2000, and the consolidated balance sheet data at December 31, 1999, 2000 and 2001, are derived from our audited consolidated financial statements that are not included in this offering circular. The consolidated statements of operations data for the six months ended June 30, 2003 and 2004 and the consolidated balance sheet data at June 30, 2004 are derived from our unaudited consolidated financial statements included in this offering circular. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except per share data)
						(unaudited)
Consolidated Statements of Operations Data:
Revenues	$220	$19,108	$86,426	$439,508	$1,465,934	$559,817	$1,351,835
Costs and expenses:
Cost of revenues	908	6,081	14,228	131,510	625,854	204,596	641,775
Research and development	2,930	10,516	16,500	31,748	91,228	29,997	80,781
Sales and marketing	1,677	10,385	20,076	43,849	120,328	42,589	104,681
General and administrative	1,221	4,357	12,275	24,300	56,699	22,562	47,083
Stock-based compensation(1)	—	2,506	12,383	21,635	229,361	70,583	151,234

Total costs and expenses	6,736	33,845	75,462	253,042	1,123,470	370,327	1,025,554

Income (loss) from operations	(6,516)	(14,737)	10,964	186,466	342,464	189,490	326,281
Interest income (expense) and other, net	440	47	(896)	(1,551)	4,190	719	(1,198)

Income (loss) before income taxes	(6,076)	(14,690)	10,068	184,915	346,654	190,209	325,083
Provision for income taxes	—	—	3,083	85,259	241,006	132,241	182,047

Net income (loss)	$(6,076)	$(14,690)	$6,985	$99,656	$105,648	$57,968	$143,036

Net income (loss) per share(2):
Basic	$(0.14)	$(0.22)	$0.07	$0.86	$0.77	$0.44	$0.93
Diluted	$(0.14)	$(0.22)	$0.04	$0.45	$0.41	$0.23	$0.54
Number of shares used in per share calculations(2):
Basic	42,445	67,032	94,523	115,242	137,697	131,525	153,263
Diluted	42,445	67,032	186,776	220,633	256,638	253,024	265,223
(1) Stock-based compensation, consisting of amortization of deferred stock-based compensation and the fair value of options issued to non-employees for services rendered, is allocated as follows:
	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
						(unaudited)
Cost of revenues	$—	$167	$876	$1,065	$8,557	$2,813	$7,622
Research and development	—	1,573	4,440	8,746	138,377	38,237	92,102
Sales and marketing	—	514	1,667	4,934	44,607	14,711	27,576
General and administrative	—	252	5,400	6,890	37,820	14,822	23,934

	$—	$2,506	$12,383	$21,635	$229,361	$70,583	$151,234

(2)	See Note 1 of Notes to Consolidated Financial Statements included in this offering circular for information regarding the computation of per share amounts.

	At December 31,					At June 30, 2004
	1999	2000	2001	2002	2003
	(in thousands)
						(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$20,038	$19,101	$33,589	$146,331	$334,718	$548,687
Total assets	25,808	46,872	84,457	286,892	871,458	1,328,022
Total long-term liabilities	3,096	7,397	8,044	9,560	33,365	58,766
Redeemable convertible preferred stock warrant	—	—	—	13,871	13,871	—
Deferred stock-based compensation	—	(8,457)	(15,833)	(35,401)	(369,668)	(352,815)
Total stockholders’ equity	20,009	27,234	50,152	173,953	588,770	1,016,999

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this offering circular. This discussion contains forward-looking statements that involve risks and uncertainties. Google’s actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this offering circular. You should also carefully review the risk factors set forth in other reports or documents that Google files from time to time with the Securities and Exchange Commission, particularly our registration statement on Form 10-12G, initially filed on April 29, 2004, as amended (File No. 000-50726), any annual reports on Forms 10-K, any quarterly reports on Forms 10-Q and any current reports on Forms 8-K.

Overview

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. Our mission is to organize the world’s information and make it universally accessible and useful. We serve three primary constituencies:

•	Users. We provide users with products and services that enable people to more quickly and easily find, create and organize information that is useful to them.

•	Advertisers. We provide advertisers our Google AdWords program, an auction-based advertising program that enables them to deliver relevant ads targeted to search results or web content. Our AdWords program provides advertisers with a cost-effective way to deliver ads to customers across Google sites and through the Google Network under our AdSense program.

•	Web sites. We provide members of our Google Network our Google AdSense program, which allows these members to deliver AdWords ads that are relevant to the search results or content on their web sites. We share most of the fees these ads generate with our Google Network members—creating an important revenue stream for them.

We were incorporated in California in September 1998 and reincorporated in Delaware in August 2003. We began licensing our WebSearch product in the first quarter of 1999. We became profitable in 2001 following the launch of our Google AdWords program.

How We Generate Revenue

We derive most of our revenues from fees we receive from our advertisers.

Our original business model consisted of licensing our search engine services to other web sites. In the first quarter of 2000, we introduced our first advertising program. Through our direct sales force we offered advertisers the ability to place text-based ads on our web sites targeted to our users’ search queries under a program called Premium Sponsorships. Advertisers paid us based on the number of times their ads were displayed on users’ search results pages, and we recognized revenue at the time these ads appeared. In the fourth quarter of 2000, we launched Google AdWords, an online self-service program that enables advertisers to place targeted text-based ads on our web sites. AdWords customers originally paid us based on the number of times their ads appeared on users’ search results pages. In the first quarter of 2002, we began offering AdWords exclusively on a cost-per-click basis, so that an advertiser pays us only when a user clicks on one of its ads. AdWords is also available through our direct sales force. Our AdWords agreements are generally terminable at any time by our advertisers. We recognize as revenue the fees charged advertisers each time a user clicks on one of the text-based ads that appear next to the search results on our web sites.

Effective January 1, 2004, we terminated the Premium Sponsorships program and now offer a single pricing structure to all of our advertisers based on the AdWords cost-per-click model. We do not expect that this change to one pricing structure will have a negative effect on our revenues because most of our advertisers switched to the AdWords cost-per-click model. Our AdWords cost-per-click program is the advertising program through which we generate revenues by serving ads on our web sites and on Google Network member web sites through our AdSense program.

Google AdSense is the program through which we distribute our advertisers’ AdWords ads for display on the web sites of our Google Network members. Our AdSense program includes AdSense for search and AdSense for content. AdSense for search, launched in the first quarter of 2002, is our service for distributing relevant ads from our advertisers for display with search results on our Google Network members’ sites. AdSense for content, launched in the first quarter of 2003, is our service for distributing ads from our advertisers that are relevant to content on our Google Network members’ sites. Our advertisers pay us a fee each time a user clicks on one of our advertisers’ ads displayed on Google Network members’ web sites. In the past, we have paid most of these advertiser fees to the members of the Google Network, and we expect to continue doing so for the foreseeable future. We recognize these advertiser fees as revenue and the portion of the advertiser fee we pay to our Google Network members as cost of revenue. In some cases, we guarantee our Google Network members minimum revenue share payments. Members of the Google Network do not pay any fees associated with the use of our AdSense program on their web sites. Some of our Google Network members separately license our web search technology and pay related licensing fees to us. Our agreements with Google Network members consist largely of uniform online “click-wrap” agreements that members enter into by interacting with our registration web sites. Agreements with our larger members are individually negotiated. The standard agreements have no stated term and are terminable at will. The negotiated agreements vary in duration. Both the standard agreements and the negotiated agreements contain provisions requiring us to share with the Google Network member a portion of the advertiser fees generated by users clicking on ads on the Google Network member’s web site. The standard agreements have uniform revenue share terms. The negotiated agreements vary as to revenue share terms and are heavily negotiated.

We believe the factors that influence the success of our advertising programs include the following:

•	The relevance, objectivity and quality of our search results.

•	The number of searches initiated at our web sites or our Google Network members’ web sites.

•	The relevance and quality of advertisements displayed with search results on our web sites and of Google Network members’ web sites, or with the content on our Google Network members’ web sites.

•	The total number of advertisements displayed on our web sites and on web sites of Google Network members.

•	The rate at which people click on advertisements.

•	The number of advertisers.

•	The total and per click advertising spending budgets of an advertiser.

•	Our minimum fee per click, which is currently $0.05.

•	The advertisers’ return on investment from advertising campaigns on our web sites or on the web sites of our Google Network members compared to other forms of advertising.

Advertising revenues made up 77%, 94%, 97% and 98% of our revenues in 2001, 2002, 2003 and in the six months ended June 30, 2004. We derive the balance of our revenues from the license of our web search technology, the license of our search solutions to enterprises and the sale and license of other products and services.

Trends in Our Business

Our business has grown rapidly since inception, and we anticipate that our business will continue to grow. This growth has been characterized by substantially increased revenues. However, our revenue growth rate has declined, and we expect that it will continue to decline as a result of increasing competition and the inevitable decline in growth rates as our revenues increase to higher levels. In addition, steps we take to improve the relevance of the ads displayed, such as removing ads that generate low click-through rates, could negatively affect our near-term advertising revenues.

The operating margin we realize on revenues generated from the web sites of our Google Network members through our AdSense program is significantly lower than that generated from paid clicks on our web sites. This lower operating margin arises because most of the advertiser fees from our AdSense agreements are shared with our Google Network members, leaving only a portion of these fees for us. The growth in advertising revenues from our Google Network members’ web sites has historically exceeded that from our web sites. This has resulted in an increased portion of our revenue being derived from our Google Network members’ web sites and has had a negative impact on operating margins. The relative rate of growth in revenues from our web sites compared to the rate of growth in revenues from our Google Network members’ web sites is likely to vary over time. For example, in the second quarter of 2004, growth in advertising revenues from our web sites exceeded that from our Google Network members’ web sites.

Our operating margin was greater in the six months ended June 30, 2004 compared to the year ended December 31, 2003. However we believe that our operating margin may decline in 2004 compared to 2003 as a result of an anticipated increase in costs and expenses, other than stock-based compensation, as a percentage of revenues. This decrease may be wholly or partially offset to the extent revenue growth from our Google web sites exceeds that of our Google Network members, as well as from an anticipated decrease in stock-based compensation as a percentage of net revenues in 2004 compared to 2003. The expected increase in cost and expenses, other than stock-based compensation, as a percentage of revenues is primarily a result of building the necessary employee and systems infrastructures required to manage our anticipated growth.

We have a large and diverse base of advertisers and Google Network members. No advertiser generated more than 3% of our revenues in 2001, and no more than 2% in 2002, 2003 or in the six months ended June 30, 2004. In addition, advertising and other revenues generated from one Google Network member, America Online, Inc., primarily through our AdSense programs, accounted for approximately 15%, 16% and 13% of our revenues in 2002, 2003 and in the six months ended June 30, 2004; no other Google Network members’ web sites generated advertising fees of more than 10% of our revenues. We expect our base of advertisers and Google Network members to remain large and diverse for the foreseeable future.

We have experienced and expect to continue to experience substantial growth in our operations as we seek to expand our user, advertiser and Google Network members bases and continue to expand our presence in international markets. This growth has required the continued expansion of our human resources and substantial investments in property and equipment. Our full-time employee headcount has grown from 284 at December 31, 2001, to 682 at December 31, 2002, to 1,628 at December 31, 2003 and to 2,292 at June 30, 2004. In addition, we have employed a significant number of temporary employees in the past and expect to continue to do so in the foreseeable future. Our capital expenditures have grown from $13.1 million in 2001, to $37.2 million in 2002, to $176.8 million in 2003 and to $182.3 million in the six months ended June 30, 2004. We currently expect to spend at least $300 million on capital equipment, including information technology infrastructure, to manage our operations during 2004. In addition, we anticipate that the growth rate of our costs and expenses, other than stock-based compensation, may exceed the growth rate of our revenues during 2004. Management of this growth will continue to require the devotion of significant employee and other resources. We may not be able to manage this growth effectively.

In early 2003, we decided to invest significant resources to begin the process of comprehensively documenting and analyzing our system of internal controls. We have identified areas of our internal controls requiring improvement, and we are in the process of designing enhanced processes and controls to address any issues identified through this review. Areas for improvement include streamlining our domestic and international billing processes, further limiting internal access to certain data systems and continuing to improve coordination across business functions. During our 2002 audit, our external auditors brought to our attention a need to increase restrictions on employee access to our advertising system and automate more of our financial processes. The auditors identified these issues together as a “reportable condition,” which means that these were matters that in the auditors’ judgment could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in our financial statements. In 2003, we devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed the concerns that gave rise to the “reportable condition” in 2002, we are continuing to work to improve our internal controls, including in the areas of access and security. We plan to continue to invest the resources necessary to ensure the effectiveness of our internal controls and procedures, including in the areas of access and security.

The portion of our revenues derived from international markets has increased. Our international revenues have grown as a percentage of our total revenues from 22% in 2002 to 29% in 2003, and have grown from 28% in the six months ended June 30, 2003 to 31% in the six months ended June 30, 2004. This increase in the portion of our revenues derived from international markets results largely from increased acceptance of our advertising programs in international markets, an increase in our direct sales resources in international markets and services as well as customer support operations and our continued progress in developing versions of our products tailored for these markets.

Recent Developments

On October 21, 2004, we announced our financial results for the quarter ended September 30, 2004. Our revenues were $805.9 million for the quarter ended September 30, 2004, an increase of $411.9 million (or 105%), from $393.9 million for the quarter ended September 30, 2003. Income from operations was $11.1 million, or 1.4% of revenues for the quarter ended September 30, 2004, compared to $66.6 million, or 16.9% of revenues for the quarter ended September 30, 2003. Income from operations for the third quarter of 2004 included a non-recurring, non-cash charge of $201.0 million related to the settlement of disputes with Yahoo. Income from operations for the third quarter of 2004 also included a $68.0 million non-cash, stock-based compensation charge compared to a $73.8 million non-cash, stock-based compensation charge in the third quarter of 2003. Net income in the quarter ended September 30, 2004 was $52.0 million, or 6.5% of revenues, compared to $20.4 million, or 5.2% of revenues, in the quarter ended September 30, 2003. In addition to the $119.0 million settlement charge, after the related tax benefit in the third quarter of 2004, we realized a $46.0 million reduction to our provision for income taxes related to certain stock-based compensation charges recognized prior to our initial public offering. Earnings per share in the quarter ended September 30, 2004 was $0.19 on a diluted basis, an increase of 138%, from earnings per share of $0.08 on a diluted basis in the quarter ended September 30, 2003.

Results of Operations

The following is a more detailed discussion of our financial condition and results of operations for the periods presented.

The following table presents our historical operating results as a percentage of revenues for the periods indicated:

	Year Ended December 31,			Three Months Ended		Six Months Ended June 30,
	2001	2002	2003	March 31, 2004	June 30, 2004	2003	2004
				(unaudited)
Consolidated Statements of Income Data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenues	16.5	29.9	42.7	48.4	46.6	36.5	47.5
Research and development	19.1	7.2	6.2	5.4	6.5	5.4	6.0
Sales and marketing	23.2	10.0	8.2	7.4	8.1	7.6	7.7
General and administrative	14.2	5.5	3.9	3.3	3.7	4.0	3.5
Stock-based compensation	14.3	4.9	15.6	11.7	10.7	12.6	11.2

Total costs and expenses	87.3	57.5	76.6	76.2	75.6	66.1	75.9

Income from operations	12.7	42.5	23.4	23.8	24.4	33.9	24.1
Interest income (expense) and other, net	(1.0)	(0.4)	0.2	0.1	(0.2)	0.1	(0.1)

Income before income taxes	11.7	42.1	23.6	23.9	24.2	34.0	24.0
Provision for income taxes	3.6	19.4	16.4	14.1	12.9	23.6	13.4

Net income	8.1%	22.7%	7.2%	9.8%	11.3%	10.4%	10.6%

Revenues

The following table presents our revenues, by revenue source, for the periods presented:

	Year Ended December 31,			Three Months Ended		Six Months Ended June 30,
				March 31, 2004	June 30, 2004
	2001	2002	2003			2003	2004
				(unaudited)
	(dollars in thousands)
Advertising revenues:
Google web sites	$66,932	$306,978	$792,063	$303,532	$343,442	$341,002	$646,974
Google Network web sites	—	103,937	628,600	333,752	346,226	198,801	679,978

Total advertising revenues	66,932	410,915	1,420,663	637,284	689,668	539,803	1,326,952
Licensing and other revenues	19,494	28,593	45,271	14,339	10,544	20,014	24,883

Revenues	$86,426	$439,508	$1,465,934	$651,623	$700,212	$559,817	$1,351,835

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented:

	Year Ended December 31,			Three Months Ended		Six Months Ended June 30,
	2001	2002	2003	March 31, 2004	June 30, 2004
						2003	2004
				(unaudited)
Advertising revenues:
Google web sites	77%	70%	54%	47%	49%	61%	48%
Google Network web sites	—	24	43	51	49	35	50

Total advertising revenues	77	94	97	98	98	96	98
Google web sites as % of advertising revenues	100	75	56	48	50	63	49
Google Network web sites as % of advertising revenues	—	25	44	52	50	37	51
Licensing and other revenues	23%	6%	3%	2%	2%	4%	2%

Growth in our revenues from 2002 to 2003, and from the three months ended March 31, 2004 to the three months ended June 30, 2004, resulted primarily from growth in advertising revenues from ads on our Google Network members web sites and growth in revenues from ads on our web sites. The advertising revenue growth resulted primarily from increases in the total number of paid clicks and advertisements displayed through our programs, rather than from changes in the fees charged. Revenue growth was driven to a lesser extent by our introduction late in the first quarter of 2003 of AdSense for content. Growth in our revenues from the six months ended June 30, 2003 compared to the six months ended June 30, 2004 resulted primarily from growth in advertising revenues from ads on our Google Network members’ web sites and growth in revenues from ads on our web sites. This increase was the result of increases in the number of paid clicks rather than from changes in the fees charged. The increase in the number of paid clicks was due to an increase in the number of Google Network members and aggregate traffic at their web sites and on our web sites. Our revenues grew by 27.2% from the three month period ended December 31, 2003 to the three month period ended March 31, 2004, but grew by only 7.5% for the three month period ended March 31, 2004 to the three month period ended June 30, 2004. The reasons for the decline in growth in revenues are described in the following paragraphs.

Growth in advertising revenues from our Google Network members web sites from the three months ended March 31, 2004 to the three months ended June 30, 2004 was $12.5 million or 3.7%, compared to $78.4 million or 30.7% from the three months ended December 31, 2003 to the three months ended March 31, 2004. This decrease in the growth rate was the result of slower growth in the number of page views and search queries, and ultimately paid clicks, on our Google Network member web sites due to seasonality. In addition, we entered into no new significant AdSense for search arrangements in the three months ended June 30, 2004.

Growth in advertising revenues from our web sites from the three months ended March 31, 2004 to the three months ended June 30, 2004 was $39.9 million or 13.2% compared to $59.7 million or 24.5% from the three months ended December 31, 2003 to the three months ended March 31, 2004 due to seasonality.

Licensing and other revenues decreased by $3.8 million from the three months ended March 31, 2004 to the three months ended June 30, 2004 primarily as a result of fewer search queries served by us on Yahoo’s web sites and fewer search queries on certain licensee web sites due to seasonality.

Growth in our revenues from 2001 to 2002 resulted primarily from growth in advertising revenues from ads on our web sites. The growth in advertising revenues resulted primarily from increases in the total number of paid clicks under our cost-per-click programs and the total number of advertisements displayed through our cost-per-displayed ad programs, rather than from changes in the fees charged. The revenue growth was driven in part by our introduction of our cost-per-click revenue model in the early part of 2002, which contributed to a significant increase in the number of our advertisers and by our introduction of AdSense for search in the first quarter of 2002.

We believe the increases in revenues described above were the result of the relevance and quality of both the search results and advertisements displayed, which resulted in more searches, advertisers and Google Network members, and ultimately more paid clicks.

Revenues by Geography

Domestic and international revenues as a percentage of consolidated revenues, determined based on the billing addresses of our advertisers, are set forth below.

	Year Ended December 31,			Three Months Ended		Six Months Ended June 30,
	2001	2002	2003	March 31, 2004	June 30, 2004
						2003	2004
				(unaudited)
United States	82%	78%	71%	69%	69%	72%	69%
International	18%	22%	29%	31%	31%	28%	31%

The growth in international revenues is the result of our efforts to provide search results to international users and deliver more ads from non-U.S. advertisers. We expect that international revenues will continue to grow as a percentage of our total revenues during 2004 and in future periods. While international revenues accounted for approximately 29% of our total revenues in 2003 and 31% in the six months ended June 30, 2004, more than half of our user traffic came from outside the U.S. See Note 12 of Notes to Consolidated Financial Statements included as part of this offering circular for additional information about geographic areas.

Costs and Expenses

Cost of Revenues.    Cost of revenues consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments made to our Google Network members. These payments are primarily based on revenue share arrangements under which we pay our Google Network members most of the fees we receive from our advertisers whose ads we place on those Google Network member sites. In addition, certain AdSense agreements obligate us to make guaranteed minimum revenue share payments to Google Network members based on their achieving defined performance terms, such as number of search queries or advertisements displayed. We amortize guaranteed minimum revenue share prepayments (or accrete an amount payable to our Google Network member if the payment is due in arrears) based on the number of search queries or advertisements displayed on the Google Network member’s web site. In addition, concurrent with the commencement of certain AdSense agreements we have purchased certain items from, or provided other consideration to, our Google Network members. These amounts are amortized on a pro-rata basis over the related term of the agreement.

The following table presents our traffic acquisition costs (in millions), traffic acquisition costs as a percentage of advertising revenues from Google Network web sites and traffic acquisition costs as a percentage of advertising revenues, for the periods presented.

	Year Ended December 31,			Three Months Ended		Six Months Ended June 30,
	2001	2002	2003	March 31, 2004	June 30, 2004	2003	2004
	(unaudited)			(unaudited)		(unaudited)
Traffic acquisition costs	—	$94.5	$526.5	$271.0	$277.0	$166.7	$548.0
Traffic acquisition costs as a percentage of advertising revenues from Google Network web sites	—	91%	84%	81%	80%	84%	81%
Traffic acquisition costs as a percentage of advertising revenues	—	23%	37%	43%	40%	31%	41%

In addition, cost of revenues consists of the expenses associated with the operation of our data centers, including depreciation, labor, energy and bandwidth costs. Cost of revenues also includes credit card and other transaction fees related to processing customer transactions, as well as amortization of expenses related to purchased and licensed technologies.

Cost of revenues increased by $11.0 million to $326.4 million (or 46.6% of revenues) in the three months ended June 30, 2004, from $315.4 million (or 48.4% of revenues) in the three months ended March 31, 2004. This increase in dollars was primarily the result of additional traffic acquisition costs and the depreciation of additional information technology assets purchased in the current and prior periods and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. There was an increase in traffic acquisition costs of $6.0 million and an increase in data center costs of $4.9 million primarily resulting from the depreciation of additional information technology assets purchased in the current and prior periods.

Cost of revenues increased by $437.2 million to $641.8 million (or 47.5% of revenues) in the six months ended June 30, 2004, from $204.6 million (or 36.5% of revenues) in the six months ended June 30, 2003. This increase was primarily the result of additional traffic acquisition costs and the depreciation of additional information technology assets purchased in the current and prior periods and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. There was an increase in traffic acquisition costs of $381.3 million and in data center costs of $39.6 million primarily resulting from the depreciation of additional information technology assets purchased in the current and prior periods. In addition, there was an increase in credit card and other transaction processing fees of $13.1 million resulting from more advertiser fees generated through AdWords.

Cost of revenues increased by $494.4 million to $625.9 million (or 42.7% of revenues) in 2003, from $131.5 million (or 29.9% of revenues) in 2002. This increase was primarily the result of increased traffic acquisition costs and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. Traffic acquisition costs increased $432.0 million due to an increase in the number of paid clicks on our Google Network members web sites. There was an increase in data center costs of $39.9 million primarily resulting from depreciation of additional information technology assets purchased in current and prior periods. In addition, there was an increase of $15.7 million in credit card and other transaction processing fees and an increase of $4.9 million related to amortization of developed technology resulting from acquisitions in 2003.

Cost of revenues increased by $117.3 million to $131.5 million (or 29.9% of revenues) in 2002, from $14.2 million (or 16.5% of revenues) in 2001. This increase was primarily the result of traffic acquisition costs and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. Traffic acquisition costs related to AdSense first introduced in 2002 totaled $94.5 million. There was an increase in data center costs of $15.3 million primarily resulting from depreciation of additional information technology assets purchased in current and prior periods. In addition, there was an increase in credit card and other transactional processing fees of $6.7 million.

In each period to date, the aggregate fees we have earned under our AdSense agreements have exceeded the aggregate amounts we have been obligated to pay our Google Network members. However, individual agreements have resulted in guaranteed minimum and other payments to Google Network members in excess of the related fees we receive from advertisers. In 2003 and in the six months ended June 30, 2004, we made guaranteed minimum and other payments of $22.5 million and $18.2 million in excess of the related fees we received from our advertisers.

We expect cost of revenues to increase in dollars and as a percentage of revenues in 2004 compared to 2003 primarily as a result of forecasted increases in traffic acquisition costs, and in our data center costs required to manage increased traffic, advertising transactions and new products and services. Also, increasing competition for arrangements with web sites that are potential Google Network members could result in our entering into more AdSense agreements under which guaranteed payments to Google Network members exceed the fees we receive from advertisers.

Research and Development.    Research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development of new products and services, as well as significant improvements to existing products and services. We expense research and development costs as they are incurred.

Research and development expenses increased by $10.8 million to $45.8 million (or 6.5% of revenues) in the three months ended June 30, 2004, from $35.0 million (or 5.4% of revenues) in the three months ended March 31, 2004. This increase was primarily due to an increase in labor and facilities related costs of $7.2 million as a result of an 18% increase in research and development headcount. In addition, depreciation and related expenses increased by $2.3 million primarily as a result of additional information technology assets purchased over the six months ended June 30, 2004.

Research and development expenses increased by $50.8 million to $80.8 million (or 6.0% of revenues) in the six months ended June 30, 2004, from $30.0 million (or 5.4% of revenues) in the six months ended June 30, 2003. This increase was primarily due to an increase in labor and facilities related costs of $35.3 million as a result of a 100% increase in research and development headcount. The increase in headcount was a result of the rapid growth of our business between those periods. In addition, depreciation and related expenses increased by $13.7 million primarily as a result of additional information technology assets purchased over the eighteen-month period ended June 30, 2004.

Research and development expenses increased by $59.5 million to $91.2 million (or 6.2% of revenues) in 2003, from $31.7 million (or 7.2% of revenues) in 2002. This increase in dollars was primarily due to an increase in labor and facilities related costs of $34.3 million as a result of a 101% increase in research and development headcount. In addition, we recognized $11.6 million of in-process research and development expenses during 2003 as a result of an acquisition. Note 4 of Notes to Consolidated Financial Statements included as part of this offering circular describes further purchased in-process research and development expenses and other acquisitions.

Research and development expenses increased by $15.2 million to $31.7 million (or 7.2% of revenues) in 2002, from $16.5 million (or 19.1% of revenues) in 2001. This increase was primarily due to an increase in labor and facilities related costs of $13.2 million, principally as a result of an 83% increase in research and development headcount.

We anticipate that research and development expenses will increase in dollar amount and may increase as a percentage of revenues in 2004 and future periods because we expect to hire more research and development personnel and build the infrastructure required to support the development of new, and improve existing, products and services.

Sales and Marketing.    Sales and marketing expenses consist primarily of compensation and related costs for personnel engaged in customer service and sales and sales support functions, as well as advertising and promotional expenditures.

Sales and marketing expenses increased $8.9 million to $56.8 million (or 8.1% of revenues) in the three months ended June 30, 2004, from $47.9 million (or 7.4% of revenues) in the three months ended March 31, 2004. This increase was primarily due to an increase in labor and facilities related costs of $5.5 million mostly as a result of a 19% increase in sales and marketing headcount. In addition, advertising and promotional expenses increased $3.8 million. The increase in sales and marketing personnel and advertising and promotional expenses was a result of our on-going efforts to secure new—and to provide support to our existing—users, advertisers and Google Network members, on a worldwide basis.

Sales and marketing expenses increased $62.1 million to $104.7 million (or 7.7% of revenues) in the six months ended June 30, 2004, from $42.6 million (or 7.6% of revenues) in the six months ended June 30, 2003. This increase was primarily due to an increase in labor and facilities related costs of $42.9 million mostly as a result of a 100% increase in sales and marketing headcount. In addition, advertising and promotional expenses increased $10.9 million and travel-related expenses increased $1.9 million. The increase in sales and marketing personnel and advertising, promotional and travel-related expenses was a result of our on-going efforts to secure new, and to provide support to our existing, users, advertisers and Google Network members, on a worldwide basis.

Sales and marketing expenses increased $76.5 million to $120.3 million (or 8.2% of revenues) in 2003, from $43.8 million (or 10.0% of revenues) in 2002. This increase in dollars was primarily due to an increase in labor and facilities related costs of $54.4 million mostly as a result of a 149% increase in sales and marketing headcount. In addition, advertising and promotional expenses increased $12.9 million and travel related expenses increased $3.2 million, primarily in the second half of 2003. The increase in sales and marketing personnel and advertising, promotional and travel-related expenses was a result of our on-going efforts to secure new, and to provide support to our existing, advertisers and Google Network members, on a worldwide basis. For instance, we have hired personnel to help our advertisers maximize their return on investment through the selection of appropriate keywords and have promoted the distribution of the Google Toolbar to Internet users in order to make our search services easier to access.

Sales and marketing expenses increased $23.7 million to $43.8 million (or 10.0% of revenues) in 2002, from $20.1 million (or 23.2% of revenues) in 2001. This increase in dollars was primarily due to increases in labor and facilities related costs of $19.5 million, primarily as a result of a 202% increase in headcount. Also, advertising and promotional expenses increased $1.7 million and travel related expenses increased $1.3 million.

We anticipate sales and marketing expenses will increase in dollar amount and may increase as a percentage of revenues in 2004 and future periods as we continue to expand our business on a worldwide basis. A significant portion of these increases relate to our plan to add support personnel to increase the level of service we provide to our advertisers and Google Network members.

General and Administrative.    General and administrative expenses consist primarily of compensation and related costs for personnel and facilities related to our finance, human resources, facilities, information technology and legal organizations, and fees for professional services. Professional services are principally comprised of outside legal, audit and information technology consulting. To date, we have not experienced any significant amount of bad debts.

General and administrative expenses increased $4.1 million to $25.6 million (or 3.7% of revenues) in the three months ended June 30, 2004, from $21.5 million (or 3.3% of revenues) in the three months ended March 31, 2004. This increase was primarily due to an increase in labor and facilities related costs of $1.2 million, primarily as a result of a 27% increase in headcount, and an increase in professional services fees of $2.0 million. The additional personnel and professional services fees are the result of the growth of our business.

General and administrative expenses increased $24.5 million to $47.1 million (or 3.5% of revenues) in the six months ended June 30, 2004, from $22.6 million (or 4.0% of revenues) in the six months ended June 30, 2003. This increase in dollars was primarily due to an increase in labor and facilities related costs of $12.8 million, primarily as a result of a 93% increase in headcount, and an increase in professional services fees of $7.0 million. The additional personnel and professional services fees are the result of the growth of our business.

General and administrative expenses increased $32.4 million to $56.7 million (or 3.9% of revenues) in 2003, from $24.3 million (or 5.5% of revenues) in 2002. This increase in dollars was primarily due to an increase in labor and facilities related costs of $16.7 million, primarily as a result of a 194% increase in headcount, and an increase in professional services fees of $10.0 million, primarily in the second half of 2003. The additional personnel and professional services fees are the result of the growth of our business.

General and administrative expenses increased $12.0 million to $24.3 million (or 5.5% of revenues) in 2002, from $12.3 million (or 14.2% of revenues) in 2001. This increase in dollars was primarily due to an increase in labor and facilities related costs of $7.8 million, mostly as a result of a 96% increase in headcount and an increase in professional services fees of $3.9 million. The additional personnel and professional services fees are the result of the growth of our business.

As we expand our business and incur additional expenses associated with being a public company, we believe general and administrative expenses will increase in dollar amount and may increase as a percentage of revenues in 2004 and in future periods.

Stock-Based Compensation.    We have granted stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we have applied hindsight within each year to arrive at reassessed values for the shares underlying our options. We recorded the difference between the exercise price of an option awarded to an employee and the reassessed value of the underlying shares on the date of grant as deferred stock-based compensation. The determination of the reassessed value of stock underlying options is discussed in detail below in “Critical Accounting Policies and Estimates—Stock-Based Compensation.” We recognize compensation expense as we amortize the deferred stock-based compensation amounts on an accelerated basis over the related vesting periods, generally four or five years. In addition, we have awarded options to non-employees to purchase our common stock. Stock-based compensation related to non-employees is measured on a fair-value basis using the Black-Scholes valuation model as the options are earned.

Stock-based compensation in the three months ended June 30, 2004 decreased $1.7 million to $74.8 million (or 10.7% of revenues) from $76.5 million (or 11.7% of revenues) in the three months ended March 31, 2004. The decrease was primarily due to a decrease of $3.9 million of stock-based compensation related to the modification of terms of former employees’ stock option agreements and a decrease in the level of stock option grants in the three months ended June 30, 2004, and smaller differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant, partially offset by the amortization of deferred stock-based compensation amounts from prior periods recognized in the current period.

Stock-based compensation in the six months ended June 30, 2004 increased $80.6 million to $151.2 million (or 11.2% of revenues) from $70.6 million (or 12.6% of revenues) in the six months ended June 30, 2003. The increase in dollars was primarily driven by the larger differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant, partially offset by a decrease in the level of stock option grants, in recent periods. The increase was also driven by the recognition of $3.9 million of stock-based compensation related to the modification of terms of former employees’ stock option agreements in the three months ended March 31, 2004. No such modifications were made in the three months ended March 31, 2003.

Stock-based compensation increased $207.8 million to $229.4 million (or 15.6% of revenues) in 2003 from $21.6 million (or 4.9% of revenues) in 2002. The increase was primarily driven by the the larger differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant and, to a lesser extent, an increase in the level of stock option grants in 2003. Stock-based compensation increased $9.2 million to $21.6 million (or 4.9% of revenues) in 2002 from $12.4 million (or 14.3% of revenues) in 2001. The increase in dollars was primarily driven by the larger differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant, partially offset by a decrease in the level of stock option grants in 2002.

We expect stock-based compensation to be $117.2 million for the remaining six months of 2004, $137.7 million in 2005, $66.9 million in 2006, $24.1 million in 2007, $5.2 million in 2008 and $1.7 million thereafter, related to the deferred stock-based compensation on the balance sheet at June 30, 2004. These amounts do not include stock-based compensation related to options granted to non-employees and any options granted to employees and directors subsequent to June 30, 2004 at exercise prices less than the reassessed value on the date of grant and any additional compensation expense that may be required as a result of any changes in the stock option accounting rules. These amounts also assume the continued employment throughout the referenced periods of the recipient of the options that gave rise to the deferred stock-based compensation.

At December 31, 2003, there were 500,150 unvested options held by non-employees with a weighted average exercise price of $0.69, a weighted average 48-month remaining vesting period and a weighted average 4-year remaining expected life. The options generally vest on a monthly and ratable basis subsequent to December 31, 2003. Depending on the fair market value of these options on their vesting dates, which will depend in significant part on the then current trading price of our Class A common stock, the related charge could be significant during 2004 and subsequent periods. We recognized $5.4 million of stock-based compensation related to these options that vest over time in the six months ended June 30, 2004. No options that vest over time were granted to non-employees in the six months ended June 30, 2004.

Interest Income (Expense) and Other, Net

Interest income (expense) and other of $1.2 million of expense in the six months ended June 30, 2004 was primarily the result of $3.4 million of foreign exchange losses from net receivables denominated in currencies other than U.S. dollars as a result of generally weakening foreign currencies against the U.S. dollar during the six months ended June 30, 2004, and approximately $500,000 of interest expense incurred on equipment leases, including the amortization of the fair value of warrants issued to lenders in prior years. This was partially offset by $2.7 million of interest income and realized gains earned on cash, cash equivalents and short-term investments balances.

Interest income (expense) and other of $700,000 in the six months ended June 30, 2003 was primarily the result of approximately $1.2 million of interest income earned on cash, cash equivalents and short-term investments balances and approximately $700,000 of net foreign exchange gains from net receivables denominated in currencies other than U.S. dollars as a result of generally strengthening foreign currencies against the U.S. dollar during the six months ended June 30, 2003. These income sources were partially offset by approximately $1.0 million of interest expense incurred on equipment loans and leases, including the amortization of the fair value of warrants issued to lenders in prior years, and approximately $200,000 of losses incurred on the disposal of certain assets.

Interest income (expense) and other of $4.2 million in 2003 was primarily the result of $2.7 million of interest income earned on cash, cash equivalents and short-term investments balances, and $2.1 million of net foreign exchange gains from net receivables denominated in currencies other than U.S. dollars as a result of generally strengthening foreign currencies against the U.S. dollar throughout 2003. In addition, we recognized $1.4 million of other income in 2003, primarily related to a gain recorded for certain upfront fees paid by advertisers whose ads were not delivered during the related contract periods. These income sources were partially offset by $1.9 million of interest expense incurred on equipment loans and leases, including the amortization of the fair value of warrants issued to lenders in prior years.

Interest income (expense) and other of $900,000 of expense and $1.6 million of expense in 2001 and 2002 was primarily the result of interest expense incurred on equipment loans and leases, including the amortization of the fair value of warrants issued to lenders, partially offset by interest income on cash, cash equivalents and short-term investments balances.

Provision for Income Taxes

Our provision for income taxes decreased to $90.4 million or an effective tax rate of 53% in the three months ended June 30, 2004, from $91.7 million, or an effective tax rate of 59% in the three months ended March 31, 2004. In addition, our provision for income taxes increased to $182.0 million, or an effective tax rate of 56% in the six months ended June 30, 2004 from $132.2 million, or an effective tax rate of 70%, in the six months ended June 30, 2003. The decrease in our effective tax rate in the three months ended June 30, 2004 compared to the three months ended March 31, 2004 was primarily due to a decrease in forecasted stock-based compensation expense as a percentage of income before income taxes in 2004. Our provision for income taxes increased to $241.0 million or an effective tax rate of 70% during 2003, from $85.3 million or an effective tax rate of 46% during 2002, and from $3.1 million or an effective tax rate of 31% during 2001. The increases in provision for income taxes primarily resulted from increases in Federal and state income taxes, driven by higher taxable income year over year. Our effective tax rate is our provision for income taxes expressed as a percentage of our income before income taxes. Our effective tax rate is higher than the statutory rate because, in arriving at income before income taxes, we include in our costs and expenses significant non-cash expenses related to stock-based compensation, which are recognized for financial reporting purposes, but are not deductible for income tax purposes. The increases in our effective tax rates over each of 2001, 2002 and 2003 were primarily the result of an increase in stock-based compensation amounts.

We expect our effective tax rate to decrease in 2004, primarily as a result of an expected decrease in stock-based compensation charges as a percentage of pre-tax income in 2004 compared to 2003. Furthermore, once there is a public market for our stock, we may reduce our tax provision based on benefits we may realize upon exercise of certain options outstanding. Any such reduction would lower our effective tax rate.

A reconciliation of the federal statutory income tax rate to our effective tax rate is set forth in Note 11 of Notes to Consolidated Financial Statements included in this offering circular.

Settlement of Disputes with Yahoo

On August 9, 2004, we and Yahoo entered into a settlement agreement resolving two disputes that had been pending between us. The first dispute concerned a lawsuit filed by Yahoo’s wholly-owned subsidiary, Overture Services, Inc., against us in April 2002 asserting that certain services infringed Overture’s U.S. Patent No. 6,269,361. In our court filings, we denied that we infringed the patent and alleged that the patent was invalid and unenforceable.

The second dispute concerned a warrant held by Yahoo to purchase 3,719,056 shares of our stock in connection with a June 2000 services agreement. Pursuant to a conversion provision in the warrant, in June 2003 we issued 1,229,944 shares to Yahoo. Yahoo contended it was entitled to a greater number of shares, while we contended that we had fully complied with the terms of the warrant.

As part of the settlement, Overture dismissed its patent lawsuit against us and has granted us a fully-paid, perpetual license to the patent that was the subject of the lawsuit and several related patent applications held by Overture. The parties also mutually released any claims against each other concerning the warrant dispute. In connection with the settlement of these two disputes, we issued to Yahoo 2,700,000 shares of Class A common stock.

We will incur a non-cash charge in the third quarter of 2004 related to this settlement of $201.0 million. The non-cash charge will include, among other items, the value of shares associated with the settlement of the warrant dispute. The non-cash charge associated with these shares is required because they are being issued after the warrant was converted. We will also realize an income tax benefit in the third quarter of $82.0 million related to this non-cash charge. We will also capitalize various intangible assets obtained in this settlement and these amounts will be amortized ratably over their useful lives of one and four years. The issuance of 2,700,000 shares represents approximately one percent of the number of shares currently expected to be used in the diluted per share calculation for the three and nine months ending September 30, 2004 and for the year ending December 31, 2004.

Quarterly Results of Operations

You should read the following tables presenting our quarterly results of operations in conjunction with the consolidated financial statements and related notes contained elsewhere in this offering circular. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. You should also keep in mind, as you read the following tables, that our operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

The following table presents our unaudited quarterly results of operations for the ten quarters ended June 2004. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and operating results for the quarters presented. We believe that we experience increased levels of Internet traffic focused on commercial transactions in the fourth quarter and decreased levels of Internet traffic in the summer months. Prior to the second quarter of 2004, these seasonal trends may have been masked by the substantial quarter over quarter growth in our revenues.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
	(in thousands, except per share amounts)
	(unaudited)
Consolidated Statements of Income Data:
Revenues	$42,285	$78,525	$130,787	$187,911	$248,618	$311,199	$393,942	$512,175	$651,623	$700,212
Costs and expenses:
Cost of revenues	5,692	20,407	39,622	65,789	87,195	117,401	170,390	250,868	315,398	326,377
Research and development(1)	6,183	6,457	9,053	10,055	12,505	17,492	32,774	28,457	35,019	45,762
Sales and marketing	7,294	11,176	11,704	13,675	17,767	24,822	36,575	41,164	47,904	56,777
General and administrative	4,135	5,653	7,313	7,199	10,027	12,535	13,853	20,284	21,506	25,577
Stock-based compensation(2)	3,774	3,735	6,182	7,944	36,418	34,165	73,794	84,984	76,473	74,761

Total costs and expenses	27,078	47,428	73,874	104,662	163,912	206,415	327,386	425,757	496,300	529,254

Income from operations	15,207	31,097	56,913	83,249	84,706	104,784	66,556	86,418	155,323	170,958
Interest income, expense and other, net	(501)	(310)	(677)	(63)	(47)	766	464	3,007	300	(1,498)

Income before income taxes	14,706	30,787	56,236	83,186	84,659	105,550	67,020	89,425	155,623	169,460
Provision for income taxes	6,780	14,194	25,929	38,356	58,859	73,382	46,594	62,171	91,650	90,397

Net income	$7,926	$16,593	$30,307	$44,830	$25,800	$32,168	$20,426	$27,254	$63,973	$79,063

Net income per share:
Basic	$0.07	$0.15	$0.26	$0.37	$0.20	$0.24	$0.14	$0.19	$0.42	$0.51

Diluted	$0.04	$0.08	$0.13	$0.19	$0.10	$0.12	$0.08	$0.10	$0.24	$0.30

(1)	The results for the quarter ended September 30, 2003 includes $11.6 million of in-process research and development expense related to an acquisition.

(2)	Stock-based compensation, consisting of amortization of deferred stock-based compensation and the reassessed value of options issued to non-employees for services rendered, is allocated in the table that follows. Stock-based compensation in any quarter is affected by the number of grants in the current and prior quarters, and the difference between the values determined by the board of directors on the date of grant and the reassessed values used for financial accounting purposes. The use of the accelerated basis of amortization results in significantly greater stock-based compensation in the first year of vesting compared to subsequent years.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
	(in thousands)
	(unaudited)
Cost of revenues	$146	$158	$343	$418	$1,452	$1,361	$3,008	$2,736	$5,076	$2,546
Research and development	1,242	1,415	2,802	3,287	19,423	18,814	43,878	56,262	46,265	45,836
Sales and marketing	473	827	1,528	2,106	7,618	7,093	15,819	14,077	14,146	13,431
General and administrative	1,913	1,335	1,509	2,133	7,925	6,897	11,089	11,909	10,986	12,948

	$3,774	$3,735	$6,182	$7,944	$36,418	$34,165	$73,794	$84,984	$76,473	$74,761

The following table presents our unaudited quarterly results of operations as a percentage of revenues for the ten quarters ended June 30, 2004.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
As Percentage of Revenues:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenues	13.5	26.0	30.3	35.0	35.1	37.7	43.3	49.0	48.4	46.6
Research and development(1)	14.6	8.2	6.9	5.4	5.0	5.6	8.3	5.5	5.4	6.5
Sales and marketing	17.2	14.2	9.0	7.3	7.2	8.0	9.3	8.0	7.4	8.1
General and administrative	9.8	7.2	5.6	3.8	4.0	4.0	3.5	4.0	3.3	3.7
Stock-based compensation(2)	8.9	4.8	4.7	4.2	14.6	11.0	18.7	16.6	11.7	10.7

Total costs and expenses	64.0	60.4	56.5	55.7	65.9	66.3	83.1	83.1	76.2	75.6

Income from operations	36.0	39.6	43.5	44.3	34.1	33.7	16.9	16.9	23.8	24.4
Interest income, expense and other, net	(1.2)	(0.4)	(0.5)	(0.0)	(0.0)	0.2	0.1	0.6	0.1	(0.2)

Income before income taxes	34.8	39.2	43.0	44.3	34.1	33.9	17.0	17.5	23.9	24.2

Net income	18.7%	21.1%	23.2%	23.9%	10.4%	10.3%	5.2%	5.3%	9.8%	11.3%

(1)	The results for the quarter ended September 30, 2003 includes $11.6 million of in-process research and development expense related to an acquisition.

(2)	Stock-based compensation, consisting of amortization of deferred stock-based compensation and the reassessed value of options issued to non-employees for services rendered, is allocated in the table that follows. Stock-based compensation in any quarter is affected by the number of grants in the current and prior quarters, and the difference between the values determined by the board of directors on the date of grant and the reassessed values used for financial accounting purposes. The use of the accelerated basis of amortization results in significantly greater stock-based compensation in the first year of vesting compared to subsequent years.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
Cost of revenues	0.4%	0.2%	0.3%	0.2%	0.6%	0.4%	0.8%	0.5%	0.8%	0.4%
Research and development	2.9	1.8	2.1	1.8	7.8	6.1	11.1	11.0	7.1	6.5
Sales and marketing	1.1	1.1	1.2	1.1	3.0	2.3	4.0	2.8	2.1	1.9
General and administrative	4.5	1.7	1.1	1.1	3.2	2.2	2.8	2.3	1.7	1.9

	8.9%	4.8%	4.7%	4.2%	14.6%	11.0%	18.7%	16.6%	11.7%	10.7%

Liquidity and Capital Resources

In summary, our cash flows were:

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(in thousands)
				(unaudited)
Net cash provided by operating activities	$31,089	$155,265	$395,445	$177,174	$370,604
Net cash used in investing activities	(29,091)	(109,717)	(313,954)	(92,059)	(294,994)
Net cash provided by (used in) financing activities	(2,439)	(5,473)	8,090	3,899	32,327

Since inception, we have financed our operations primarily through internally generated funds, private sales of preferred stock totaling $37.6 million and the use of our lines of credit with several financial institutions. At June 30, 2004, we had $548.7 million of cash, cash equivalents and short-term investments, compared to $334.7 million, $146.3 million and $33.6 million at December 31, 2003, 2002 and 2001, respectively. Cash equivalents and short-term investments are comprised of highly liquid debt instruments of the U.S. government and its agencies and municipalities. Note 2 of Notes to Consolidated Financial Statements included as part of this offering circular describes further the composition of our short-term investments.

Our principal sources of liquidity are our cash, cash equivalents and short-term investments, as well as the cash flow that we generate from our operations. At June 30, 2004 and December 31, 2003, we had unused letters of credit for approximately $14.9 million and $12.2 million. We believe that our existing cash, cash equivalents, short-term investments and cash generated from operations will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months. Our liquidity could be negatively affected by a decrease in demand for our products and services. In addition, we may make acquisitions or license products and technologies complementary to our business and may need to raise additional capital through future debt or equity financing to the extent necessary to fund any such acquisitions and licensing activities. Additional financing may not be available at all or on terms favorable to us.

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items including depreciation, amortization, stock-based compensation, and the effect of changes in working capital and other activities. Cash provided by operating activities in the six months ended June 30, 2004 was $370.6 million and consisted of net income of $143.0 million, adjustments for non-cash items of $206.9 million and $20.7 million provided by working capital and other activities. Working capital and other activities primarily consisted of an increase in income tax liabilities, net, of $43.0 million (before a reduction in income taxes payable of $93.2 million due to warrant exercises), partially offset by an increase of $36.5 million in accounts receivable due to the growth in fees billed to our advertisers.

Cash provided by operating activities in the six months ended June 30, 2003 was $177.2 million and consisted of net income of $58.0 million, adjustments for non-cash items of $93.3 million and $25.9 million provided by working capital and other activities. Working capital and other activities primarily consisted of an increase in income tax liabilities, net, of $16.6 million and an increase of $35.9 million in accrued revenue share due to the growth in our AdSense programs and the timing of payments made to our Google Network members, partially offset by an increase of $34.2 million in accounts receivable due to the growth in fees billed our advertisers.

Cash provided by operating activities in 2003 was $395.4 million and consisted of net income of $105.6 million, adjustments for non-cash items of $296.0 million and $6.2 million used by working capital and other activities. Working capital and other activities primarily consisted of an increase of $90.4 million in accounts receivable due to the growth in fees billed our advertisers and an increase of $58.9 million in prepaid revenue share, expenses and other assets, due primarily to an increase of $35.5 million related to prepaid revenue share, as a result of several significant prepayments made in the fourth quarter of 2003, as well as an increase of $11.0 million of restricted cash relating to our operating leases. This was partially offset by an increase of $74.6 million in accrued revenue share due to the growth in our AdSense programs and the timing of payments made to our Google Network members and an increase of $31.1 million in accrued expenses and other liabilities primarily due to an increase in annual bonuses as a result of the growth in the number of employees. These bonuses were paid in the first quarter of 2004.

Cash provided by operating activities in 2002 was $155.3 million and consisted of net income of $99.7 million, adjustments for non-cash items of $50.6 million and $5.0 million provided by working capital and other activities. Cash provided by operating activities in 2001 was $31.1 million and consisted of net income of $7.0 million, adjustments for non-cash items of $26.6 million and $2.5 million used by working capital and other activities.

As warrants to purchase an additional 1,996,140 shares of our stock, and as certain options to purchase additional shares of Class A common stock and Class B common stock, are exercised as anticipated over the current and future years, we expect to realize significant reductions in our tax liabilities. In addition, we will realize an $82.0 million significant reduction in our tax liabilities in the three months ended September 30, 2004 as a result of the issuance of 2,700,000 shares of our Class A common stock pursuant to the settlement of certain disputes with Yahoo in August 2004. Note 14 of Notes to Consolidated Financial Statements included as part of this offering circular provides further disclosure of this settlement and a preliminary estimate of the tax benefit. The reduction in our tax liability is computed based on the applicable statutory rates and the difference between the value of our stock on the date of exercise or issuance, as determined by our board of directors or the market, and the price paid for those shares.

Also, as we expand our business internationally, we may offer payment terms to certain advertisers that are standard in their locales, but longer than terms we would generally offer to our domestic advertisers. This may increase our working capital requirements and may have a negative effect on cash flow provided by our operating activities. In addition, we expect that, once we are a public company, our cash-based compensation per employee will likely increase (in the form of variable bonus awards and other incentive arrangements) in order to retain and attract employees.

Cash used in investing activities in the six months ended June 30, 2004 of $295.0 million was attributable to capital expenditures of $182.3 million, net purchases of short-term investments of $109.2 million and cash consideration used in acquisitions of $3.5 million. Cash used in investing activities in the six months ended June 30, 2003 of $92.1 million was attributable to capital expenditures of $60.6 million and net purchases of short-term investments of $7.9 million. Capital expenditures are mainly for the purchase of information technology assets. Cash used in investing activities in 2003 of $314.0 million was attributable to capital expenditures of $176.8 million, net purchases of short-term investments of $97.2 million and net cash consideration used in acquisitions of $40.0 million. Cash used in investing activities in 2002 of $109.7 million was primarily attributable to net purchases of short-term investments of $72.6 million and capital expenditures of $37.2 million. Cash used in investing activities in 2001 of $29.1 million was primarily attributable to net purchases of short-term investments of $14.9 million and capital expenditures of $13.1 million. In order to manage expected increases in Internet traffic, advertising transactions and new products and services, and to support our overall global business expansion, we will continue to invest heavily in data center operations, technology, corporate facilities and information technology infrastructure. We currently expect to spend at least $300 million on capital equipment, including information technology infrastructure comprised primarily of production servers and network equipment, to manage our operations during 2004.

Cash provided by financing activities in the six months ended June 30, 2004 of $32.3 million was due primarily to proceeds from the issuance of common and convertible preferred stock pursuant to warrant exercises of $21.9 million, as well as to proceeds from the issuance of common stock pursuant to stock option exercises of $8.6 million, net of repurchases, and a $4.3 million payment received from a stockholder on a note receivable, offset by repayment of capital lease obligations of $2.4 million. Cash provided by financing activities in the six months ended June 30, 2003 of $3.9 million was due to proceeds from the issuance of common stock pursuant to stock option exercises of $7.8 million, net of repurchases, offset by repayment of equipment loans and capital lease obligations of $3.9 million. Cash provided by financing activities in 2003 of $8.1 million was due to proceeds from the issuance of common stock pursuant to stock option exercises of $15.5 million, net of repurchases, offset by repayment of equipment loan and lease obligations of $7.4 million. Cash used in financing activities in 2002 of $5.5 million was due to repayment of equipment loan and capital lease obligations of $7.7 million, partially offset by proceeds from the issuance of common stock pursuant to stock option exercises of $2.3 million, net of repurchases. Cash used in financing activities in 2001 of $2.4 million was primarily due to repayment of equipment loan and capital lease obligations of $4.5 million partially offset by proceeds from the issuance of convertible preferred stock of $1.0 million and the issuance of common stock pursuant to stock option exercises of $1.0 million, net of repurchases. We received approximately $1,161.4 million in net proceeds from our sale of shares of Class A common stock in our initial public offering. We currently have no specific plans for the use of these net proceeds. Pending such uses, we plan to invest the net proceeds in highly liquid, investment grade securities.

Contractual Obligations

Contractual obligations at December 31, 2003 are as follows:

	Payments due by period
	Total	Less than 12 months	13-48 months	49-60 months	More than 60 months
	(in millions)
	(unaudited)
Guaranteed minimum revenue share payments	$477.0	$205.1	$271.9	$—	$—
Capital lease obligations	7.4	5.3	2.1	—	—
Operating lease obligations	146.7	7.4	50.9	18.8	69.6
Purchase obligations	11.9	8.8	3.1	—	—
Other long-term liabilities reflected on our balance sheet under GAAP	1.5	—	0.2	0.2	1.1

Total contractual obligations	$644.5	$226.6	$328.2	$19.0	$70.7

Guaranteed Minimum Revenue Share Payments

In connection with our AdSense revenue share agreements, we are periodically required to make non-cancelable guaranteed minimum revenue share payments to a small number of our Google Network members over the term of the respective contracts. Under our contracts, these guaranteed payments can vary based on our Google Network members achieving defined performance terms, such as number of advertisements displayed or search queries. In some cases, certain guaranteed amounts will be adjusted downward if our Google Network members do not meet their performance terms and, in some cases, these amounts will be adjusted upward if they exceed their performance terms. Upward adjustments are capped at total advertiser fees generated under an AdSense agreement during the guarantee period. The amounts included in the table above assume that the historical upward performance adjustments with respect to each contract will continue, but do not make a similar assumption with respect to downward adjustments. We believe these amounts best represent a reasonable estimate of the future minimum guaranteed payments. Actual guaranteed payments may differ from the estimates presented above. To date, total advertiser fees generated under these AdSense agreements have exceeded the total guaranteed minimum revenue share payments. Five of our Google Network members account for approximately 70% of the total future guaranteed minimum revenue share payments and 10 of our Google Network members account for 91% of these payments. In 2003, we made $108.8 million of non-cancellable minimum guaranteed revenue payments. At June 30, 2004, our aggregate outstanding non-cancellable minimum guarantee commitments totaled $369.4 million through 2007.

In addition, in connection with some other AdSense agreements, we have agreed to make an aggregate of $51.9 million of minimum revenue share payments through 2006. This amount is not included in the above table since we generally have the right to cancel these agreements at any time. Because we sometimes cancel agreements that perform poorly, we do not expect to make all of these minimum revenue share payments. At June 30, 2004, this amount had decreased to $27.5 million.

Capital Lease Obligations

At December 31, 2003, we had capital lease obligations of $7.4 million (comprised of $6.6 million of principal and $800,000 of interest) related to several of our equipment leases. These amounts will come due under the terms of the arrangements at various dates through October 2005.

Operating Leases

During 2003, we entered into a nine-year sublease for our headquarters in Mountain View, California. According to the terms of the sublease, we will begin making payments in July 2005 and payments will increase at 3% per annum thereafter. We recognize rent expense on our operating leases on a straight-line basis as of the commencement of the lease. The lease terminates on December 31, 2012; however, we may exercise two five- year renewal options at our discretion. We have an option to purchase the property for approximately $172.4 million, which is exercisable in 2006.

In addition, we have entered into various other non-cancelable operating lease agreements for our offices and certain of our data centers throughout the U.S. and internationally with original lease periods expiring between 2004 and 2015. We recognize rent expense on our operating leases on a straight-line basis at the commencement of the lease. Certain of these leases have free or escalating rent payment provisions. We recognize rent expense under such leases on a straight-line basis. Total payments relating to leases having an initial or remaining non-cancelable term of less than one year are $2.3 million and are not included in the table above.

Subsequent to December 31, 2003, we entered into additional non-cancelable operating lease agreements with future minimum commitment payments as follows: $900,000 due in less than 12 months, $11.7 million due in 13-48 months, $6.6 million due in 49-60 months and $10.6 million due in more than 60 months which are not included in the above table.

Purchase Obligations

Purchase obligations in the above table represent non-cancelable contractual obligations at December 31, 2003. In addition, we had $24.9 million of open purchase orders for which we have not received the related services or goods at December 31, 2003. This amount is not included in the above table since we have the right to cancel the purchase orders upon 10 days notice prior to the date of delivery. The majority of our purchase obligations are related to data center operations.

Acquisition of Applied Semantics

In April 2003, we acquired all of the outstanding capital stock of Applied Semantics, Inc., a privately held provider of content-targeted advertising programs. The total purchase price consisted of a cash payment of $41.5 million and 2,382,800 shares of, and options to purchase, Class A common stock. The transaction was accounted for as a business combination. For additional information, see Note 4 of Notes to Consolidated Financial Statements included as part of this offering circular.

Off-Balance Sheet Entities

At December 31, 2003 and 2002, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In many cases, we could reasonably have used different accounting policies and estimates. In some cases changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. Our management has reviewed our critical accounting policies and estimates with our board of directors.

Stock-Based Compensation

Accounting for Stock-Based Awards to Employees

We have granted stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we have applied hindsight to arrive at reassessed values for the shares underlying our options and issued under other transactions. There are two measures of value of our common stock that are relevant to our accounting for equity compensation relating to our compensatory equity grants:

•	The “board-determined value” is the per share value of our common stock determined by our board of directors at the time the board makes an equity grant, taking into account a variety of factors, including our historical and projected financial results, comparisons of comparable companies, risks facing us, as well as the liquidity of the common stock.

•	The “reassessed value” is the per share value of our common stock determined by us in hindsight solely for the purpose of financial accounting for employee stock-based compensation.

We record deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeds the exercise price of the option. The reassessed values for accounting purposes were determined based on a number of factors and methodologies. One of the significant methods we used to determine the reassessed values for the shares underlying options is through a comparison of price multiples of our historical and forecasted earnings to certain public companies involved in the same or similar lines of business. The market capitalizations of these companies has increased significantly since January 2003 which contributed significantly to the increase in the reassessed values of our shares. We also considered our financial performance and growth, primarily since January 2003. Our revenue and earnings growth rates contributed significantly to the increase in the reassessed values of our shares. The reassessed values of our shares increased more significantly in dollar and percentage terms in earlier periods compared to later ones which is reflective of the related revenue and earnings growth rates. We also retained third party advisors to provide two contemporaneous valuation analyses since January 2003 and used this information to support our own valuation analyses. Please note that these reassessed values are inherently uncertain and highly subjective. If we had made different assumptions, our deferred stock-based compensation amount, stock-based compensation expense, in-process research and development expense, net income, net income per share and recorded goodwill amounts could have been significantly different.

The table below shows the computation of deferred stock-based compensation amounts arising from restricted shares and unvested stock options granted to employees for each of the three month periods set forth below:

	Three Months Ended				2003 Total	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003		March 31, 2004	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Options granted to employees	10,262,100	1,431,552	5,785,185	1,281,895	18,760,732	1,004,780	965,520
Weighted average exercise price	$0.49	$3.30	$5.17	$9.62		$16.27	$38.43
Weighted average reassessed value of underlying stock	$13.09	$33.99	$52.33	$75.05		$88.13	$97.03
Weighted average reassessed deferred stock-based compensation per option	$12.60	$30.69	$47.16	$65.43		$71.86	$58.60
Deferred stock-based compensation related to options (in millions)	$129.3	$43.9	$272.8	$83.9	$529.9	$72.2	$56.6
Restricted shares granted to employees		120,000	114,999		234,999		16,175
Weighted average reassessed value of restricted shares		$25.96	$66.41				$95.09
Deferred stock-based compensation related to restricted shares (in millions)		$3.1	$7.6		$10.7		$1.5
Deferred stock-based compensation related to option modifications (in millions)				$10.8	$10.8	$3.9

Total deferred stock-based compensation (in millions)	$129.3	$47.0	$280.4	$94.7	$551.4	$76.1	$58.1

We recognize compensation expense as we amortize the deferred stock-based compensation amounts on an accelerated basis over the related vesting periods. The table below shows employee and non-employee stock-based compensation expense recognized during 2001, 2002, 2003 and through the six months ended June 30, 2004. In addition, the table presents the expected stock-based compensation expense for options granted to employees prior to July 1, 2004, for the second half of 2004 and for each of the next four years and thereafter, assuming no change in the stock option accounting rules and assuming all employees remain employed by us for their remaining vesting periods. These amounts are compared to the expense and expected expense we would have recognized had we amortized deferred stock-based compensation on a straight-line basis.

	Stock-based compensation expense Year Ended December 31,
	2001	2002	2003	2004	2005	2006	2007	2008	thereafter
	(in millions)
Accelerated basis	$12.4	$21.6	$229.4	$268.4	$137.7	$66.9	$24.1	$5.2	$1.7
Straight-line basis	$5.9	$13.3	$120.5	$170.5	$164.2	$153.8	$101.7	$30.4	$8.3

We have elected to not record stock-based compensation expense for employee stock option awards using the Black-Scholes option-pricing model. This model was developed for use in estimating the fair value of freely traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of highly subjective assumptions including the expected life of options and our expected stock price volatility. Because our employee stock options have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, this model does not provide a reliable measure of the fair value of our employee stock options. Note 1 of Notes to Consolidated Financial Statements included as part of this offering circular describes what the impact would have been had we expensed employee stock awards under the fair value method using the Black-Scholes option-pricing model.

Accounting for Stock-Based Awards to Non-employees

We measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As discussed above, the reassessed value of the underlying stock were based on assumptions of matters that are inherently highly uncertain and subjective. As there has been no public market for our stock, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our stock-price volatility should we become a publicly held company. If we had made different assumptions about the reassessed value of our stock or stock-price volatility rates, the related stock-based compensation expense and our net income and net income per share amounts could have been significantly different.

Effect of Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on our financial statements. See the further discussion in Note 1 of Notes to the Consolidated Financial Statements included as part of this offering circular.

During November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 (FIN 45). FIN 45 elaborates on the existing disclosure requirements for a guarantor in its interim and annual financial statements regarding its obligations under guarantees issued. It also clarifies that at the time a guarantee is issued, the guarantor must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees of third party obligations issued or modified after December 31, 2002, and the disclosure requirements apply to such guarantees outstanding at December 31, 2002. The Company adopted the provisions of FIN 45 at January 1, 2003. The adoption of this Interpretation did not have an impact on our operating results. See further discussion regarding indemnifications in Note 7 to the Notes to the Consolidated Financial Statements included with this offering circular.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 clarifies the application of Accounting Research Bulletin No. 51. This Interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack specified characteristics. We do not have any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on our financial statements.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in currency exchange rates, interest rates and marketable equity security prices.

Foreign Exchange Risk

Our exposure to foreign currency transaction gains and losses is the result of certain net receivables of the U.S. parent due from its subsidiaries and customers being denominated in currencies other than the U.S. dollar, primarily the British Pound, the Euro and the Japanese Yen. Our foreign subsidiaries conduct their businesses in local currency. Effective January 2004, we began to bill our international online sales through a foreign subsidiary, which will lower our exposure to foreign currency transaction gains and losses. In addition, effective January 2004 our board of directors approved a foreign exchange hedging program designed to minimize the future potential impact due to changes in foreign currency exchange rates. The program allows for the hedging of transaction exposures. The types of derivatives that can be used under the policy are forward contracts, options and foreign exchange swaps. The primary vehicle we expect to use will be forward contracts. We also generate revenue in certain countries in Asia where there are limited forward currency exchange markets, thus making these exposures difficult to hedge. In the three months ended June 30, 2004, we entered into forward foreign exchange contracts to offset the foreign exchange risk on certain existing intercompany assets. The notional principal of forward exchange contracts to purchase U. S. dollars with Euros was $116.9 million at June 30, 2004. There were no other forward foreign exchange contracts outstanding at June 30, 2004.

Our exposure to foreign currency translation gains and losses arises from the translation of certain net assets of our subsidiaries to U.S. dollars during consolidation. During 2003, we recognized a foreign currency translation gain of $1.7 million as a result of greater aggregate net assets of our subsidiaries and stronger foreign currencies compared to the U.S. dollar at December 31, 2003 than at December 31, 2002.

We considered the historical trends in currency exchange rates and determined that it was reasonably possible that adverse changes in exchange rates of 10% for all currencies could be experienced in the near term. These changes would have resulted in an adverse impact on income before taxes of approximately $18.7 million and $4.5 million at June 30, 2004 and December 31, 2003. These reasonably possible adverse changes in exchange rates of 10% were applied to total monetary assets denominated in currencies other than the local currencies at the balance sheet dates to compute the adverse impact these changes would have had on our income before taxes in the near term. The increase in the reasonably possible adverse impact of $18.7 million and $4.5 million at June 30, 2004 and December 31, 2003 were primarily the result of an increase in intercompany receivables and cash held by our Irish subsidiary denominated in foreign currencies. The transaction gains and losses that netted to a $2.8 million loss and a $2.1 million gain in the three months and year ended June 30, 2004 and December 31, 2003 are a function of the exchange rates on the dates these transactions were entered into and the dates they were settled or the balance sheet dates.

Interest Rate Risk

We invest in a variety of securities, consisting primarily of investments in interest-bearing demand deposit accounts with financial institutions, tax-exempt money market funds and highly liquid debt securities of corporations and municipalities. By policy, we limit the amount of credit exposure to any one issuer.

Investments in both fixed rate and floating rate interest earning products carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, our income from investments may decrease in the future.

We considered the historical volatility of short term interest rates and determined that it was reasonably possible that an adverse change of 100 basis points could be experienced in the near term. A hypothetical 1.00% (100 basis-point) increase in interest rates would have resulted in a decrease in the fair values of our investment securities of approximately $3.2 million and $1.9 million at June 30, 2004 and December 31, 2003.

BUSINESS

Overview

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. We maintain the world’s largest online index of web sites and other content, and we make this information freely available to anyone with an Internet connection. Our automated search technology helps people obtain nearly instant access to relevant information from our vast online index.

We generate revenue by delivering relevant, cost-effective online advertising. Businesses use our AdWords program to promote their products and services with targeted advertising. In addition, the thousands of third-party web sites that comprise our Google Network use our Google AdSense program to deliver relevant ads that generate revenue and enhance the user experience.

Our Mission

Our mission is to organize the world’s information and make it universally accessible and useful. We believe that the most effective, and ultimately the most profitable, way to accomplish our mission is to put the needs of our users first. We have found that offering a high-quality user experience leads to increased traffic and strong word-of-mouth promotion. Our dedication to putting users first is reflected in three key commitments we have made to our users:

•	We will do our best to provide the most relevant and useful search results possible, independent of financial incentives. Our search results will be objective and we will not accept payment for inclusion or ranking in them.

•	We will do our best to provide the most relevant and useful advertising. If any element on a result page is influenced by payment to us, we will make it clear to our users. Advertisements should not be an annoying interruption.

•	We will never stop working to improve our user experience, our search technology and other important areas of information organization.

We believe that our user focus is the foundation of our success to date. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

How We Provide Value to Users, Advertisers and Web Sites

Our Users

We serve our users by developing products that enable people to more quickly and easily find, create and organize information. We place a premium on products that matter to many people and have the potential to improve their lives, especially in areas in which our expertise enables us to excel.

Search is one such area. People use search frequently and the results are often of great importance to them. For example, people search for information on medical conditions, purchase decisions, technical questions, long-lost friends and other topics about which they care a great deal. Delivering quality search results requires significant computing power, advanced software and complex processes—areas in which we have expertise and a high level of focus.

Communication is another such area. People increasingly rely on the Internet to communicate with each other. Gmail, our new email service (still in test mode), offers a gigabyte of free storage for each user, along with email search capabilities and relevant advertising. Delivering an improved user experience in Gmail has similar computing and software requirements as our search service.

Some of the key benefits we offer to users include:

Relevant and Useful Information.    Our technologies sort through a vast and growing amount of information to deliver relevant and useful search results in response to user queries. This is an area of continual development for us. When we started the company five years ago, our web index contained approximately 30 million documents. We now index more than 4 billion web pages, or more than 100 times as much information. We are also constantly developing new functionality. Recent enhancements include personalization, which lets users specify interests to help our technology generate customized search results; and local search, which lets users look for web pages and businesses based on a certain geographic location. We also provide convenient links to specialized information, such as definitions, maps and travel information.

Objectivity.    We believe it is very important that the results users get from Google are produced with only their interests in mind. We do not accept money for search result ranking or inclusion. We do accept fees for advertising, but it does not influence how we generate our search results. The advertising is clearly marked and separated. This is similar to a newspaper, where the articles are independent of the advertising. Some of our competitors charge web sites for inclusion in their indices or for more frequent updating of pages. Inclusion and frequent updating in our index are open to all sites free of charge. We apply these principles to each of our products and services. We believe it is important for users to have access to the best available information and research, not just the information that someone pays for them to see.

Global Access.    We strive to provide Google to everyone in the world. Users from around the world visit our destination sites at Google.com and our 103 other international domains, such as Google.de, Google.fr, Google.co.uk, Google.co.jp and Google.ca. The Google interface is available in more than 100 languages. Through Google News, we offer an automated collection of frequently updated news stories tailored to 10 international audiences. We also offer automatic translation of content between various languages. We provide localized versions of Google in many developing countries. Although we do not currently recover our costs in these countries, we believe providing our products and services is an important social good and a valuable long-term business investment.

Ease of Use.    We have always believed that the most useful and powerful search technology hides its complexity from users and provides them with a simple, intuitive way to get the information they want. We have devoted significant efforts to create a streamlined and easy-to-use interface based on a clean search box set prominently on a page free of commercial clutter. We have also created many features that enhance the user experience. Our products present these features when we believe they will be most useful, rather than promoting them unnecessarily. For example, Google WebSearch offers maps when a search appears to be for a geographic location.

Pertinent, Useful Commercial Information.    The search for information online often involves an interest in commercial information—researching a purchase, comparing products and services or actively shopping. We help people find commercial information through our search services and by presenting ads that are relevant to the information people seek. To ensure we display only the most relevant commercial information, our technology automatically rewards ads that users prefer and removes ads that users do not find helpful. For example, among our search services, we offer Froogle, a search engine for finding products for sale online.

Our Advertisers

As more people spend additional time and money online, advertisers are increasingly turning to the Internet to market their products and services to consumers. For these advertisers, we offer Google AdWords, an auction-based advertising program that enables them to deliver relevant ads targeted to search results or web content. Our AdWords program provides advertisers with a cost-effective way to deliver ads to customers across Google sites and through the Google Network. The advertisers using AdWords range from small businesses targeting local customers to many of the world’s largest global enterprises.

The AdWords program offers advertisers the following benefits:

Effective Return on Investment.    Many advertising dollars are wasted because they are spent delivering messages that are ignored or that reach too broad an audience. With Google AdWords, businesses can achieve greater cost-effectiveness with their marketing budgets for two reasons—AdWords shows ads only to people seeking information related to what the advertisers are selling, and advertisers pay us only when a user clicks on one of their ads. Because we offer a simple ad format, advertisers can avoid incurring significant design, copywriting or other production costs associated with creating ads. As a result, even small advertisers find AdWords cost-effective for connecting with potential customers. In addition, advertisers can easily create many different ads, increasing the likelihood that an ad is exactly suited to a user’s search. Users can find advertisements for exactly what they are seeking, and advertisers can find users who want exactly what they are offering. When the interests of users and advertisers align, both are well served.

Access to the Google Network.    We serve AdWords ads to the thousands of third-party web sites that make up the Google Network. As a result, advertisers that use our AdWords program can target users on our sites and on search and content sites across the web. This gives advertisers increased exposure to people who are likely to be interested in their offerings. The Google Network significantly enhances our ability to attract interested users.

Precise Campaign Control.    Google AdWords gives advertisers hands-on control over most elements of their ad campaigns. Advertisers can specify the relevant search or content topics for each of their ads. Advertisers can also manage expenditures by setting a maximum daily budget and determining how much they are willing to pay whenever a user clicks on an ad. Our online tracking tools and reports give advertisers timely updates on how well their campaigns are performing and enable them to make changes or refinements quickly. Advertisers can also target their campaigns by neighborhood, city, country, region or language.

Global Support.    We provide customer service to our advertiser base through our global support organization as well as through field sales offices in 12 countries. AdWords is available on a self-service basis with email support. Advertisers with more extensive needs and budgets can request strategic support services, which include an account team of experienced professionals to help them set up, manage and optimize their campaigns.

Web Sites

Nearly every web site in the world is indexed and made searchable by Google. Our users do searches and are directed to relevant web sites. Google provides a significant amount of traffic to web sites with which we have no business relationship. Many web sites are able to generate revenue from that traffic, but others have difficulty doing so. We are enthusiastic about helping sites make money and thereby facilitating the creation of better content to search. If there is better content on the web, people are likely to do more searches, and we expect that will be good for our business and for users. To address this opportunity, we created Google AdSense. Our Google AdSense program enables the web sites—large and small—that make up the Google Network to deliver AdWords ads that are relevant to the search results or content on their pages. We share most of the revenue generated from ads shown by a member of the Google Network with that member—creating an additional revenue stream for them. Web sites can also license our Google WebSearch product to offer the Google search experience to their users. The key benefits we offer to web sites in the Google Network include:

Access to Advertisers.    Many small web site companies do not have the time or resources to develop effective programs for generating revenue from online advertising. Even larger sites, with dedicated sales teams, may find it difficult to generate revenue from pages with specialized content. We believe that Google AdSense enables Google Network members to generate revenue from their sites more effectively and efficiently. Google AdSense promotes effective revenue generation by providing Google Network members immediate access to Google’s base of advertisers and their broad collection of ads. As soon as a web site joins the Google Network, our technology automatically begins delivering ads for posting on the member’s web site. The automated nature of our advertising programs promotes efficient revenue generation. Our online registration systems enable web sites to easily join the Google Network and our ad serving technology allows automated delivery of ads for posting on the member’s site. The Google Network member determines the placement of the ads on its web site and controls and directs the nature of ad content.

Improved User Satisfaction.    In their quest for revenue, many Internet companies have cluttered their web sites with intrusive or untargeted advertising that may distract or confuse users and may undermine users’ ability to find the information they want. Some web sites have adopted practices we consider to be abusive, including pop-up ads or ads that take over web pages. We believe these tactics can cause dissatisfaction with Internet advertising and reduce use of the Internet overall. Our AdSense program extends our commitment to improving the overall web experience for users by enabling web sites to display AdWords ads in a fashion that we believe people find useful rather than disruptive.

Products and Services

Our product development philosophy is centered on rapid and continuous innovation, with frequent releases of test products that we seek to improve with every iteration. We often make products available early in their development stages by posting them on Google Labs, at test locations online or directly on Google.com. If our users find a product useful, we promote it to “beta” status for additional testing. Our beta testing periods often last a year or more. Once we are satisfied that a product is of high quality and utility, we remove the beta label and make it a core Google product. Our current principal products and services are described below.

Google.com

We are focused on building products and services that benefit our users and enable them to find relevant information quickly and easily. We offer, free of charge, all of the following services at Google.com and many of them at our international sites.

Google WebSearch.    In addition to providing easy access to more than 4 billion web pages, we have integrated special features into Google WebSearch to help people find exactly what they are looking for on the web. The Google.com search experience also includes:

•	Advanced Search Functionality—enables users to construct more complex queries, for example by using Boolean logic or restricting results to languages, countries or web sites.

•	Spell Checker—suggests alternate search terms when a search appears to contain misspellings or typing errors.

•	Web Page Translation—automatically translates web pages published in French, German, Italian, Portuguese and Spanish into English, or vice versa.

•	Stock Quotes—provides links to stock and mutual fund information.

•	Street Maps—provides links to street maps and directions.

•	Calculator—solves math problems involving basic arithmetic, complicated math or physical constants and converts between units of measure.

•	Definitions—provides definitions for words or phrases based on content we have indexed.

•	PhoneBook—provides U.S. street addresses and phone numbers for U.S. businesses and residences.

•	Search by Number—enables people to conduct quick searches by entering FedEx, UPS and USPS package tracking numbers, vehicle ID numbers, product codes, telephone area codes, patent numbers, FAA airplane registration numbers and FCC equipment ID numbers.

•	Travel Information—enables people to check the status of U.S. airline flights and see delays and weather conditions at U.S. airports.

•	Cached Links—provides snapshots of web pages taken when the pages were indexed, enabling web users to view web pages that are no longer available.

Google Image Search.    Google Image Search is our searchable index of more than 880 million images found across the web. To extend the usefulness of Google Image Search, we offer advanced features, such as searching by image size, format and coloration and restricting searches to specific web sites or domains.

Google News.    Google News gathers information from nearly 10,000 news sources worldwide and presents news stories in a searchable format within minutes of their publication on the web. The leading stories are presented as headlines on the Google News home page. These headlines are selected for display entirely by a computer algorithm, without regard to political viewpoint or ideology. Google News uses an automated process to pull together related headlines, which enables people to see many different viewpoints on the same story. Because topics are updated continuously throughout the day, people generally see new stories each time they check Google News. We currently provide our Google News service tailored to 15 international audiences.

Google Toolbar.    The Google Toolbar makes our search technology constantly and easily available as people browse the web. The Google Toolbar is available as a free, fast download and can improve people’s web experience through several innovative features, including:

•	Pop-up Blocker—blocks pop-up advertising while people use the web.

•	PageRank Indicator—displays Google’s ranking of any page on the web.

•	AutoFill—completes web forms with information saved securely on a user’s own computer.

•	Highlight—highlights search terms where they appear on a web page, with each term marked in a different color.

•	Word Find—finds search terms wherever they appear on a web page.

Froogle.    Froogle enables people to easily find products for sale online. By focusing entirely on product search, Froogle applies the power of our search technology to a very specific task—locating stores that sell the items users seek and pointing them directly to the web sites where they can shop. Froogle users can sort results by price, specify a desired price range and view product photos. Froogle accepts data feeds directly from merchants to ensure that product information is up-to-date and accurate. Most online merchants are also automatically included in Froogle’s index of shopping sites. Because we do not charge merchants for inclusion in Froogle, our users can browse product categories or conduct product searches with confidence that the results we provide are relevant and unbiased. As with many of our products, Froogle displays relevant advertising separately from search results.

Google Groups.    Google Groups enables easy participation in Internet discussion groups by providing users with tools to search, read and browse these groups and to post messages of their own. Google Groups contains the entire archive of Usenet Internet discussion groups dating back to 1981—more than 845 million posted messages. The discussions in these groups cover a broad range of discourse and provide a comprehensive look at evolving viewpoints, debate and advice on many subjects.

Google Wireless.    Google Wireless offers people the ability to search and view both the “mobile web,” consisting of more than 7 million pages created specifically for wireless devices, and the entire Google index of more than 4 billion web pages. Google Wireless works on devices that support WAP, WAP 2.0, i-mode or j-sky mobile Internet protocols. Google Wireless is available through many wireless and mobile phone services worldwide.

Google Web Directory.    Google Web Directory enables people to browse and search through web sites that have been organized into categories. Our directory combines Google’s search technology with the categorization developed by the Open Directory Project and is available in 75 languages.

Google Local.    Google Local enables users to find relevant local information based on zip codes, cities or specific addresses. Google Local results include neighborhood business listings, addresses, phone numbers, maps and directions.

Google Answers.    Google Answers provides people with help finding information and answering questions. Users set a fee they are willing to pay and submit questions to the Google Answers service. One of more than 500 carefully screened freelance researchers responds, usually within 24 hours. Google Answers researchers are experienced web searchers with strong communication skills who often have expertise in various fields. An extensive collection of past responses is available to our users free of charge.

Google Catalogs.    With Google Catalogs, we provide access to the full content of more than 6,600 mail-order catalogs, many of which were previously unavailable online.

Google Print.    Google Print brings information online that had previously not been available to web searchers. Under this program, we have been experimenting with a number of publishers to host their content and rank their publications in our search results using the same technology we use to evaluate web sites. On Google Print pages, we provide links to book sellers that may offer the full versions of these publications for sale, and we show content-targeted ads that are served through the Google AdSense program.

Google Desktop Search.    Google Desktop Search enables our users to perform a full text search on the contents of their own computer, including email, files, instant messenger chats and web browser history. Users can use this service to view web pages they have visited even when they are not online.

Google Alerts.    Google Alerts are email updates of the latest relevant Google results (web, news, etc.) based on the user’s choice of query or topic. Typical uses include monitoring a developing news story, keeping current on a competitor or industry, getting the latest on a celebrity or event, or keeping tabs on a favorite sports team.

Google Labs.    Google Labs is our playground for our engineers and for adventurous Google users. On Google Labs, we post product prototypes and solicit feedback on how the technology could be used or improved. Current Google Labs examples include:

•	Google Personalized Search—provides customized search results based on an individual user’s interests.

•	Google Deskbar—enables people to search with Google from the taskbar of their computer without launching a web browser.

•	Voice Search—enables people to dial a phone number, tell our system what they are looking for and hear Google search results read to them by a computer.

•	Froogle Wireless—gives people the ability to search for product information from their mobile phones and other wireless devices.

Blogger.    Blogger is a leading web-based publishing tool that gives people the ability to publish to the web instantly using weblogs, or “blogs.” Blogs are web pages usually made up of short, informal, frequently updated posts that are arranged chronologically. Blogs can facilitate communications among small groups or to a worldwide audience in a way that is simpler and easier to follow than traditional email or discussion forums.

Picasa.    We recently acquired Picasa, Inc., a digital photo management company. Picasa enables users to manage and share digital photographs and helps support our mission of making information universally accessible and useful.

Limited Availability Services.    Some of our product offerings are in their initial test phases and are currently available to limited audiences. Examples include Gmail, our free email service, and Orkut, an invitation-based online meeting place where people can socialize, make new acquaintances and find others who share their interests.

Google AdWords

Google AdWords is our global advertising program, which enables advertisers to present ads to people at the precise moment those people are looking for information related to what the advertiser has to offer. Advertisers use our automated tools, often with little or no assistance from us, to create text-based ads, bid on the keywords that will trigger the display of their ads and set daily spending budgets. AdWords features an automated, low-cost online signup process that enables advertisers to implement ad campaigns that can become live in 15 minutes or less. The total sign-up cost for becoming an AdWords advertiser is only $5.00.

Ads are ranked for display in AdWords based on a combination of the maximum cost per click (CPC) set by the advertiser and click-through rates and other factors used to determine the relevance of the ads. This favors the ads that are most relevant to users, improving the experience for both the person looking for information and the advertiser looking for interested customers. AdWords has many features that make it easy to set up and manage ad campaigns for maximum efficiency and effectiveness:

•	Campaign management. Advertisers can target multiple ads to a given keyword and easily track individual ad performance to see which ads are the most effective. The campaign management tools built into AdWords enable advertisers to quickly shift their budgets to ads that deliver the best results.

•	Keyword targeting. Businesses can deliver targeted ads based on specific search terms (keywords) entered by users or found in the content on a web page. We also offer tools that suggest synonyms and useful phrases to use as keywords or ad text. These suggestions can improve ad click-through rates and the likelihood of a user becoming a customer of the advertiser.

•	Traffic estimator. This tool estimates the number of searches and potential costs related to advertising on a particular keyword or set of keywords. These estimates can help advertisers optimize their campaigns.

•	Budgeted delivery. Advertisers can set daily budgets for their campaigns and control the timing for delivery of their ads.

•	Performance reports. We provide continuous, timely reporting of the effectiveness of each ad campaign.

•	Multiple payment options. We accept credit and debit cards and, for selected advertisers, we offer several options for credit terms and monthly invoicing. We accept payments in 48 currencies.

•	AdWords discounter. This feature gives advertisers the freedom to increase their maximum CPCs because it automatically adjusts pricing so that they never pay more than one cent over the next highest bid. The AdWords discounter is described in detail below under the heading “Technology—Advertising Technology—Google AdWords Action System.”

For larger advertisers, we offer additional services that help to maximize returns on their Internet marketing investments and improve their ability to run large, dynamic campaigns. These include:

•	Creative maximization. Our AdWords specialists help advertisers select relevant keywords and create more effective ads. This can improve advertisers’ ability to target customers and to increase the click-through rates and conversion rates for their ads.

•	Vertical market experts. Specialists with experience in particular industries offer guidance on how to most effectively target potential customers.

•	Bulk posting. We assist businesses in launching and managing large ad campaigns with hundreds or even thousands of targeted keywords.

•	Dedicated client service representatives. These staff members continuously look for ways to better structure their clients’ campaigns and to address the challenges large advertisers face.

Google AdSense

Our Google AdSense program enables the web sites in our Google Network to serve targeted ads from our AdWords advertisers. Targeting can be based on search results or on web content. We share most of the revenue generated from ads shown by a member of the Google Network with that member. Most of the web sites that make up the Google Network sign up with us online, under agreements with no required term. We also engage in direct selling efforts to convince web sites with significant traffic to join the Google Network, under agreements that vary in duration. For our network members, we offer:

Google AdSense for search.    For Internet companies with potentially large search audiences, we offer Google AdSense for search. Web sites use AdSense for search to generate additional revenue by serving relevant AdWords ads targeted to search results. Because we also offer to license our web search technology along with Google AdSense for search, companies without their own search service can offer Google WebSearch to improve the usefulness of their web sites for their users while increasing their revenue.

Google AdSense for content.    Google AdSense for content enables web sites to generate revenue from advertising by serving relevant AdWords ads targeted to web content. Our automated technology analyzes the meaning of web content and serves relevant advertising, usually in a fraction of a second. We believe that some of the best content on the web comes from web sites aiming to reach small but highly targeted audiences. AdSense for content can help these web sites offset some of their publishing costs. We believe this may help them continue to publish by tapping into the value of their content. There is no charge for web sites to participate in our AdSense for content program. Using our automated sign-up process, web sites can quickly display AdWords ads on their sites. We share the majority of the revenues generated from click-throughs on these ads with the Google Network members that display the ads. For web sites with more than 20 million page views per month, we provide customization services.

Google Search Appliance

We provide our search technology for use within enterprises through the Google Search Appliance (GSA). The GSA is a complete software and hardware solution that companies can easily implement to extend Google’s search performance to their internal or external information. The GSA can often be installed and launched in as little as one day. It leverages our search technology to identify the most relevant pages on intranet and public web sites, making it easy for people to find the information they need. The GSA offers several useful features, including automated spell-checking, cached pages, dynamic snippets, indented results and automatic conversion of Microsoft Office and PDF files to HTML. The GSA is available in three models: the GB-1001, for departments and mid-sized companies; the GB-5005, for dedicated, high-priority search services such as customer-facing web sites and company-wide intranet applications; and the GB-8008, for centralized deployments supporting global business units. List prices for our GSA models start at $32,000 for the GB-1001, $230,000 for the GB-5005 and $525,000 for the GB-8008.

Technology

We began as a technology company and have evolved into a software, technology, Internet, advertising and media company all rolled into one. We take technology innovation very seriously. We compete aggressively for talent, and our people drive our innovation, technology development and operations. We strive to hire the best computer scientists and engineers to help us solve very significant challenges across systems design, artificial intelligence, machine learning, data mining, networking, software engineering, testing, distributed systems, cluster design and other areas. We work hard to provide an environment where these talented people can have fulfilling jobs and produce technological innovations that have a positive effect on the world through daily use by millions of people. We employ technology whenever possible to increase the efficiency of our business and to improve the experience we offer our users.

We provide our web search and targeted advertising technology using a large network of commodity computers running custom software developed in-house. Some elements of our technology include:

Web Search Technology

Our web search technology uses a combination of techniques to determine the importance of a web page independent of a particular search query and to determine the relevance of that page to a particular search query. We do not explain how we do ranking in great detail because some people try to manipulate our search results for their own gain, rather than in an attempt to provide high-quality information to users.

PageRank and Ranking Technology.    One element of our technology for ranking web pages is called PageRank. While we developed much of our ranking technology after the company was formed, PageRank was developed at Stanford University with the involvement of our founders, and was therefore published as research. Most of our current ranking technology is protected as trade-secret. PageRank is a query-independent technique for determining the importance of web pages by looking at the link structure of the web. PageRank treats a link from web page A to web page B as a “vote” by page A in favor of page B. The PageRank of a page is the sum of the PageRank of the pages that link to it. The PageRank of a web page also depends on the importance (or PageRank) of the other web pages casting the votes. Votes cast by important web pages with high PageRank weigh more heavily and are more influential in deciding the PageRank of pages on the web.

Text-Matching Techniques.    Our technology employs text-matching techniques that compare search queries with the content of web pages to help determine relevance. Our text-based scoring techniques do far more than count the number of times a search term appears on a web page. For example, our technology determines the proximity of individual search terms to each other on a given web page, and prioritizes results that have the search terms near each other. Many other aspects of a page’s content are factored into the equation, as is the content of pages that link to the page in question. By combining query independent measures such as PageRank with our text-matching techniques, we are able to deliver search results that are relevant to what people are trying to find.

Advertising Technology

Our advertising program serves millions of relevant, targeted ads each day based on search terms people enter or content they view on the web. The key elements of our advertising technology include:

Google AdWords Auction System.    We use the Google AdWords auction system to enable advertisers to automatically deliver relevant, targeted advertising. Every search query we process involves the automated execution of an auction, resulting in our advertising system often processing hundreds of millions of auctions per day. To determine whether an ad is relevant to a particular query, this system weighs an advertiser’s willingness to pay for prominence in the ad listings (the CPC) and interest from users in the ad as measured by the click-through rate and other factors. If an ad does not attract user clicks, it moves to a less prominent position on the page, even if the advertiser offers to pay a high amount. This prevents advertisers with irrelevant ads from “squatting” in top positions to gain exposure. Conversely, more relevant, well-targeted ads that are clicked on frequently move up in ranking, with no need for advertisers to increase their bids. Because we are paid only when users click on ads, the AdWords ranking system aligns our interests equally with those of our advertisers and our users. The more relevant and useful the ad, the better for our users, for our advertisers and for us.

The AdWords auction system also incorporates our AdWords discounter, which automatically lowers the amount advertisers actually pay to the minimum needed to maintain their ad position. Consider a situation where there are three advertisers—Pat, Betty and Joe—each bidding on the same keyword for ads that will be displayed on Google.com. These advertisers have ads with equal click-through rates and bid $1.00 per click, $0.60 per click and $0.50 per click, respectively. With our AdWords discounter, Pat would occupy the first ad position and pay only $0.61 per click, Betty would occupy the second ad position and pay only $0.51 per click, and Joe would occupy the third ad position and pay the minimum bid of $0.05 per click. The AdWords discounter saves money for advertisers by minimizing the price they pay per click, while relieving them of the need to constantly monitor and adjust their CPCs. Advertisers can experience greater discounts through the application of our smart pricing technology introduced in April 2004. This technology can reduce the price of clicks for ads served across the Google Network based on the expected value of the click to the advertiser.

AdSense Contextual Advertising Technology.    Our AdSense technology employs techniques that consider factors such as keyword analysis, word frequency, font size and the overall link structure of the web to analyze the content of individual web pages and to match ads to them almost instantaneously. With this ad targeting technology, we can automatically serve contextually relevant ads. To do this, Google Network members embed a small amount of custom HTML code on web pages that generates a request to Google’s AdSense service whenever a user views the web page. Upon receiving a request, our software examines the content of web pages and performs a matching process that identifies advertisements that we believe are relevant to the content of the specific web page. The relevant ads are then returned to the web pages in response to the request. We employ similar techniques for matching advertisements to other forms of textual content, such as email messages and Google Groups postings. For example, our technology can serve ads offering tickets to fans of a specific sports team on a news story about that team.

Large-Scale Systems Technology

Our business relies on our software and hardware infrastructure, which provides substantial computing resources at low cost. We currently use a combination of off-the-shelf and custom software running on clusters of commodity computers. Our considerable investment in developing this infrastructure has produced several key benefits. It simplifies the storage and processing of large amounts of data, eases the deployment and operation of large-scale global products and services and automates much of the administration of large-scale clusters of computers.

Although most of this infrastructure is not directly visible to our users, we believe it is important for providing a high-quality user experience. It enables significant improvements in the relevance of our search and advertising results by allowing us to apply superior search and retrieval algorithms that are computationally intensive. We believe the infrastructure also shortens our product development cycle and allows us to pursue innovation more cost effectively.

We constantly evaluate new hardware alternatives and software techniques to help further reduce our computational costs. This allows us to improve our existing products and services and to more easily develop, deploy and operate new global products and services.

Sales and Support

We have put significant effort into developing our sales and support infrastructure. We maintain 25 sales offices in 12 countries, and we deploy specialized sales teams across 13 vertical markets. We bring businesses into our advertising network through both online and direct sales channels. In all cases, we use technology and automation wherever possible to improve the experience for our advertisers and to grow our business cost-effectively. The vast majority of our advertisers use our automated online AdWords program to establish accounts, create ads, target users and launch and manage their advertising campaigns. Our direct advertising sales team focuses on attracting and supporting companies around the world with sizeable advertising budgets. Our AdSense program follows a similar model. Most of the web sites in the Google Network sign up for AdSense using an automated online process. Our direct sales force focuses on building AdSense relationships with leading Internet companies. Our global support organization concentrates on helping our advertisers and Google Network members get the most out of their relationships with us.

Marketing

We have always believed that building a trusted, highly-recognized brand begins with providing high-quality products and services that make a notable difference in people’s lives. Our user base has grown primarily by word-of-mouth, which can work very well for products that inspire a high level of user loyalty because users are likely to share their positive experiences with their friends and families. Our early marketing efforts focused on feeding this word-of-mouth momentum and used public relations efforts to accelerate it. Through these efforts and people’s increased usage of Google worldwide, we have been able to build our brand with relatively low marketing costs as a percentage of our revenues. Today, we use the quality of our own products and services as our most effective marketing tool, and word-of-mouth momentum continues to drive consumer awareness and user loyalty worldwide. We do not promote products before they are successful for our users, preferring to test them until they achieve broad acceptance. We also engage in targeted marketing efforts, such as those we deliver to our advertising clients, designed to inform potential advertisers, Google Network members and enterprises of the benefits they can achieve through Google. In addition, we sponsor industry conferences and have promoted the distribution of the Google Toolbar to Internet users in order to make our search services easier to access.

Competition

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people with information on the web and provide them with relevant advertising. Currently, we consider our primary competitors to be Microsoft and Yahoo.

We also face competition from other web search providers, including companies that are not yet known to us. We compete with Internet advertising companies, particularly in the areas of pay-for-performance and keyword-targeted Internet advertising. We may compete with companies that sell products and services online because these companies, like us, are trying to attract users to their web sites to search for information about products and services. In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities.

We compete to attract and retain relationships with users, advertisers and web sites. The bases on which we compete differ among the groups.

•	Users. We compete to attract and retain users of our search and communication products and services. Most of the products and services we offer to users are free, so we do not compete on price. Instead, we compete in this area on the basis of the relevance and usefulness of our search results and the features, availability and ease of use of our products and services.

•	Advertisers. We compete to attract and retain advertisers. We compete in this area principally on the basis of the return on investment realized by advertisers using our AdWords program. We also compete based on the quality of customer service, features and ease of use of AdWords.

•	Web sites. We compete to attract and retain web sites as members of our Google Network based on the size and quality of our advertiser base, our ability to help our Google Network members generate revenues from advertising on their web sites and the terms of agreements with our Google Network members.

We believe that we compete favorably on the factors described above. However, our industry is evolving rapidly and is becoming increasingly competitive. Larger, more established companies than us are increasingly focusing on search businesses that directly compete with us.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology.

Google is a registered trademark in the U.S. and several other countries. Our unregistered trademarks include: AdSense, AdWords, Blogger, Froogle, Gmail, I’m Feeling Lucky and PageRank.

The first version of the PageRank technology was created while Larry and Sergey attended Stanford University, which owns a patent to PageRank. The PageRank patent expires in 2017. We hold a perpetual license to this patent. In October 2003, we extended our exclusivity period to this patent through 2011, at which point our license is non-exclusive.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights and trademarks and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use.

Government Regulation

We are subject to a number of foreign and domestic laws that affect companies conducting business on the Internet. In addition, because of the increasing popularity of the Internet and the growth of online services, laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world.

In the U.S., laws relating to the liability of providers of online services for activities of their users are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by users. In addition, several other federal laws could have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

In addition, the application of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Existing or new legislation could expose us to substantial liability and restrict our ability to deliver services to our users.

We also face risks from legislation that could be passed in the future. For example, there is a risk that state legislatures will attempt to regulate the automated scanning of email messages in ways that interfere with our Gmail free advertising-supported web mail service that we recently announced as a test service. Any such legislation could make it more difficult for us to operate or could prohibit the aspects of our Gmail service that uses computers to match advertisements to the content of a user’s email message when email messages are viewed using the service. This could prevent us from implementing the Gmail service in any affected states and impair our ability to compete in the email services market.

We are also subject to international laws associated with data protection in Europe and elsewhere and the interpretation and application of data protection laws is still uncertain and in flux. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws.

Culture and Employees

We take great pride in our company culture and embrace it as one of our fundamental strengths. We remain steadfast in our commitment to constantly improve the technology we offer to our users and advertisers and to web sites in the Google Network. We have assembled what we believe is a highly talented group of employees. Our culture encourages the iteration of ideas to address complex technical challenges. In addition, we embrace individual thinking and creativity. As an example, we encourage our engineers to devote 20% of their time to work on independent projects. Many of our significant new products have come from these independent projects, including Google News, AdSense for content and Orkut.

Despite our rapid growth, we constantly seek to maintain a small-company feel that promotes interaction and the exchange of ideas among employees. We try to minimize corporate hierarchy to facilitate meaningful communication among employees at all levels and across departments, and we have developed software to help us in this effort. We believe that considering multiple viewpoints is critical to developing effective solutions, and we attempt to build consensus in making decisions. While teamwork is one of our core values, we also significantly reward individual accomplishments that contribute to our overall success. As we grow, we expect to continue to provide compensation structures that are more similar to those offered by start-ups than established companies. We will focus on very significant rewards for individuals and teams that build amazing things that provide significant value to us and our users.

At September 30, 2004, we had 2,668 employees, consisting of 865 in research and development, 1,319 in sales and marketing and 484 in general and administrative. All of Google’s employees, except temporary employees and contractors, are also equityholders, with significant collective employee ownership. As a result, many employees are highly motivated to make the company more successful.

Legal Proceedings

On August 9, 2004, we and Yahoo entered into a settlement agreement resolving two disputes that had been pending between us. The first dispute concerned a lawsuit filed by Yahoo’s wholly-owned subsidiary, Overture Services, Inc., against us in April 2002 asserting that certain services infringed Overture’s U.S. Patent No. 6,269,361. In our court filings, we denied that we infringed the patent and alleged that the patent was invalid and unenforceable.

The second dispute concerned a warrant held by Yahoo to purchase 3,719,056 shares of our stock in connection with a June 2000 services agreement. Pursuant to a conversion provision in the warrant, in June 2003 we issued 1,229,944 shares to Yahoo. Yahoo contended it was entitled to a greater number of shares, while we contended that we had fully complied with the terms of the warrant.

As part of the settlement, Overture dismissed its patent lawsuit against us and has granted us a fully-paid, perpetual license to the patent that was the subject of the lawsuit and several related patent applications held by Overture. The parties also mutually released any claims against each other concerning the warrant dispute.

In connection with the settlement of these two disputes, we issued to Yahoo 2,700,000 shares of Class A common stock.

Certain companies have filed trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits have differed from jurisdiction to jurisdiction. A court in France has held us liable for allowing advertisers to select certain trademarked terms as keywords. We have appealed this decision. We were also subject to two lawsuits in Germany on similar matters where the courts held that we are not liable for the actions of our advertisers prior to notification of trademark rights. We are litigating similar issues in other cases in the U.S., France, Germany and Italy. Adverse results in these lawsuits may result in, or even compel, a change in this practice which could result in a loss of revenue for us, which could harm our business.

From time to time, we may also become a party to other litigation and subject to claims incident to the ordinary course of business. For example, because our products and services link to or host material in which others allege to own copyrights, from time to time third parties have asserted copyright infringement or related claims against us. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of the matters discussed above will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

Facilities

We lease approximately 506,000 square feet of space in our headquarters in Mountain View, California under a lease that expires in 2012. We also lease additional research and development, sales and support offices in Amsterdam, Atlanta, Bangalore, Boston, Chicago, Dallas, Denver, Detroit, Dublin, Hamburg, Hyderabad, London, Los Angeles, Madrid, Milan, Mountain View, New York, Paris, Santa Monica, Seattle, Sydney, Tokyo, Toronto and Zurich. We operate data centers in the United States and the European Union pursuant to various lease agreements and co-location arrangements.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of September 30, 2004 are as follows:

Name	Age	Position
Eric Schmidt	49	Chairman of the Executive Committee, Chief Executive Officer and Director

Sergey Brin	31	President of Technology, Assistant Secretary and Director

Larry Page	31	President of Products, Assistant Secretary and Director

Omid Kordestani	40	Senior Vice President of Worldwide Sales and Field Operations

Wayne Rosing	58	Vice President of Engineering

David C. Drummond	41	Vice President of Corporate Development, Secretary and General Counsel

George Reyes	50	Vice President and Chief Financial Officer

Jonathan J. Rosenberg	43	Vice President of Product Management

Shona L. Brown	38	Vice President of Business Operations

L. John Doerr	53	Director

John L. Hennessy	52	Director

Arthur D. Levinson	54	Director

Michael Moritz	50	Director

Paul S. Otellini	53	Director

K. Ram Shriram	47	Director

Eric Schmidt has served as our Chief Executive Officer since July 2001 and served as Chairman of our board of directors from March 2001 to April 2004. In April 2004, Eric was named Chairman of the Executive Committee of our board of directors. Prior to joining us, from April 1997 to November 2001, Eric served as Chairman of the board of Novell, a computer networking company, and, from April 1997 to July 2001, as the Chief Executive Officer of Novell. From 1983 until March 1997, Eric held various positions at Sun Microsystems, a supplier of network computing solutions, including Chief Technology Officer from February 1994 to March 1997 and President of Sun Technology Enterprises from February 1991 until February 1994. Eric is also a director of Siebel Systems. Eric has a Bachelor of Science degree in electrical engineering from Princeton University, and a Masters degree and Ph.D. in computer science from the University of California at Berkeley.

Sergey Brin, one of our founders, has served as a member of our board of directors since our inception in September 1998 and as our President of Technology since July 2001. From September 1998 to July 2001, Sergey served as our President. Sergey holds a Masters degree in computer science from Stanford University, a Bachelor of Science degree with high honors in mathematics and computer science from the University of Maryland at College Park and is currently on leave from the Ph.D. program in computer science at Stanford University.

Larry Page, one of our founders, has served as a member of our board of directors since our inception in September 1998 and as our President of Products since July 2001. From September 1998 to July 2001, Larry served as our Chief Executive Officer and from September 1998 to July 2002 as our Chief Financial Officer. Larry holds a Masters degree in computer science from Stanford University, a Bachelor of Science degree with high honors in engineering, with a concentration in computer engineering, from the University of Michigan and is currently on leave from the Ph.D. program in computer science at Stanford University.

Omid Kordestani has served as our Senior Vice President of Worldwide Sales and Field Operations since May 1999. Prior to joining us, from 1995 to 1999, Omid served as Vice President of Business Development at

Netscape, an Internet software and services company. Omid holds a Masters of Business Administration degree from Stanford University and a Bachelor of Science degree in electrical engineering from San Jose State University.

Wayne Rosing has served as our Vice President of Engineering since November 2000. From November 1996 to April 2000, Wayne served as Chief Technology Officer and Vice President of Engineering at Caere Corporation, an optical character recognition software company. From 1985 to 1994, Wayne served in various executive engineering positions at Sun Microsystems. From 1992 to 1994, Wayne headed the team that developed the technology base for Java as the president of FirstPerson, and, from 1990 through 1991, was President of Sun Microsystems Laboratories, both subsidiaries of Sun Microsystems. From 1985 to 1990, Wayne was a Vice President of Engineering at Sun Microsystems and, from 1980 to 1985, he was director of engineering for the Apple Computer Lisa and Apple II divisions. Prior to 1980, he held management positions at Digital Equipment Corporation and Data General.

David C. Drummond has served as our Vice President of Corporate Development, Secretary and General Counsel since February 2002. Prior to joining us, from July 1999 to February 2002, David served as Chief Financial Officer of SmartForce, an educational software applications company. Prior to that, David was a partner at the law firm of Wilson Sonsini Goodrich & Rosati, our outside counsel. David holds a J.D. from Stanford University and a Bachelor of Arts degree in history from Santa Clara University. On July 20, 2004, David was advised by the staff of the Securities and Exchange Commission that it intends to recommend that the Securities and Exchange Commission bring a civil injunction action against David, alleging violation of federal securities laws, including the anti-fraud provisions. The Securities and Exchange Commission’s recommendation arises out of David’s prior employment as Chief Financial Officer of SmartForce, and involves certain disclosure and accounting issues relating to SmartForce’s financial statements. None of the allegations involve Google. The staff of the Securities and Exchange Commission has, in accordance with its customary practices, offered David the opportunity to make a Wells Submission setting forth why David believes that such action should not be brought. David intends to make this submission.

George Reyes has served as our Chief Financial Officer since July 2002. Prior to joining us, George served as Interim Chief Financial Officer for ONI Systems, a provider of optical networking equipment, from February 2002 until June 2002. From April 1999 to September 2001, George served as Vice President and Treasurer of Sun Microsystems, a supplier of networking computing solutions, and as Vice President, Corporate Controller of Sun Microsystems from April 1994 to April 1999. George is also a director of BEA Systems, an application infrastructure software company, and Symantec, an information security company. George holds a Masters of Business Administration degree from Santa Clara University and a Bachelor of Arts degree in accounting from the University of South Florida.

Jonathan J. Rosenberg has served as our Vice President of Product Management since February 2002. Prior to joining us, from October 2001 to February 2002, Jonathan served as Vice President of Software of palmOne, a provider of handheld computer and communications solutions. From November 2000 until October 2001, Jonathan was not formally employed. From March 1996 to November 2000, Jonathan held various executive positions at Excite@Home, an Internet media company, most recently as its Senior Vice President of Online Products and Services. Jonathan holds a Masters of Business Administration degree from the University of Chicago and a Bachelor of Arts degree with honors in economics from Claremont McKenna College.

Shona L. Brown has served as our Vice President of Business Operations since September 2003. Prior to joining us, from October 1995 to August 2003, Shona was at McKinsey & Company, a management consulting firm where she had been a partner since December 2000. Shona holds a Ph.D. and Post-Doctorate in industrial engineering and engineering management from Stanford University, a Masters of Arts degree from Oxford University (as a Rhodes Scholar), and a Bachelor of Science degree in computer systems engineering from Carleton University.

L. John Doerr has served as a member of our board of directors since May 1999. John has been a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. John is also a director of

Amazon.com, an Internet retail company, drugstore.com, an Internet retail company, Homestore.com, a provider of real estate media and technology solutions, Intuit, a provider of business and financial management software, palmOne, a provider of handheld computer and communications solutions, and Sun Microsystems, a supplier of networking computing solutions. John holds a Masters of Business Administration degree from Harvard Business School and a Masters of Science degree in electrical engineering and computer science and a Bachelor of Science degree in electrical engineering from Rice University.

John L. Hennessy has served as a member of our board of directors since April 2004. Since September 2000, John has served as the President of Stanford University. From 1994 to August 2000, John held various positions at Stanford, including Dean of the Stanford University School of Engineering and Chair of the Stanford University Department of Computer Science. John has been a member of the board of directors of Cisco Systems, a networking equipment company, since January 2002 and chairman of the board of directors of Atheros Communications, a wireless semiconductor company since May 1998. John holds a Master’s degree and Doctoral degree in computer science from the State University of New York, Stony Brook and a Bachelor of Science degree in electrical engineering from Villanova University.

Arthur D. Levinson has served as a member of our board of directors since April 2004. Since 1995, Art has served as a member of the board of directors of Genentech, a biotechnology company, and has served as its Chairman and Chief Executive Officer since September 1999. Prior to 1999 Art held various executive positions at Genentech, including Senior Vice President of R&D. Art has been a member of the board of directors of Apple Computer, a computer hardware and software company, since 2000. Art was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. Art holds a Ph.D. in biochemistry from Princeton University and a Bachelor of Science degree in molecular biology from the University of Washington.

Michael Moritz has served as a member of our board of directors since May 1999. Michael has been a General Partner of Sequoia Capital, a venture capital firm, since 1986. Michael has served as a member of the board of directors of Saba Software, a provider of human capital development and management solutions, since August 1998 and as a member of the board of directors of Flextronics International, a contract electronics manufacturer, since July 1993. Michael has also served as a member of the board of directors of RedEnvelope, an online retailer of upscale gifts, since July 1999 and as its Chairman of the Board since April 2003. Michael holds a Masters of Arts degree from Christ Church, University of Oxford.

Paul S. Otellini has served as a member of our board of directors since April 2004. Paul has been a member of the board of directors of Intel, a semiconductor manufacturing company, and has served as its President and Chief Operating Officer since 2002. From 1974 to 2002, Paul held various positions at Intel, including Executive Vice President and General Manager of Intel Architecture Group and Executive Vice President and General Manager of Sales and Marketing Group. Paul holds a Master’s degree from the University of California at Berkeley and a Bachelors degree in economics from the University of San Francisco.

K. Ram Shriram has served as a member of our board of directors since September 1998. Since January 2000, Ram has served as managing partner of Sherpalo, an angel venture investment company. Prior to that, from August 1998 to September 1999, Ram served as Vice President of Business Development at Amazon.com, an Internet retail company. Prior to that, Ram served as President at Junglee, a provider of database technology, acquired by Amazon.com in 1998. Ram was an early member of the Netscape executive team. Ram holds a Bachelor of Science degree from the University of Madras, India.

Committees of the Board of Directors

Our board of directors has established four committees: an audit committee, a leadership development and compensation committee, a corporate governance and nominating committee and an executive committee.

Audit Committee

Our audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.

•	Preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Our audit committee is comprised of Ram, Paul and Michael, each of whom is a non-employee member of our board of directors. Paul will be our audit committee financial expert as currently defined under Securities and Exchange Commission rules. Ram will be the chairman of our audit committee. Our board of directors has determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market. We intend to comply with future audit committee requirements as they become applicable to us.

Leadership Development and Compensation Committee

Our leadership development and compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation of our senior management, directors and employees and recommend these plans to our board. This committee’s responsibilities include:

•	Reviewing the employee wide compensation philosophy.

•	Reviewing the budget and structure of our employee wide variable cash compensation plans.

•	Reviewing the budget and structure of our employee wide equity based compensation plans.

•	Periodically reviewing the leadership development plans for the Company.

•	Reviewing and recommending compensation and benefit plans for our executive officers and board members.

•	Reviewing the terms of offer letters and employment agreements and arrangements with our officers.

•	Setting performance goals for our officers and reviewing their performance against these goals.

•	Periodically reviewing executive succession plans and executive education and development plans.

•	Evaluating the competitiveness of our executive compensation plans.

•	Independently accessing externally provided market information on industry compensation practices.

•	Preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Our Leadership Development and Compensation Committee consists of John Doerr and Art, each of whom is a non-employee member of our board of directors. Our Leadership Development and Compensation

Committee does not have a chairman. Each member of our Leadership Development and Compensation Committee will be an “outside” director as that term is defined in 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules under the Securities Exchange Act of 1934. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent within the listing standards of The Nasdaq Stock Market.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities include:

•	Evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors performance and self-evaluation process and developing continuing education programs for our directors.

•	Reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Our Corporate Governance and Nominating Committee consists of John Doerr and John Hennessy, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Corporate Governance and Nominating Committee is independent within the existing standards of The Nasdaq Stock Market.

Executive Committee

The Executive Committee serves as an administrative committee of the board that is available to facilitate the approval of certain corporate actions that do not require consideration by the full board.

Chairman of the Board

Our current charter documents provide that the chairman of our board of directors may not be an employee or officer of our company, and may not have been an employee or officer for the last three years, unless the appointment is approved by two-thirds of the members of our board of directors. We currently do not have a chairman of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

We do not currently compensate our directors in cash for their service as members of our board of directors. We do reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings. Additionally, our directors are eligible to receive and have received stock options under our stock plans.

In April 2004, our newly elected directors, John, Art and Paul each received an option to purchase 65,000 shares of common stock subject to vesting over a term of five years and otherwise pursuant to the terms of our 2000 Stock Plan and 2003 Stock Plan (No. 2).

Executive Compensation

The following table sets forth information regarding the compensation that we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2003. We refer to these officers in this offering circular as the named executive officers.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards	All Other Compensation
Name and Principal Position	Salary	Bonus(1)(2)		Securities Underlying Options
Eric Schmidt, Chief Executive Officer and Director	$250,000	$301,556		—	$2,894	(3)
Sergey Brin, President of Technology and Director	150,000	206,556		—	14,440	(4)
Larry Page, President of Products and Director	150,000	206,556		—	11,327	(5)
Omid Kordestani, Senior Vice President of Worldwide Sales and Field Operations	175,000	394,456	(6)	—	2,704	(7)
Wayne Rosing, Vice President of Engineering	175,000	151,314		—	2,704	(8)

(1)	We generally pay bonuses in the year following the year in which they were earned. Unless otherwise noted, bonus amounts presented represent employee performance bonuses and are reported for the year in which they were earned, though they may have been paid in the following year.

(2)	Each of the bonuses presented include a holiday bonus in the amount of $1,556.

(3)	Includes $2,200 contributed to Eric’s account under our 401(k) plan and $694 of insurance premiums paid for his benefit.

(4)	Includes $14,008 of engineering patent awards and $432 of insurance premiums paid for Sergey’s benefit.

(5)	Includes $10,895 of engineering patent awards and $432 of insurance premiums paid for Larry’s benefit.

(6)	Includes $347,900 of sales commissions.

(7)	Includes $2,200 contributed to Omid’s account under our 401(k) plan and $504 of insurance premiums paid for his benefit.

(8)	Includes $2,200 contributed to Wayne’s account under our 401(k) plan and $504 of insurance premiums paid for his benefit.

Stock Option Grants in Last Fiscal Year

The following table sets forth information regarding the granting of stock options to the named executive officers during 2003. The percentage of total options set forth below is based on an aggregate of 18,681,260 options granted to employees for the year ended December 31, 2003.

Option/SAR Grants in Last Fiscal Year

Name and Principal Position	Individual Grants
	Number of Shares Common Stock	Percentage of Total Options Granted to Employees in 2003	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
					5%	10%
Eric Schmidt Chief Executive Officer and Director	—	—	—	—	—	—

Sergey Brin President of Technology and Director	—	—	—	—	—	—

Larry Page President of Products and Director	—	—	—	—	—	—

Omid Kordestani Senior Vice President of Worldwide Sales and Field Operations	—	—	—	—	—	—

Wayne Rosing(1) Vice President of Engineering	128,000	0.7%	$5.00	7/18/13	$17,082,374	$27,579,918

(1)	Shares subject to this option will begin vesting on November 23, 2004 and will vest as follows: (i) 15 percent on the one year anniversary of the vesting commencement date, (ii) 17.5 percent in the second year of vesting, (iii) 20 percent in the third year of vesting, (iv) 22.5 percent in the fourth year of vesting, and (v) 25 percent in the fifth year of vesting; provided that shares vesting in each of the years following the one year anniversary of Wayne’s vesting commencement date will vest in the respective amounts described above ratably at the end of each month of Wayne’s continued employment with us. Wayne’s option was granted at the fair market value of our Class B common stock as determined by our board of directors on the date of grant. Wayne’s option has a term of 10 years, subject to earlier termination in certain events related to the cessation of Wayne’s employment with us.

The amounts shown in the table above for Wayne as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Potential realizable values in the table above are calculated by:

•	Multiplying the number of shares of our common stock subject to the option by our initial public offering price per share of $85.00.

•	Assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10-year term of the option.

•	Subtracting from that result the total option exercise price.

The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides option exercise information for the executive offices named in the summary compensation table. The table shows the number of shares acquired and the value realized upon exercise of stock options during 2003 and the exercisable and unexercisable options held at December 31, 2003. The “Value Realized” and the “Value of Unexercised In-the-Money Options” shown in the table represents an amount equal to the difference between our initial public offering price of $85.00 per share and the option exercise price, multiplied by the number of shares acquired on exercise and the number of unexercised in-the-money options. These calculations do not take into account the effect of any taxes that may be applicable to the option exercises.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name and Principal Position			Exercisable(1)	Unexercisable	Exercisable	Unexercisable
Eric Schmidt Chairman and Chief Executive Officer	—	—	—	—	—	—

Sergey Brin President of Technology and Director	—	—	—	—	—	—

Larry Page President of Products and Director	—	—	—	—	—	—

Omid Kordestani(2) Senior Vice President of Worldwide Sales and Field Operations	80,000	$7,196,000	1,420,000	—	$120,300,000	—

Wayne Rosing(3) Vice President of Engineering	—	—	148,000	—	$11,934,000	—

(1)	All of our stock options granted to U.S. residents may be exercised prior to their vesting. Upon the exercise of an option prior to vesting, the optionee is required to enter into a restricted stock purchase agreement with us that provides that we have a right to repurchase the shares purchased upon exercise of the option at the original exercise price; provided, however, that our right to repurchase these shares will lapse in accordance with the original vesting schedule included in the optionee’s option agreement.

(2)	Omid’s option was vested as to 669,666 shares Class B common stock and unvested as to 750,334 shares at December 31, 2003.

(3)	Wayne’s option was vested as to 8,333 shares Class B common stock and unvested as to 139,667 shares at December 31, 2003.

Employee Benefit Plans

1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3)

Our 1998 Stock Plan was adopted by our board of directors in September 1998 and subsequently approved by our stockholders. At September 30, 2004, options to purchase a total of 6,039,948 shares of Class B common stock were outstanding under the 1998 Stock Plan at a weighted average exercise price of $0.30 per share.

Our 2003 Stock Plan was adopted by our board of directors in February 2003 and subsequently approved by our stockholders. At September 30, 2004, options to purchase a total of 2,576,242 shares of Class A common stock were outstanding under the 2003 Stock Plan at a weighted average exercise price of $1.22 per share.

Our 2003 Stock Plan (No. 2) was adopted by our board of directors in July 2003 and subsequently approved by our stockholders. At September 30, 2004, options to purchase a total of 3,776,622 shares of Class B common stock were outstanding under the 2003 Stock Plan (No. 2) at a weighted average exercise price of $6.49 per share.

Our 2003 Stock Plan (No. 3) was adopted by our board of directors in July 2003, and it was subsequently approved by our stockholders. At September 30, 2004, options to purchase a total of 4,392,093 shares of Class A common stock were outstanding under the 2003 Stock Plan (No. 3) at a weighted average exercise price of $31.03 per share.

Our plans generally provide for the grant of options and stock purchase rights. Incentive stock options within the meaning of Section 422 of the Internal Revenue Code may be granted only to our employees or employees of our subsidiaries. Stock purchase rights may only be granted under the 1998 Stock Plan to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. Nonstatutory stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. Consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

Our board of directors administers the plans. The administrator has the authority to determine the terms and conditions of the options and stock purchase rights granted under these plans, and may reduce the exercise price of an option to the then current fair market value of our common stock or institute a program whereby outstanding options are exchanged for options with a lower exercise price.

The maximum term of the options under these plans is ten years. The awards granted under these plans may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

These plans provide that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, the successor corporation or its parent or subsidiary will assume or substitute each stock purchase right and option. If the outstanding stock purchase rights or options are not assumed or substituted, they will become fully vested and exercisable for a 15-day period from the date the administrator provides notice of such transaction and shall terminate at the end of such 15-day period.

Generally, in the event of our change in control, the successor corporation will assume each option or replace it with a cash incentive program that preserves the spread associated with the option. If the outstanding options are not assumed or substituted after a change in control, the options vesting will accelerate in full.

2000 Stock Plan

Our 2000 Stock Plan was adopted by our board of directors in November 2000, and it was subsequently approved by our stockholders. At September 30, 2004, options to purchase a total of 372,538 shares of Class B common stock were outstanding under the 2000 Stock Plan at a weighted average exercise price of $21.10 per share. The terms of our 2000 Stock Plan are substantially the same as the terms described above, except that the 2000 Stock Plan does not share in the collective authorized share pool applicable to the plans described above.

1999 Stock Option/Stock Issuance Plan

Our 1999 Stock Option/Stock Issuance Plan was assumed by us in connection with our acquisition of Applied Semantics, Inc. in April 2003. At September 30, 2004, options to purchase a total of 22,768 shares of Class A common stock were outstanding under the 1999 Stock Option/Stock Issuance Plan at a weighted average exercise price of $0.38 per share. At September 30, 2004, no shares of Class A common stock remained available for future issuance under our 1999 Stock Option/Stock Issuance Plan.

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan was assumed by us in connection with our acquisition of Ignite Logic, Inc. in April 2004. At September 30, 2004, options to purchase a total of 490 shares of Class A common stock were outstanding under the 2003 Equity Incentive Plan at a weighted average exercise price of $27.48 per share. At September 30, 2004, no shares of Class A common stock remained available for future issuance under our 2003 Equity Incentive Plan.

Lifescape Solutions, Inc. 2001 Stock Plan

Our Lifescape Solutions, Inc. 2001 Stock Plan was assumed by us in connection with our acquisition of Picasa, Inc. in July 2004. At September 30, 2004, options to purchase a total of 12,867 shares of Class A common stock were outstanding under the Lifescape Solutions, Inc. 2001 Stock Plan at a weighted average exercise price of $21.39 per share. At September 30, 2004, no shares of Class A common stock remained available for future issuance under our Lifescape Solutions, Inc. 2001 Stock Plan.

Picasa, Inc. Employee Bonus Plan

Our Picasa, Inc. Employee Bonus Plan was assumed by us in connection with our acquisition of Picasa, Inc. in July 2004. At September 30, 2004, rights to acquire 9,000 shares of Class A common stock, subject to the achievement of certain performance milestones, were outstanding under the Picasa, Inc. Employee Bonus Plan. At September 30, 2004, no rights to acquire shares of Class A common stock remained available for future grant under our Picasa, Inc. Employee Bonus Plan.

2004 Stock Plan

Our board of directors adopted the 2004 Stock Plan in April 2004, and it was subsequently approved by our stockholders. The 2004 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and nonstatutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, restricted stock units and other stock based awards to our employees, directors, and consultants.

At September 30, 2004, options to purchase a total of 239,220 shares of Class A common stock were outstanding under the 2004 Stock Plan at a weighted average exercise price of $119.78 per share. At September 30, 2004, 6,192,940 shares of our Class A common stock remained available for future issuance under our 2004 Stock Plan.

Common Stock Available Under the 2004 Stock Plan.    If an option, grant of restricted stock, stock appreciation right, performance unit, performance share, restricted stock unit or other stock based award (each, an “award”) expires or is terminated or canceled without having been exercised or settled in full, is forfeited back to or repurchased by the Company, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under our plan (unless our plan has terminated). Shares are not deemed to be issued under the 2004 Stock Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the 2004 Stock Plan. However, shares that have actually been transferred to a financial institution or other person or entity selected by the plan administrator, will not be returned to the 2004 Stock Plan, will not be returned to our plan and will not be available for future distribution under our plan.

Administration of the 2004 Stock Plan.    Our board of directors, or one or more committees appointed by our board, will administer our 2004 Stock Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the power to determine the terms of the awards, including the exercise price (which may be changed by the administrator after the date of grant), the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award exchange program, an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the plan administrator, and a program through which participants may reduce cash compensation payable in exchange for awards, and to create other stock based awards that are valued in whole or in part by reference to (or are otherwise based on) shares of our Class A Common Stock (or the cash equivalent of such shares).

Options.    A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator will determine the exercise price of options granted under our 2004 Stock Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price generally must be at least equal to the fair market value of our common stock on the date of grant. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator determines the term of all other options.

Restricted Stock.    Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of any grants of restricted stock and, unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability.

Stock Appreciation Rights.    A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.

Performance Shares and Performance Units.    Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance goals may be based upon the achievement of company-wide, divisional or individual goals (including solely continued service), applicable securities laws or other basis determined by the administrator. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. Performance units will have an initial dollar value established by the administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Restricted Stock Units.    Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis. The administrator determines the terms and conditions of restricted stock units.

Other Stock Based Awards.    The administrator has the authority to create awards under the 2004 Stock Plan in addition to those specifically described in the 2004 Stock Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of our Class A common stock (or the cash equivalent of such shares).

Transferability of Awards.    Unless the administrator determines otherwise, our 2004 Stock Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Adjustments upon Merger or Change in Control.    Our 2004 Stock Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each outstanding award. Unless determined otherwise by the administrator, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to shares that would not otherwise have been vested and exercisable, for a period of up to 15 days from the date of notice to the optionee. The option or stock appreciation right will terminate at the end of such period. Unless determined otherwise by the administrator, any restricted stock, performance shares, performance units, restricted stock units or other stock based awards not assumed or substituted for will be fully vested as to all of the shares subject to the award, including shares which would not otherwise be vested. In the event an outside director is terminated immediately prior to or following a change in control, other than pursuant to a voluntary resignation, the awards he or she received under the 2004 Stock Plan will fully vest and become immediately exercisable.

Amendment and Termination of Our 2004 Stock Plan.    Our 2004 Stock Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our 2004 Stock Plan provided it does not adversely affect any award previously granted under our plan.

Employment Agreements and Change in Control Arrangements

Eric Schmidt Employment Agreement

On March 15, 2001, we entered into an employment agreement with Eric Schmidt, our chief executive officer. The agreement does not provide a specific term for Eric’s employment, rather, Eric’s employment with us is “at-will” and may be terminated at any time with or without notice, for any or no reason, at either Eric’s or our option. The agreement provides that Eric will receive a base salary of $250,000. Eric was also granted an option to purchase 14,331,708 shares of Class B common stock at an exercise price of $0.30 per share pursuant to this agreement and was permitted to purchase 426,892 shares of Series C preferred stock at a purchase price of $2.3425 per share. Eric may also earn a yearly performance bonus of up to 60% of his base salary if he meets the performance criteria set by our board of directors. If Eric is terminated without cause, he will receive 12 months’ base salary, six months’ accelerated vesting of any options and the greater of his performance bonus for the year of termination or for the prior year. If Eric resigns for good reason or if he is terminated without cause within 12 months after our change in control, then instead of the 6 months accelerated vesting of options, he will receive 12 months accelerated vesting of options. For purposes of this employment agreement, our change in control includes our merger or combination with or into a third party, the sale of all or substantially all our assets or a change in our board composition over a two-year period resulting in fewer than a majority of directors remaining as incumbent directors. For purposes of this employment agreement, a termination “without cause” means a termination for reasons other than an act of material dishonesty in performing his duties, a felony conviction or plea of no contest to a felony or gross misconduct. For purposes of this employment agreement, “good reason” means a material reduction in Eric’s base salary, performance bonus or in responsibilities or a relocation to more than 50 miles from our current facility.

In connection with his stock option exercise on September 28, 2001, we entered into a promissory note and security agreement with Eric. On April 28, 2004, Eric repaid the note in its entirety and the stock previously pledged as collateral was released from the security agreement. This arrangement is further described in “Certain Relationships and Related Party Transactions—Indebtedness of Management.”

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2001, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, other than as described above in the section captioned “Management” and in the transactions described below.

Investor Rights Agreement

We have entered into an Investor Rights Agreement with certain purchasers of our common stock, and certain holders of warrants to purchase our common stock, including entities with which certain of our directors are affiliated. The holders of 80,821,014 shares of our common stock and the holders of 621,876 shares of our common stock issuable upon exercise of warrants are entitled to rights with respect to the registration of their shares under the Securities Act of 1933. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of common stock and to participate in a registration of our common stock that we may decide to do, from time to time. These registration rights survived our initial public offering and will terminate as to any holder at such time as all of such holders’ securities can be sold within a three month period without compliance with the registration requirements of the Securities Act of 1933 pursuant to Rule 144, but in any event no later than the five-year anniversary of our initial public offering. These demand registration rights, however, may not be exercised until six months after our initial public offering. Certain of our directors and executive officers and holders of 5% of our capital stock are parties to this agreement and, as a group, these directors (and their affiliates), executive officers and shareholders represent 64.6% of the shares subject to this agreement. Eric Schmidt, Sergey Brin, Larry Page, Omid Kordestani and David C. Drummond each hold shares representing less than one percent of the shares subject to the agreement. Ram Shriram and entities affiliated with L. John Doerr and Michael Moritz hold shares representing 4.2%, 29.3% and 29.3% of the shares subject to the agreement, respectively. Parties to the Investor Rights Agreement are subject to selling restrictions as more fully described in “Shares Eligible for Future Sale.”

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Shares Issued to Insiders

The following table summarizes purchases of our stock since January 1, 2001 by our executive officers, directors and holders of more than 5% of our common stock other than compensatory arrangements.

Name	Date of Issuance	Type of Security	Number of Shares	Purchase Price
Eric Schmidt	7/13/01	Series C preferred stock	426,892	$999,994.51

Each share of our preferred stock will be converted automatically into one share of our Class B common stock upon the closing of our initial public offering.

Indebtedness of Management

In September 2001, in connection with the exercise of an option to purchase 14,331,708 shares of our Class B common stock, Eric Schmidt, our chief executive officer, delivered to us a full recourse promissory note dated September 28, 2001 in the aggregate principal amount of approximately $4.3 million secured by shares of Class B common stock. Interest on the loan accrued at a rate of 7.38% per annum, compounded semi-annually.

The loan was secured by a security interest in 14,331,708 shares of our Class B common stock. The largest aggregate amount of indebtedness outstanding pursuant to the note was approximately $5.2 million, which represented the full amount of principal and interest outstanding at April 28, 2004, the date the loan was repaid in full.

Corporate Use of Personal Aircraft

Eric Schmidt owns an interest in a jet that is managed and operated by Apex Aviation and which is made commercially available for lease to consumers. Until recently, Eric owned a second jet, also managed and operated by Apex Aviation. Eric allows certain of our executive officers to use his aircraft for time-critical business trips that cannot be accommodated by commercial airline services. In 2003, we used these planes for business-related travel services for certain of our executive officers and for which services we paid Apex market rates. Eric is entitled to receive a portion of the profits earned by Apex resulting from its management and operation of these planes. Eric has agreed to pay us any and all annual net profits distributed to him as a result of his ownership of an interest in the jets. In 2003, we paid Apex $278,119 and reimbursed Eric $20,214 for the use of these planes. The reimbursements to Eric related to business flights where Eric was billed directly by Apex for use of the planes. These payments were approved by our board of directors and, based upon a competitive analysis of comparable leased aircraft, our board of directors determined that the amounts billed for our use of the aircraft and pilots were at or below market rates for the charter of similar aircraft.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at September 30, 2004, and as adjusted to reflect the sale of Class A common stock offered by us in our initial public offering, for

•	Each person who we know beneficially owns more than five percent of our common stock.

•	Each of our directors.

•	Each of our named executive officers.

•	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Google Inc., 1600 Amphitheatre Parkway, Mountain View, California 94043.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 52,677,654 shares of Class A common stock and 220,549,875 shares of Class B common stock outstanding at September 30, 2004, assuming the conversion of all outstanding shares of preferred stock into Class B common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2004. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Name of Beneficial Owner	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
	Shares	%	Shares	%
Officers and Directors
Eric Schmidt	0	*	14,389,635	6.5	6.4
Sergey Brin	0	*	38,007,435	17.2	16.8
Larry Page	0	*	38,110,785	17.3	16.9
Omid Kordestani(2)	0	*	4,569,994	2.1	2.0
Wayne Rosing(3)	0	*	1,397,851	*	*
L. John Doerr(4)	0	*	21,043,711	9.5	9.3
John Hennessy(5)	0	*	65,000	*	*
Arthur Levinson(5)	0	*	65,000	*	*
Michael Moritz(6)	0	*	23,893,800	10.8	10.6
Paul Otellini(5)	0	*	65,000	*	*
K. Ram Shriram	0	*	4,933,900	2.2	2.2
All executive officers and directors as a group(7) (15 persons)	157,000	*	149,111,875	67.6	66.0
5% Security Holders
Entities affiliates with Kleiner Perkins Caufield & Byers(4)	0	*	21,043,711	9.5	9.3
Entities affiliates with Sequoia Capital(6)	0	*	23,893,800	10.8	10.6

(1)

Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Includes 1,420,000 shares issuable upon exercise of options that are exercisable within 60 days of September 30, 2004. The options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor. 930,000 of the shares are vested and 490,000 of the shares are unvested.

(3)	Includes 148,000 shares issuable upon exercise of options that are exercisable within 60 days of September 30, 2004. The options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor. 12,000 of the shares are vested and 136,000 of the shares are unvested.

(4)	Includes 18,111,504 shares held by Kleiner Perkins Caufield & Byers IX-A, L.P., 559,112 shares held by Kleiner Perkins Caufield & Byers IX-B, L.P., 597,344 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P. and 1,775,751 shares held by Vallejo Ventures Trust. L. John Doerr is a manager of the general partners of the Kleiner Perkins Caufield & Byers funds and has shared voting and investment power over these shares. Mr. Doerr is also trustee of the Vallejo Ventures Trust and has voting and investment authority over the shares held by the Trust. However, Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest arising therein. Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Rd., Menlo Park, CA 94025.

(5)	In April 2004, each of John, Art and Paul were granted options to purchase 65,000 shares that are exercisable within 60 days of the date of grant, none of which will then be vested. The options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor.

(6)	Includes 21,654,952 shares held by Sequoia Capital VIII; 1,433,624 shares held by Sequoia International Technology Partners VIII(Q); 477,872 shares held by CMS Partners LLC; 274,784 shares held by Sequoia International Technology Partners VIII; and 52,568 shares held by Sequoia 1997. SC VIII LLC is the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII(Q) and Sequoia International Technology Partners VIII. Michael is one of the managing members, including Douglas Leone, Mark Stevens and Michael Goguen, of SC VIII LLC and exercises shared voting and investment power over the shares held by the Sequoia entities. Michael disclaims beneficial ownership of the shares held by the Sequoia entities except to the extent of his pecuniary interest in these entities. The address of the entities affiliated with Sequoia Capital and Michael is 3000 Sand Hill Road, Bldg. 4, Suite 180, Menlo Park, California 94025.

(7)	Includes 2,043,967 shares issuable upon exercise of options that are exercisable within 60 days of September 30, 2004, of which 942,000 shares are vested and 1,101,967 shares are unvested.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation, bylaws and Investor Rights Agreement, which are filed as exhibits to the registration statement of which this offering circular is a part.

Our certificate of incorporation provides that we have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock are identical. The rights of these classes of common stock are discussed in greater detail below.

Our authorized capital stock consists of 9,100,000,000 shares, each with a par value of $0.001 per share, of which:

•	6,000,000,000 shares are designated as Class A common stock.

•	3,000,000,000 shares are designated as Class B common stock.

•	100,000,000 shares are designated as preferred stock.

At September 30, 2004, we had outstanding 273,227,529 shares of common stock, held of record by 2,216 stockholders, of which 52,677,654 shares were Class A common stock and 220,549,875 shares were Class B common stock. At September 30, 2004, no shares of our preferred stock were outstanding.

In addition, at September 30, 2004, 17,432,788 shares of our common stock were subject to outstanding options, and 487,184 shares of our capital stock were subject to outstanding warrants. At September 30, 2004, 14,341,556 unvested shares of our outstanding common stock were held by our employees and consultants. These shares are subject to a lapsing right of repurchase in our favor, under which we may repurchase these shares upon the termination of the holder’s employment or consulting relationship.

Common Stock

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•	If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•	If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

•	Transfers between Larry and Sergey, our founders.

•	Transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

In addition, partnerships or limited liability companies that hold more than 5% of the total outstanding shares of Class B common stock as of the closing of the offering may distribute their Class B common stock to their respective partners or members (who may further distribute the Class B common stock to their respective partners or members) without triggering a conversion to Class A common stock. Such distributions must be conducted in accordance with the ownership interests of such partners or members and the terms of any agreements binding the partnership or limited liability company.

The death of any holder of Class B common stock who is a natural person will result in the conversion of his or her shares of Class B common stock to Class A common stock. However, either of our founders may transfer voting control of shares of Class B common stock to the other founder contingent or effective upon their death without triggering a conversion to Class A common stock, provided that the shares of Class B common stock so transferred shall convert to Class A common stock nine months after the death of the transferring founder.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preferred Stock

Our board of directors has the authority, without approval by the stockholders, to issue up to a total of 100,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Google and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

At September 30, 2004, we had outstanding warrants to purchase 487,184 shares of our common stock at exercise prices ranging from $0.50 to $1.42.

Registration Rights

The holders of 80,821,014 shares of our common stock, including the shares of common stock issuable upon the automatic conversion of our preferred stock, and the holders of 621,876 shares of our common stock issuable upon exercise of warrants are entitled to rights with respect to the registration of their shares under the Securities Act of 1933. These registration rights are contained in our third amended and restated investors’ rights agreement and are described below. The registration rights under the investors’ rights agreement will expire five years following the completion of our initial public offering, or, with respect to an individual holder, when such holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act of 1933 in any three month period.

Demand Registration Rights

At any time following six months after the closing of our initial public offering, the holders of shares of common stock having demand registration rights under the investors’ rights agreement have the right to require that we register their common stock, provided such registration relates to not less than 40% in aggregate of our then outstanding shares of common stock having demand registration rights. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

If we register any securities for public sale, the stockholders with piggyback registration rights under the investors’ rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons, provided that the number of shares held by stockholders with piggyback registration rights may not be limited to less than 30% of the total number of shares to be included in the registration. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the investors’ rights agreement can request that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $250,000. A holder of S-3 registration rights may not require us to file a registration statement on Form S-3 if we have already effected two registrations on Form S-3 at the request of such holder. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The holders of S-3 registration rights must pay all expenses associated with any registrations on Form S-3.

Compliance with Exchange Governance Rules

Both the Nasdaq and the NYSE have adopted rules that provide that listed companies which are controlled by a single person or a group of persons are not required to comply with certain corporate governance rules and requirements of these exchanges. In particular, a “controlled company” may elect to be exempt from certain rules that require a majority of the board of directors of companies listed on the Nasdaq or NYSE to be independent, as defined by these rules, and which mandate independent director representation on certain committees of the board. In particular, the NYSE requires that a company listed on that exchange must have a nominating/corporate governance committee, a compensation committee and an audit committee comprised exclusively of directors who are independent under the rules of the NYSE. In addition, the NYSE requires that the audit committee must have at least three members and must otherwise be in compliance with rules established for audit committees of public companies under the Exchange Act. The Nasdaq requires that a company listed on that market must have an audit committee comprised of at least three members all of whom are independent under the rules of the Nasdaq and that is otherwise in compliance with the rules established for audit committees of public companies under the Exchange Act. In addition, the Nasdaq requires that director nominees must be selected, or recommended to the board of directors for selection, by a majority of directors who are independent under the rules of the Nasdaq, or a nominations committee comprised solely of independent directors, and that compensation for executive officers must be determined, or recommended to the board of directors for determination, by a majority of independent directors or a nominations committee comprised solely of independent directors.

In the event we are listed on either the Nasdaq or the NYSE, our charter provides that our stockholders will not be permitted to elect to rely upon these “controlled company” exemptions without first obtaining the prior approval of stockholders representing at least 66 2/3% of the total voting power of our outstanding capital stock.

In the event we obtain this approval and elect to rely on the “controlled company” exemptions provided by the Nasdaq and the NYSE, our charter documents provide that for so long we continue to be listed on either of these exchanges, then the Board shall be constituted such that a majority of the directors on our board, and the members of our compensation committee and our corporate governance and nominating committee, must not be current employees of Google, and may not have been employees of Google for at least three years.

The provision in our certificate of incorporation that establish these requirements may be amended or repealed only with the unanimous consent of our board of directors and the consent of stockholders representing at least 66 2/3% of the total voting power of our outstanding capital stock.

Separation of Office of Chairman and CEO

Our certificate of incorporation provides that the Chairman of our board of directors may not be an employee or officer of our company, and may not have been an employee or officer for the last three years, unless the appointment is approved by two-thirds of the members of our board of directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Dual Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the only class of stock which is publicly traded, has one vote per share. At September 30, 2004, 44.9% of our Class B common stock was controlled by our founders and executive officers, which represents 43.9% of the voting power of our outstanding capital stock. Because of our dual class structure, our founders and executives will continue to be able to control all matters submitted to our stockholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•	A majority of the voting power of our outstanding capital stock; and

•	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Limits on Ability of Stockholders to Act by Written Consent

We have provided in our certificate of incorporation and bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Our Class A common stock began trading on The Nasdaq National Market on August 19, 2004 in connection with our initial public offering. Prior to our initial public offering, there was no public market for our stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our Class A common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

Upon completion of our initial public offering, we had outstanding 271,219,643 shares of common stock. The shares of Class A common stock sold in our initial public offering are freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act of 1933, without restriction or registration under the Securities Act of 1933. All remaining shares, and all shares subject to outstanding options and warrants, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act of 1933 or sold in accordance with Rule 144 or Rule 701 under the Securities Act of 1933. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933.

As a result of the selling restriction agreements, the provisions of Rules 144, 144(k) and 701 and the registration statements described below, the restricted securities will first become available for sale in the public market as follows (in all cases subject to the requirement that no unvested shares may be sold before they vest):

Days After the Date of Our Initial Public Offering	Additional Shares Eligible for Public Sale	Comments
At 15 days after our initial public offering and various times thereafter	4,667,483	Does not include any shares held by our executive officers or other parties to our Investor Rights Agreement. Includes shares eligible for sale under Rule 144(k), pursuant to our registration statements on Forms S-8 and under this rescission offer registration statement on Form S-1.

At 90 days after our initial public offering and various times thereafter	39,071,376	Shares eligible for sale under Rules 144, 144(k) and 701 and our registration statements on Forms S-8 and under this rescission offer registration statement on Form S-1.

At 120 days after our initial public offering and various times thereafter	24,874,091	Represents shares held only by parties to our Investor Rights Agreement, eligible for sale under Rules 144 and 144(k).

At 150 days after our initial public offering and various times thereafter	24,874,091	Represents shares held only by parties to our Investor Rights Agreement, eligible for sale under Rules 144 and 144(k).

At 180 days after our initial public offering and various times thereafter	176,794,161	Includes shares eligible for sale under Rules 144, 144(k) and 701 and our registration statements on Forms S-8 and under this rescission offer registration statement on Form S-1.

Selling Restriction Agreements

We have entered into agreements with the parties to our Investor Rights Agreement, except for our executive officers, that provides that they will limit sales of any common stock owned by them following our initial public offering, as follows: one third of their shares held after any sales they make in our initial public offering become eligible for sale 90 days after the date of our initial public offering; one third of their shares become eligible for sale 120 days after the date of our initial public offering; and one third of their shares become eligible for sale 150 days after the date of our initial public offering. Certain parties to our Investor Rights Agreement agreed to limit sales of 10% of their shares (an aggregate of 4,493,751 shares) for a period of 180 days after the date of our initial public offering—and, for these holders, the portions restricted for 90, 120 and 150 days are calculated after subtracting the 180 day restricted shares.

We have entered into agreements with our executive officers which provide that they will limit sales of any common stock beneficially owned by them for 180 days following the date of our initial public offering, except that 5% of their current equity holdings including options (10% in the case of any executive officer who does not hold vested shares or options as of the date of our initial public offering) will become eligible for sale 90 days after our initial public offering. This is in addition to any shares our executive officers sold in our initial public offering.

We have entered into agreements with the remaining holders of substantially all of our common stock which provide that they will limit sales of any common stock beneficially owned by them for 180 days following our initial public offering, except that they may sell a portion of their shares earlier, as follows:

•	5% of their current equity holdings including options become eligible for sale beginning 15 days after our initial public offering.

•	10% of their current equity holdings including options become eligible for sale beginning 90 days after our initial public offering.

•	Employees can only sell vested shares. Employees who do not hold vested shares, including shares subject to options, upon expiration of these selling restrictions will not be able to sell shares until they vest.

As these shares become available for sale and are sold into the market, the market price of our Class A common stock could decline. After a restricted person’s holding of common stock have been released from the restrictions on sale described above they will be available for sale to the public subject satisfaction of the requirements of Rule 144 or Rule 701, which are described below.

Lock-Up Arrangements

We have agreed with the underwriters of our initial public offering that for a period of 180 days after our initial public offering, we will not sell any shares of our common stock, or securities convertible into shares of our common stock, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC. This agreement is subject to certain exceptions, including an exception allowing us to issue an unlimited number of shares in connection with mergers or acquisition transactions, joint ventures or other strategic corporate transactions. Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC may release us from these lock-up arrangements at any time without notice. This agreement is subject to extension as set forth in “Underwriters.”

None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements with the underwriters in connection with our initial public offering. We have entered into contractual lock-up agreements with our officers and directors and certain of our employees and other securityholders, representing the holders of substantially all of our outstanding capital stock.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the selling restrictions described above, within any three-month period beginning September 27, 2004, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which equals approximately 369,959 shares immediately after our initial public offering; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act of 1933 at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 is eligible to resell such shares beginning September 27, 2004 in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Stock Options

On July 28, 2004, we filed a registration statement on Form S-8 under the Securities Act of 1933 for shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act of 1933 for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act of 1933. However, none of the shares registered on Form S-8 will be eligible for resale until expiration of the selling restriction agreements to which the shares are subject.

Registration Rights

The holders of 81,442,890 shares of our common stock, assuming the exercise of outstanding warrants to purchase registrable securities, may demand that we register their shares under the Securities Act of 1933 or, if we file another registration statement under the Securities Act of 1933, may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act of 1933. For additional information, see “Description of Capital Stock—Registration Rights.”

Registration Statements

We have filed a registration statement on Form S-8 registering the issuance of shares of our Class A common stock and Class B common stock issuable upon the exercise of outstanding options and options that may be issued in the future under our stock plans. Shares covered by the Form S-8 will be available for sale immediately upon issuance, subject to the selling restrictions described above.

LEGAL MATTERS

The validity of the shares of common stock that we are offering to repurchase hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati beneficially hold an aggregate of 197,132 shares of our Class B common stock, which represents less than 0.1% of our outstanding shares of Class B common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, as set forth in their report. We have included our consolidated financial statements in this offering circular and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock outstanding and options we are offering to purchase hereby. This offering circular, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us, our common stock and options to purchase our common stock, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov.

Additionally, on April 29, 2004 we filed with the Securities and Exchange Commission a registration statement on Form 10 pursuant to Section 12(g) of the Exchange Act. On June 28, 2004, this registration statement became effective and consequently we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the Securities and Exchange Commission referred to above.

Google Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Google Inc.

We have audited the accompanying consolidated balance sheets of Google Inc. as of December 31, 2002 and 2003, and the related consolidated statements of income, redeemable convertible preferred stock warrant and stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Google Inc. at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/    ERNST & YOUNG LLP

San Francisco, California

April 20, 2004, except as to
Note 13 as to which the date
is June 25, 2004

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,		As of June 30, 2004
	2002	2003	Actual	Pro Forma
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,752	$148,995	$254,698
Short-term investments	88,579	185,723	293,989
Accounts receivable, net of allowance of $2,297, $4,670 and $5,611	61,994	154,690	191,187
Income taxes receivable	—	—	45,047
Deferred income taxes	12,646	22,105	30,334
Prepaid revenue share, expenses and other assets	10,825	48,721	66,634

Total current assets	231,796	560,234	881,889
Property and equipment, net	53,873	188,255	320,718
Goodwill	—	87,442	87,442
Intangible assets, net	96	18,114	16,313
Prepaid revenue share, expenses and other assets, non-current	1,127	17,413	21,660

Total assets	$286,892	$871,458	$1,328,022

Liabilities, Redeemable Convertible Preferred Stock Warrant and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,394	$46,175	$61,830
Accrued compensation and benefits	14,528	33,522	33,931
Accrued expenses and other current liabilities	10,810	26,411	41,054
Accrued revenue share	13,100	88,672	93,435
Deferred revenue	11,345	15,346	18,256
Income taxes payable	25,981	20,705	—
Current portion of equipment leases	4,350	4,621	3,751

Total current liabilities	89,508	235,452	252,257
Long-term portion of equipment leases	6,512	1,988	456
Deferred revenue, long-term	1,901	5,014	6,023
Liability for stock options exercised early, long-term	567	6,341	8,576
Deferred income taxes	580	18,510	42,199
Other long-term liabilities	—	1,512	1,512

Commitments and contingencies

Redeemable convertible preferred stock warrant	13,871	13,871	—

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, issuable in series: 166,896, 164,782 and 164,782 shares authorized at December 31, 2002 and 2003 and June 30, 2004, 70,432, 71,662 and 79,099 shares issued and outstanding at December 31, 2002 and 2003 and June 30, 2004, no shares issued and outstanding pro forma; aggregate liquidation preference of $40,815 and $62,458 at December 31, 2003 and June 30, 2004	44,346	44,346	79,860	—
Class A and Class B common stock, $0.001 par value: 700,000 shares authorized, 145,346, 160,866, and 165,012 shares issued and outstanding, excluding 3,281, 11,987, and 10,203 shares subject to repurchase (see Note 9) at December 31, 2002 and 2003 and June 30, 2004 and 244,111 shares outstanding pro forma	145	161	165	244
Additional paid-in capital	83,410	725,219	956,882	1,036,663
Note receivable from officer/stockholder	(4,300)	(4,300)	—	—
Deferred stock-based compensation	(35,401)	(369,668)	(352,815)	(352,815)
Accumulated other comprehensive income	49	1,660	(1,481)	(1,481)
Retained earnings	85,704	191,352	334,388	334,388

Total stockholders’ equity	173,953	588,770	1,016,999	$1,016,999

Total liabilities, redeemable convertible preferred stock warrant and stockholders’ equity	$286,892	$871,458	$1,328,022

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues	$86,426	$439,508	$1,465,934	$559,817	$1,351,835
Costs and expenses:
Cost of revenues	14,228	131,510	625,854	204,596	641,775
Research and development	16,500	31,748	91,228	29,997	80,781
Sales and marketing	20,076	43,849	120,328	42,589	104,681
General and administrative	12,275	24,300	56,699	22,562	47,083
Stock-based compensation(1)	12,383	21,635	229,361	70,583	151,234

Total costs and expenses	75,462	253,042	1,123,470	370,327	1,025,554

Income from operations	10,964	186,466	342,464	189,490	326,281
Interest income (expense) and other, net	(896)	(1,551)	4,190	719	(1,198)

Income before income taxes	10,068	184,915	346,654	190,209	325,083
Provision for income taxes	3,083	85,259	241,006	132,241	182,047

Net income	$6,985	$99,656	$105,648	$57,968	$143,036

Net income per share:
Basic	$0.07	$0.86	$0.77	$0.44	$0.93

Diluted	$0.04	$0.45	$0.41	$0.23	$0.54

Pro forma basic (unaudited)			$0.51		$0.63

Number of shares used in per share calculations:
Basic	94,523	115,242	137,697	131,525	153,263

Diluted	186,776	220,633	256,638	253,024	265,223

Pro forma basic (unaudited)			208,825		227,366

(1) Stock-based compensation is allocated as follows (see Note 1):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cost of revenues	$876	$1,065	$8,557	$2,813	$7,622
Research and development	4,440	8,746	138,377	38,237	92,102
Sales and marketing	1,667	4,934	44,607	14,711	27,576
General and administrative	5,400	6,890	37,820	14,822	23,934

	$12,383	$21,635	$229,361	$70,583	$151,234

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANT

AND STOCKHOLDERS’ EQUITY

(in thousands)

	Redeemable Convertible Preferred Stock Warrant		Convertible Preferred Stock		Class A and Class B Common Stock		Addi- tional Paid-In Capital Amount	Notes Receiv- able from Officer/ Stock- holders	Deferred Stock- Based Compen- sation	Accumu- lated Other Compre- hensive Income	Retained Earnings (Accu- mulated Deficit)	Total Stock- holders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000	—	$—	69,988	$42,873	119,940	$120	$13,669	$(34)	$(8,457)	$—	$(20,937)	$27,234
Issuance of Series C convertible preferred stock	—	—	444	1,042	—	—	—	—	—	—	—	1,042
Issuance of Class B common stock upon exercise of stock options for cash and notes receivable, net of repurchases	—	—	—	—	17,312	17	5,271	(4,300)	—	—	—	988
Payments of notes receivable from stockholders	—	—	—	—	—	—	—	34	—	—	—	34
Issuance of Class B common stock	—	—	—	—	132	—	114	—	—	—	—	114
Issuance of Series C convertible preferred stock warrants	—	—	—	232	—	—	—	—	—	—	—	232
Issuance of Class B common stock warrants	—	—	—	—	—	—	1,140	—	—	—	—	1,140
Value of options granted to non-employees	—	—	—	—	—	—	186	—	—	—	—	186
Deferred stock-based compensation related to options granted to employees	—	—	—	—	—	—	19,954	—	(19,954)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees	—	—	—	—	—	—	(381)	—	12,578	—	—	12,197
Net income and comprehensive income	—	—	—	—	—	—	—	—	—	—	6,985	6,985

Balance at December 31, 2001	—	—	70,432	44,147	137,384	137	39,953	(4,300)	(15,833)	—	(13,952)	50,152
Issuance of Class B common stock upon exercise of stock options for cash, net of unvested stock options exercised early and repurchases	—	—	—	—	7,962	8	2,254	—	—	—	—	2,262
Issuance of Series C convertible preferred stock warrants	—	—	—	199	—	—	—	—	—	—	—	199
Issuance of Series D redeemable convertible preferred stock warrant	—	13,871	—	—	—	—	—	—	—	—	—	—
Value of options granted to non-employees	—	—	—	—	—	—	1,460	—	—	—	—	1,460
Deferred stock-based compensation related to options granted to employees	—	—	—	—	—	—	40,141	—	(40,141)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees	—	—	—	—	—	—	(398)	—	20,573	—	—	20,175
Comprehensive income:
Change in unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	49	—	49
Net income	—	—	—	—	—	—	—	—	—	—	99,656	99,656

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	99,705

Balance at December 31, 2002	—	$13,871	70,432	$44,346	145,346	$145	$83,410	$(4,300)	$(35,401)	$49	$85,704	$173,953

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANT

AND STOCKHOLDERS’ EQUITY—(Continued)

(in thousands)

	Redeemable Convertible Preferred Stock Warrant		Convertible Preferred Stock		Class A and Class B Common Stock		Addi- tional Paid-In Capital Amount	Notes Receiv- able from Officer/ Stock- holders	Deferred Stock- Based Compen- sation	Accumu- lated Other Compre- hensive Income	Retained Earnings (Accu- mulated Deficit)	Total Stock- holders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2002	—	$13,871	70,432	$44,346	145,346	$145	$83,410	$(4,300)	$(35,401)	$49	$85,704	$173,953
Issuance of Class A and Class B common stock upon exercise of stock options for cash, net of unvested stock options exercised early and repurchases	—	—	—	—	9,896	10	3,710	—	—	—	—	3,720
Issuance of Series C convertible preferred stock	—	—	1,230	—	—	—	—	—	—	—	—	—
Vesting of shares exercised early (see Note 9)	—	—	—	—	3,078	3	934	—	—	—	—	937
Issuance of fully vested common stock and stock options in connection with acquisitions	—	—	—	—	2,265	3	72,674	—	—	—	—	72,677
Issuance of fully vested common stock and stock options in connection with licensed technology	—	—	—	—	46	—	863	—	—	—	—	863
Issuance of restricted shares to employees in connection with acquisitions	—	—	—	—	235	—	10,752	—	(10,752)	—	—	—
Value of options granted to non-employees	—	—	—	—	—	—	15,816	—	—	—	—	15,816
Deferred stock-based compensation related to options granted to employees	—	—	—	—	—	—	540,673	—	(540,673)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees	—	—	—	—	—	—	(3,613)	—	217,158	—	—	213,545
Comprehensive income:
Change in unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	(51)	—	(51)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,662	—	1,662
Net income	—	—	—	—	—	—	—	—	—	—	105,648	105,648

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	107,259

Balance at December 31, 2003	—	13,871	71,662	44,346	160,866	161	725,219	(4,300)	(369,668)	1,660	191,352	588,770
Issuance of Class A and Class B common stock upon exercise of stock options and warrants for cash, net of unvested stock options exercised early and repurchases (unaudited)	—	—	—	—	1,197	1	662	—	—	—	—	663
Vesting of shares exercised early (see Note 9) (unaudited)	—	—	—	—	2,930	3	2,948	—	—	—	—	2,951
Issuance of Series D preferred stock upon exercise of warrant (unaudited)		(13,871)	7,437	35,514	—	—	—	—	—	—	—	35,514
Issuance of fully vested common stock and stock options in connection with an acquisition (unaudited)	—	—	—	—	3	—	428	—	—	—	—	428
Issuance of restricted shares to an employee in connection with an acquisition (unaudited)	—	—	—	—	16	—	1,538	—	(1,538)	—	—	—
Tax benefits from exercise of warrants (unaudited)	—	—	—	—	—	—	93,244	—	—	—	—	93,244
Value of options granted to non-employees (unaudited)	—	—	—	—	—	—	5,431	—	—	—	—	5,431
Deferred stock-based compensation related to options granted to employees (unaudited)	—	—	—	—	—	—	132,668	—	(132,668)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees (unaudited)	—	—	—	—	—	—	(5,256)	—	151,059	—	—	145,803
Payment of stockholder’s note receivable (unaudited)	—	—	—	—	—	—	—	4,300	—	—	—	4,300
Comprehensive income:	—	—	—	—	—	—	—	—	—	—	—	—
Change in unrealized gain on available-for-sale investments (unaudited)	—	—	—	—	—	—	—	—	—	(907)	—	(907)
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	(2,234)	—	(2,234)
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	143,036	143,036

Total comprehensive income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	139,895

Balance at June 30, 2004 (unaudited)	—	$—	79,099	$79,860	165,012	$165	$956,882	$—	$(352,815)	$(1,481)	$334,388	$1,016,999

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Operating activities
Net income	$6,985	$99,656	$105,648	$57,968	$143,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	9,831	17,815	43,851	15,885	49,824
Amortization of warrants	4,157	10,953	4,864	4,732	62
Amortization of intangibles	194	215	6,334	2,114	4,801
In-process research and development	—	—	11,618	—	950
Stock-based compensation	12,383	21,635	229,361	70,583	151,234
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,736)	(43,877)	(90,385)	(34,174)	(36,497)
Income taxes, net	2,398	11,517	(6,319)	16,619	42,950
Prepaid revenue share, expenses and other assets	(22)	(5,875)	(58,913)	(13,750)	(21,946)
Accounts payable	1,643	5,645	36,699	10,727	15,642
Accrued expenses and other liabilities	4,207	15,393	31,104	6,232	11,866
Accrued revenue share	—	13,100	74,603	35,923	4,763
Deferred revenue	1,049	9,088	6,980	4,315	3,919

Net cash provided by operating activities	31,089	155,265	395,445	177,174	370,604

Investing activities
Purchases of property and equipment	(13,060)	(37,198)	(176,801)	(60,553)	(182,283)
Purchase of short-term investments	(26,389)	(93,061)	(316,599)	(89,528)	(471,081)
Maturities and sales of short-term investments	11,460	20,443	219,404	97,474	361,908
Acquisitions, net of cash acquired	—	—	(39,958)	(39,452)	(3,538)
Change in other assets	(1,102)	99	—	—	—

Net cash used in investing activities	(29,091)	(109,717)	(313,954)	(92,059)	(294,994)

Financing activities
Proceeds from issuance of convertible preferred stock, net	1,042	—	—	—	—
Proceeds from exercise of stock options, net	988	2,262	15,476	7,845	8,553
Proceeds from exercise of warrants	—	—	—	—	21,877
Payments of notes receivable from stockholders	34	—	—	—	4,300
Payments of principal on capital leases and equipment loans	(4,503)	(7,735)	(7,386)	(3,946)	(2,403)

Net cash provided by (used in) financing activities	(2,439)	(5,473)	8,090	3,899	32,327

Effect of exchange rate changes on cash and cash equivalents	—	—	1,662	(689)	(2,234)

Net increase (decrease) in cash and cash equivalents	(441)	40,075	91,243	88,325	105,703
Cash and cash equivalents at beginning of year	18,118	17,677	57,752	57,752	148,995

Cash and cash equivalents at end of period	$17,677	$57,752	$148,995	$146,077	$254,698

Supplemental disclosures of cash flow information
Property and equipment acquired under equipment leases	$7,679	$7,303	$—

Cash paid for interest	$1,677	$2,285	$1,739

Cash paid for taxes	$685	$73,763	$247,422

Note receivable from officer/stockholder in exchange for common stock	$4,300	$—	$—

Issuance of redeemable convertible preferred stock warrant in conjunction with an AdSense agreement	$—	$13,871	$—

Issuance of convertible preferred stock warrants in conjunction with capital lease arrangements	$232	$199	$—

Issuance of common stock warrants in connection with recruitment fees	$1,140	$—	$—

Acquisition related activities:
Issuance of common stock in connection with acquisitions, net of deferred stock-based compensation	$114	$—	$73,540

Reduction in income taxes payable due to warrant exercises	$—	$—	$—	$—	$93,244

See accompanying notes.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Note 1.    The Company and Summary of Significant Accounting Policies

Nature of Operations

Google Inc. (“Google” or the “Company”) was incorporated in California on September 1998. The Company re-incorporated in the State of Delaware in August 2003. The Company offers highly targeted advertising solutions, global Internet search solutions through its own destination Internet site and intranet solutions via an enterprise search appliance.

Basis of Consolidation

The consolidated financial statements include the accounts of Google and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. The Company has included the results of operations of acquired entities from the date of acquisition (see Note 4).

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of June 30, 2004, the consolidated statements of income for the six months ended June 30, 2003 and 2004, the consolidated statements of cash flows for the six months ended June 30, 2003 and 2004 and the consolidated statement of redeemable convertible preferred stock warrant and stockholders’ equity for the six months ended June 30, 2004 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position at June 30, 2004, its results of operations and its cash flows for the six months ended June 30, 2003 and 2004. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable allowance, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, the value of common stock for the purpose of determining stock-based compensation (see below), and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

The Company has granted stock options at exercise prices equal to the value of the underlying stock as determined by its board of directors on the date of option grant. For purposes of financial accounting for stock-based compensation, management has applied hindsight within each year to arrive at reassessed values for the shares underlying the options and issued under other transactions that are higher than the values determined by the board. These reassessed values were determined based on a number of factors, including input from advisors, the Company’s historical and forecasted operating results and cash flows, and comparisons to publicly-held

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

companies. The reassessed values were used to determine the amount of stock-based compensation recognized related to stock and stock option grants to employees and non-employees, the amount of expense related to stock warrants issued to third-parties (see Note 9) and the purchase prices of the Company’s acquisitions (see Note 4).

Revenue Recognition

The following table presents the Company’s revenues (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Advertising revenues:
Google web sites	$66,932	$306,978	$792,063	$341,002	$646,974
Google Network web sites	—	103,937	628,600	198,801	679,978

Total advertising revenues	66,932	410,915	1,420,663	539,803	1,326,952
Licensing and other revenues	19,494	28,593	45,271	20,014	24,883

Revenues	$86,426	$439,508	$1,465,934	$559,817	$1,351,835

In the first quarter of 2000, the Company introduced its first advertising program through which it offered advertisers the ability to place text-based ads on Google web sites targeted to users’ search queries. Advertisers paid the Company based on the number of times their ads were displayed on users’ search results pages and the Company recognized revenue at the time these ads appeared. In the fourth quarter of 2000, the Company launched Google AdWords, an online self-service program that enables advertisers to place text-based ads on Google web sites. AdWords advertisers originally paid the Company based on the number of times their ads appeared on users’ search results pages. In the first quarter of 2002, the Company began offering AdWords exclusively on a cost-per-click basis, so that an advertiser pays the Company only when a user clicks on one of its ads. The Company recognizes as revenue the fees charged advertisers each time a user clicks on one of the text-based ads that are displayed next to the search results on Google web sites. Effective January 1, 2004, the Company now offers a single pricing structure to all of its advertisers based on the AdWords cost-per-click model.

Google AdSense is the program through which the Company distributes its advertisers’ text-based ads for display on the web sites of the Google Network members. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the fees it receives from its advertisers. This revenue is reported gross primarily because the Company is the primary obligor to its advertisers.

The Company generates fees from search services through a variety of contractual arrangements, which include per-query search fees and search service hosting fees. Revenues from set-up and support fees and search service hosting fees are recognized on a straight-line basis over the term of the contract, which is the expected period during which these services will be provided. The Company’s policy is to recognize revenues from per-query search fees in the period queries are made and results are delivered.

The Company provides search services pursuant to certain AdSense agreements. Management believes that search services and revenue share arrangements represent separate units of accounting pursuant to EITF 00-21 Revenue Arrangements with Multiple Deliverables. These separate services are provided simultaneously to the Google Network member and are recognized as revenues in the periods provided.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The Company also generates fees from the sale and license of its Search Appliance, which includes hardware, software and 12 to 24 months of post-contract support. As the elements are not sold separately, sufficient vendor-specific objective evidence does not exist for the allocation of revenue. As a result, the entire fee is recognized ratably over the term of the post-contract support arrangement in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended.

Deferred revenue is recorded when payments are received in advance of the Company’s performance in the underlying agreement on the accompanying consolidated balance sheets.

Cost of Revenues

Cost of revenues consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments made to Google Network members. These payments are primarily based on revenue share arrangements under which the Company pays its Google Network members most of the fees it receives from its advertisers. In addition, certain AdSense agreements obligate the Company to make guaranteed minimum revenue share payments to Google Network members based on their achieving defined performance terms, such as number of search queries or advertisements displayed. The Company amortizes guaranteed minimum revenue share prepayments (or accretes an amount payable to its Google Network member if the payment is due in arrears) based on the number of search queries or advertisements displayed on the Google Network member’s web site. In addition, concurrent with the commencement of certain AdSense agreements the Company purchased certain items from, or provided other consideration to, its Google Network members. These amounts are amortized on a pro-rata basis over the related term of the agreement.

Traffic acquisition costs were $94.5 million and $526.5 million in 2002 and 2003, and $166.7 million and $548.0 million in the six months ended June 30, 2003 and 2004. There were no traffic acquisition costs in 2001.

In addition, cost of revenues consists of the expenses associated with the operation of the Company’s data centers, including depreciation, labor, energy and bandwidth costs. Cost of revenues also includes credit card and other transaction fees relating to processing customer transactions.

Reclassification

Revenues and cost of revenues amounts have been reclassified in all periods presented to reflect the reporting of revenues equal to the advertiser fees received by the Company. The Company had previously reported revenues net of payments and amounts owed to its Google Network members under its AdSense program.

Stock-based Compensation

Stock-based compensation as shown on the accompanying consolidated income statements consists of amortization of deferred stock-based compensation related to restricted shares and options to purchase Class A and Class B common stock to employees and the values of options to purchase such stock issued to non-employees.

As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-based Compensation (“SFAS 123”), the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. Under APB 25, deferred compensation for options granted to

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

employees is equal to its intrinsic value, determined as the difference between the exercise price and the reassessed value for accounting purposes of the underlying stock on the date of grant.

For purposes of financial accounting for employee stock-based compensation, management has applied hindsight within each year to arrive at reassessed values for the shares underlying the options. The Company has recorded deferred stock-based compensation equal to the difference between these reassessed values and the exercise prices.

In connection with restricted shares and unvested stock options granted to employees, the Company recorded deferred stock-based compensation costs of $20.0 million, $40.1 million, $551.4 million and $134.2 million in 2001, 2002, 2003 and the six months ended June 30, 2004. The deferred stock-based compensation amounts arising from these equity activities for each of the six three month periods ended June 30, 2004 were computed as follows:

	Three Months Ended				2003 Total	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003		March 31, 2004	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Options granted to employees	10,262,100	1,431,552	5,785,185	1,281,895	18,760,732	1,004,780	965,520
Weighted average exercise price	$0.49	$3.30	$5.17	$9.62		$16.27	$38.43
Weighted average reassessed value of underlying stock	$13.09	$33.99	$52.33	$75.05		$88.13	$97.03
Weighted average reassessed deferred stock-based compensation per option	$12.60	$30.69	$47.16	$65.43		$71.86	$58.60
Deferred stock-based compensation related to options (in millions)	$129.3	$43.9	$272.8	$83.9	$529.9	$72.2	$56.6
Restricted shares granted to employees		120,000	114,999		234,999		16,175
Weighted average reassessed value of restricted shares		$25.96	$66.41				$95.09
Deferred stock-based compensation related to restricted shares (in millions)		$3.1	$7.6		$10.7		$1.5
Deferred stock-based compensation related to option modifications (in millions)				$10.8	$10.8	$3.9

Total deferred stock-based compensation (in millions)	$129.3	$47.0	$280.4	$94.7	$551.4	$76.1	$58.1

Net amortization of deferred stock-based compensation totaled $12.2 million, $20.2 million, $213.5 million and $145.8 million in 2001, 2002, 2003 and the six months ended June 30, 2004. The deferred stock-based compensation is being amortized using the accelerated vesting method, in accordance with SFAS 123, EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in connection with Selling, Goods or Services (“EITF 96-18”), and Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 28, over the vesting period of each respective restricted share and stock option,

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

generally over four or five years. The remaining unamortized, deferred stock-based compensation for all restricted shares and stock option grants through June 30, 2004 assuming no change in the stock option accounting rules and assuming all employees remain employed at Google for their remaining vesting periods will be expensed as follows over the remaining six months of 2004 and each of the next four years and thereafter (in millions):

(unaudited)
2004	$117.2
2005	137.7
2006	66.9
2007	24.1
2008	5.2
Thereafter	1.7

$352.8

The Company accounts for stock awards issued to non-employees in accordance with the provisions of SFAS 123 and EITF 96-18. Under SFAS 123 and EITF 96-18, the Company uses the Black-Scholes method to measure the value of options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.

The Company recorded stock-based compensation expense of $186,000, $1.5 million, $15.8 million and $5.4 million for the value of stock options earned by non-employees in 2001, 2002, 2003 and the six months ended June 30, 2004.

At December 31, 2003, there were 500,150 unvested options to purchase shares of Class B common stock held by non-employees with a weighted- average exercise price of $0.69 and a weighted-average 48 month remaining vesting period. These options will generally vest on a monthly and ratable basis subsequent to December 31, 2003. No options that vest over time were granted to non-employees in the six months ended June 30, 2004.

Pro forma information regarding net income has been determined as if the Company had accounted for its employee stock options under the method prescribed by SFAS 123. The resulting effect on pro forma net income disclosed may not be representative of the effects on net income on a pro forma basis in future years.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Had compensation cost for options granted under the option plans (see Note 9) been determined based on the fair value method prescribed by SFAS 123, the Company’s net income and net income per share would have been adjusted to the pro forma amounts below (in thousands, except per share data):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Net income, as reported	$6,985	$99,656	$105,648	$57,968	$143,036
Add: Stock-based employee compensation expense included in reported net income	12,197	20,175	213,545	64,989	145,803
Deduct: Total stock-based employee compensation expense under the fair value based method for all awards	(14,648)	(22,390)	(215,946)	(65,709)	(148,599)

Net income, pro forma	$4,534	$97,441	$103,247	$57,248	$140,240

Net income per share:
As reported—basic	$0.07	$0.86	$0.77	$0.44	$0.93
Pro forma—basic	$0.05	$0.85	$0.75	$0.44	$0.92
As reported—diluted	$0.04	$0.45	$0.41	$0.23	$0.54
Pro forma—diluted	$0.02	$0.44	$0.40	$0.23	$0.53

For purposes of the above pro forma calculation, the value of each option granted through June 30, 2004 was estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Risk-free interest rate	4.38%	3.34%	2.11%	1.87%	2.51%
Expected volatility	100%	75%	75%	75%	75%
Expected life (in years)	4	3	3	3	3
Dividend yield	—	—	—	—	—

The weighted-average fair value of an option granted in 2001, 2002 and 2003, and in the six months ended June 30, 2003 and 2004, was $0.91, $2.79 and $29.12, $16.18 and $73.17, using the Black-Scholes pricing model.

Stock Options Exercised Early

The Company typically allows employees to exercise options prior to vesting. Upon the exercise of an option prior to vesting, the exercising optionee is required to enter into a restricted stock purchase agreement with the Company, which provides that the Company has a right to repurchase the shares purchased upon exercise of the option at the original exercise price; provided, however, that its right to repurchase these shares will lapse in accordance with the vesting schedule included in the optionee’s option agreement. In accordance with EITF 00-23, Issues Related to Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, stock options granted or modified after March 21, 2002, which are subsequently exercised for cash prior to vesting are treated differently from prior grants and related exercises. The consideration received for an exercise of an option granted after the effective date of this guidance is considered to be a deposit of the

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

exercise price and the related dollar amount is recorded as a liability. The shares and liability are only reclassified into equity on a ratable basis as the award vests. The Company has applied this guidance and recorded a liability on the consolidated balance sheets relating to 3,281,004, 11,987,482 and 10,203,007 of options granted subsequent to March 21, 2002 that were exercised and are unvested at December 31, 2002 and 2003 and at June 30, 2004. Furthermore, these shares are not presented as outstanding on the accompanying consolidated statements of redeemable convertible preferred stock warrant and stockholders’ equity and consolidated balance sheets. Instead, these shares are disclosed as outstanding options in the footnotes to these financial statements.

Stock Split

In February and June 2003, the Company affected separate two-for-one stock splits. In addition, the Company affected other splits in prior years. All references to Class A and Class B common stock and preferred stock shares and per share amounts including options and warrants to purchase Class A and Class B common stock have been retroactively restated to reflect the stock split as if such split had taken place at the inception of the Company.

Net Income Per Share

The Company computes net income per share in accordance with SFAS 128, Earnings per Share. Under the provisions of SFAS 128, basic net income per share is computed using the weighted average number of Class A and Class B common shares outstanding during the period except that it does not include unvested Class A and Class B common shares subject to repurchase or cancellation. Diluted net income per share is computed using the weighted average number of Class A and Class B common shares and, if dilutive, potential Class A and Class B common shares outstanding during the period. Potential Class A and Class B common shares consist of the incremental Class A and Class B common shares issuable upon the exercise of stock options, warrants, unvested common shares subject to repurchase or cancellation and convertible preferred stock. The dilutive effect of outstanding stock options and warrants is reflected in diluted earnings per share by application of the treasury stock method. Convertible preferred stock is reflected on an if-converted basis.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Basic and diluted net income per share:
Numerator:
Net income	$6,985	$99,656	$105,648	$57,968	$143,036

Denominator:
Weighted average Class A and Class B common shares outstanding	125,135	143,317	168,093	164,346	174,317
Less: Weighted average unvested Class A and Class B common shares subject to repurchase or cancellation	(30,612)	(28,075)	(30,396)	(32,821)	(21,054)

Denominator for basic calculation	94,523	115,242	137,697	131,525	153,263
Effect of dilutive securities
Add:
Weighted average convertible preferred shares	70,432	70,432	71,128	70,593	74,103
Weighted average stock options and warrants and unvested Class A and Class B common shares subject to repurchase or cancellation	21,821	34,959	47,813	50,906	37,857

Denominator for diluted calculation	186,776	220,633	256,638	253,024	265,223

Net income per share, basic	$0.07	$0.86	$0.77	$0.44	$0.93

Net income per share, diluted	$0.04	$0.45	$0.41	$0.23	$0.54

Pro Forma Net Income Per Share (unaudited)

Pro forma basic net income per share have been computed to give effect to the conversion of convertible preferred stock into Class B common stock upon the closing of the Company’s initial public offering on an if-converted basis for the year ended December 31, 2003 and for the six months ended June 30, 2004.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table sets forth the computation of pro forma basic net income per share (in thousands, except per share amounts):

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(unaudited)	(unaudited)
Numerator:
Net income	$105,648	$143,036

Denominator:
Weighted average Class A and Class B common shares outstanding	168,093	174,317
Less: Weighted average unvested Class A and Class B common shares subject to repurchase or cancellation	(30,396)	(21,054)
Add: Adjustments to reflect the weighted average effect of the assumed conversion of preferred stock from the date of issuance	71,128	74,103

Denominator for basic pro forma calculation	208,825	227,366

Pro forma net income per common share, basic	$0.51	$0.63

We have not included pro forma diluted net income per share in the table above or on the accompanying statements of income because it is the same as diluted net income per share.

Certain Risks and Concentrations

The Company’s revenues are principally derived from online advertising, the market for which is highly competitive and rapidly changing. Significant changes in this industry or changes in customer buying behavior could adversely affect the Company’s operating results.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, investments and accounts receivable. Cash equivalents consist of money market funds. Short term investments consist primarily of agency notes, market auction preferred securities, municipal auction rate receipts and municipal bonds held with five financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the U.S. In 2003 and in the six months ended June 30, 2004, the Company generated approximately 71% and 69% of its revenues from customers based in the U.S. with the majority of customers outside of the U.S. located in Japan and Europe. Many of the Company’s Network members are in the Internet industry. To appropriately manage this risk, the Company performs ongoing evaluations of customer credit and limits the amount of credit extended, but generally no collateral is required. The Company maintains reserves for estimated credit losses and these losses have generally been within management’s expectations.

Advertising and other revenues generated from America Online, Inc., which is also a stockholder, accounted for 15%, 16% and 13% of revenues, primarily through the Company’s AdSense program, in 2002, 2003 and the six months ended June 30, 2004. No other Google Network member web sites generated advertising revenues for greater than 10% of revenues in these periods.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

of their short maturities. The carrying amounts of the Company’s equipment loans and capital leases approximate fair value of these obligations based upon management’s best estimates of interest rates that would be available for similar debt obligations at December 31, 2002 and 2003.

Cash and Cash Equivalents and Short-Term Investments

The Company invests its excess cash in money market funds and in highly liquid debt instruments of the U.S. government, its agencies and municipalities. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents; all highly liquid investments with stated maturities of greater than three months are classified as short-term investments.

Management determines the appropriate classification of its investments in debt and marketable equity securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company’s debt and marketable equity securities have been classified and accounted for as available-for-sale. The Company does not intend to hold securities with stated maturities greater than twelve months until maturity. In response to changes in the availability of and the yield on alternative investments as well as liquidity requirements, the Company occasionally sells these securities prior to their stated maturities. These securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as a component of stockholders’ equity. Any realized gains or losses on the sale of short-term investments are determined on a specific identification method, and such gains and losses are reflected as a component of interest income or expense.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. Management reviews the accounts receivable by aging category to identify specific customers with known disputes or collectibility issues. In determining the amount of the reserve, management makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. The Company also maintains a sales allowance to reserve for potential credits issued to customers. The amount of the reserve is determined based on historical credits issued.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years. Equipment under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Construction in process is primarily related to the building of production equipment servers and lease-hold improvements. Depreciation for these assets commences once they are placed in service.

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. The Company has made no adjustments to its long-lived assets in any of the years presented.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The Company completed its first goodwill impairment test at November 30, 2003, and found no impairment. The test was based on the Company’s single operating segment and reporting unit structure.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 2 to 3 years. The Company believes no events or changes in circumstances have occurred that would require an impairment test for these assets.

Income Taxes

The Company recognizes income taxes under the liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency

Generally, the functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains (losses) are deferred and recorded in accumulated other comprehensive income as a component of stockholders’ equity. The Company recorded $1.7 million of net translation gains in 2003. There was no translation gain or loss in 2001 and 2002. Net gains and losses resulting from foreign exchange transactions are included in the consolidated income statements. The Company recognized $2.1 million of net gains resulting from foreign exchange transactions in 2003. Net transaction gains and losses recognized during 2001 and 2002 were not material.

Derivative Financial Instruments

The Company hedges certain net asset and liability exposures with forward foreign exchange contracts to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. This program is not designed for trading or speculative purposes. No foreign currency hedge transactions were entered into prior to the six months ended June 30, 2004.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, The Company recognizes derivative instruments and hedging activities as either assets or liabilities on the balance sheet at fair value. Neither the cost nor the fair value of these forward foreign exchange contracts was material at June 30, 2004. Changes in the fair value of these instruments are recorded as interest income (expense) and other, net and were not material in the six months ended June 30, 2004. The notional principal of forward foreign exchange contracts to purchase U.S. dollars with Euros was $116.9 million at June 30, 2004. There were no other forward foreign exchange contracts outstanding at June 30, 2004.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Advertising Expenses

The Company expenses advertising costs in the period in which they are incurred. For the years ended December 31, 2001, 2002 and 2003 advertising expenses totaled approximately $5.3 million, $7.0 million and $20.9 million, including $2.8 million and $1.4 million of warrant amortization expense in 2001 and 2002 and none in 2003.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on foreign exchange and unrealized gains and losses on available- for-sale investments. The differences between total comprehensive income and net income as disclosed on the consolidated statement of redeemable convertible preferred stock warrant and stockholders’ equity for 2001, 2002 and 2003 were insignificant.

Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on the Company’s financial statements.

During November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the existing disclosure requirements for a guarantor in its interim and annual financial statements regarding its obligations under guarantees issued. It also clarifies that at the time a guarantee is issued, the guarantor must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements apply to guarantees outstanding at December 31, 2002. The Company adopted the provisions of FIN 45 at January 1, 2003. The adoption of this Interpretation did not have an impact on the Company’s operating results. See further discussion regarding indemnifications in Note 7.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51. This Interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack specified characteristics. The Company does not have any variable interest entities.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for how a company classifies and

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company’s financial statements.

Note 2.    Cash, Cash Equivalents and Short-term Investments

Cash, cash equivalents and short-term investments consist of the following (in thousands):

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Cash and cash equivalents	$57,752	$148,995	$254,698

Short-term investments:
Municipal securities	86,979	166,538	277,629
Market auction preferred securities(1)	1,600	8,000	3,000
U.S. government notes	—	11,185	13,360

Total short-term investments	88,579	185,723	293,989

Total cash, cash equivalents and short-term investments	$146,331	$334,718	$548,687

(1)	Market auction preferred securities are securities with perpetual maturities that are structured with short-term reset dates of generally less than 90 days. At the end of the reset period, investors can sell or continue to hold the securities at par. These securities are classified in the table below based on their stated maturity dates.

The Company has not experienced any significant realized gains or losses on its investments in the periods presented. Gross unrealized gains and losses at December 31, 2002 and 2003 and at June 30, 2004 were not material.

The following table summarizes the estimated fair value of our securities held in short-term investments classified by the stated maturity date of the security (in thousands):

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Due within 1 year	$17,744	$29,381	$28,641
Due within 1 year through 5 years	—	81,830	163,683
Due within 5 years through 10 years	—	11,382	14,831
Due after 10 years	70,835	63,130	86,834

Total	$88,579	$185,723	$293,989

In addition, at December 31, 2002 and at both December 31, 2003 and June 30, 2004, the Company had $376,000 and $11.0 million of restricted cash and investment securities classified as other current assets which are included in “prepaid revenue share, expenses and other assets” in the accompanying consolidated balance sheets.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Note 3.    Interest Income (Expense) and Other

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(in thousands)			(unaudited)
Interest income	$861	$1,215	$2,663	$1,176	$2,747
Interest expense	(1,758)	(2,570)	(1,931)	(1,028)	(540)
Other	1	(196)	3,458	571	(3,405)

Interest income (expense) and other, net	$(896)	$(1,551)	$4,190	$719	$(1,198)

Note 4.    Acquisitions

Applied Semantics, Inc.

In April 2003, the Company acquired all of the voting interests of Applied Semantics, Inc. (“ASI”) to strengthen its search and advertising programs, including content-targeted advertising programs. The transaction was accounted for as a business combination.

The total purchase price was $102.4 million and consisted of a cash payment of $41.5 million, including direct transaction costs of $400,000, and the issuance of 1,825,226 fully vested shares of the Company’s Class A common stock and 557,574 fully vested and unvested options to purchase the Company’s Class A common stock valued at $60.9 million. This value was based on a reassessed value per share determined by management as of April 2003 through the application of hindsight. The intrinsic value of the unvested options to purchase 81,352 shares of Class A common stock on the date of acquisition was recorded as deferred stock-based compensation and is being amortized as compensation expense on an accelerated basis over the related vesting periods of three to 47 months contingent upon each individual’s continued employment with the Company.

The fair values of the assets and liabilities acquired, including intangible assets, were determined by management with input from an advisor. The total purchase price was allocated as follows (in thousands):

Goodwill	$84,192
Developed technology	16,600
Customer contracts and other	4,100
Net tangible assets acquired	3,612
Deferred tax asset	1,074
Deferred stock-based compensation	1,933
Deferred tax liabilities	(9,074)

Total	$102,437

Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisition, any future products that may arise from ASI’s technology when combined with the Company’s technology, as well as ASI’s skilled and specialized workforce. The goodwill amount is not deductible for tax purposes.

The developed technology and customer contracts and other have a weighted-average useful life of three and two years, and a combined weighted average life of 2.81 years.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Cash consideration of $900,000 may be paid over the next four years to certain former employees of ASI contingent upon their continued employment with the Company and will be recognized as expense as it is earned by the employees. As of December 31, 2003, the Company had paid approximately $300,000 of this amount.

The results of operations of ASI have been included in the Company’s consolidated income statements since the completion of the acquisition on April 23, 2003. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of ASI occurred on January 1, 2002 (in thousands, except per share amounts):

	Year Ended December 31,
	2002	2003
	(unaudited)
Revenues	$445,695	$1,468,753
Net income	$94,749	$105,072
Net income per share—basic	$0.81	$0.76
Net income per share—diluted	$0.43	$0.41

Other Acquisitions

During the year ended December 31, 2003 the Company acquired all of the voting interests of three other companies. Two of the companies were accounted for as business combinations. Because the third company was considered a development stage enterprise, the transaction was accounted for as an asset purchase in accordance with EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.

The total purchase price for the three acquisitions was $15.3 million and consisted of a cash payment of $1.5 million and the issuance of 440,000 fully vested shares of the Company’s Class A common stock valued at $13.8 million. The total purchase price was allocated as follows (in thousands):

Goodwill	$3,250
Developed technology	3,651
Net liabilities assumed	(1,759)
Deferred tax liabilities	(1,487)
Purchased in-process research and development	11,618

Total	$15,273

Purchased in-process research and development of $11.6 million was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. That amount is included in research and development expenses on the accompanying consolidated income statement and is not deductible for tax purposes.

Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisitions, any future products that may arise from the related technology, as well as the skilled and specialized workforce acquired. The goodwill amount is not deductible for tax purposes.

The developed technology has a weighted-average useful life of three years.

In addition in conjunction with the acquisitions, the Company issued 234,999 restricted shares of the Company’s Class A common stock valued at approximately $10.7 million. The fair value of the restricted shares

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

was recorded as deferred stock-based compensation and will be amortized to compensation expense on an accelerated basis over the related vesting periods of two to five years, contingent upon each individual’s continued employment with the Company.

Note 5.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows (in thousands):

Balance as of January 1, 2003	$—
Goodwill acquired during year	87,442

Balance as of December 31, 2003	$87,442

Information regarding the Company’s acquisition-related intangible assets that are being amortized is as follows (in thousands):

	As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed technology	$20,917	$5,514	$15,403
Customer contracts and other	4,100	1,389	2,711

Total	$25,017	$6,903	$18,114

Amortization expense of acquisition-related intangible assets for the year ended December 31, 2003 was $6.3 million.

Estimated amortization expense for acquisition-related intangible assets on the Company’s December 31, 2003 consolidated balance sheet for the fiscal years ending December 31, is as follows (in thousands):

2004	$8,767
2005	7,423
2006	1,924

$18,114

Note 6.    Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Information technology assets	$78,764	$204,417	$363,018
Furniture and fixtures	1,835	6,803	10,232
Leasehold improvements	908	7,677	9,530
Construction in process	5,379	42,940	61,271

Total	86,886	261,837	444,051
Less accumulated depreciation and amortization	33,013	73,582	123,333

Property and equipment, net	$53,873	$188,255	$320,718

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Note 7.    Commitments and Contingencies

Capital Leases

In June 2001, the Company entered into a master equipment lease agreement with a financial institution. The agreement provided for an initial equipment lease line of credit not to exceed $5.0 million. In October 2001, the same financial institution provided for the syndication of another equipment lease line of credit not to exceed $10.0 million. Through December 31, 2003 and June 30, 2004, $15.0 million had been borrowed cumulatively under these equipment lease lines of credit.

The equipment financed under the capital lease arrangement is included in property and equipment and the related amortization is included in depreciation and amortization expense. The cost of assets financed under the capital lease was $15.0 million at December 31, 2002 and 2003. The related amortization expense was $728,000, $4.1 million and $5.0 million during 2001, 2002 and 2003 and accumulated amortization was $4.8 million and $9.8 million at December 31, 2002 and 2003. The equipment leases have payment terms of 36 months.

The Company has issued warrants to purchase 179,956 shares of Series C convertible preferred stock in connection with its draw on the equipment lease lines (see Note 9).

Operating Leases

During 2003, the Company entered into a nine year sublease agreement for its headquarters in Mountain View, California. According to the terms of the sublease, the Company will begin making payments in July 2005 and payments will increase at 3% per annum thereafter. The Company recognizes rent expense under this arrangement on a straight line basis. The lease terminates on December 31, 2012, however, the Company may exercise two five year renewal options at its discretion. The Company has an option to purchase the property for approximately $172.4 million, which is exercisable in 2006. In connection with the lease, the Company has a letter of credit which requires it to maintain $9.0 million of cash and investment securities as collateral. This required collateral effectively expires in April 2004. As a result, it is classified as other current assets, which is included in “prepaid revenue share, expenses and other assets” on the accompanying consolidated balance sheets. At December 31, 2003, the Company was in compliance with its financial covenants under the lease.

In addition, the Company has entered into various non-cancelable operating lease agreements for certain of its offices and data centers throughout the U.S. and for international subsidiaries with original lease periods expiring between 2004 and 2015. The Company is committed to pay a portion of the buildings’ operating expenses as determined under the agreements. Certain of these arrangements have free or escalating rent payment provisions. The Company recognizes rent expense under such arrangements on a straight line basis. Total payments relating to leases having an initial or remaining non-cancelable term less than one year are $2.3 million and are not included in the table below. Rent expense was $2.0 million, $3.7 million, and $9.8 million in 2001, 2002, and 2003.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

At December 31, 2003, future payments under capital leases and minimum payments under non-cancelable operating leases with a remaining term greater than one-year are as follows over each of the next five years and thereafter (in thousands):

	Capital Leases	Operating Leases
2004	$5,304	$7,378
2005	2,080	13,596
2006	—	18,620
2007	—	18,774
2008	—	18,769
Thereafter	—	69,592

Total minimum payments required	7,384	$146,729

Less amounts representing interest	775

Minimum future payments of principal	6,609
Current portion	4,621

Long-term portion	$1,988

AdSense Agreements

In connection with our AdSense revenue share agreements, the Company is periodically required to make non-cancelable guaranteed minimum revenue share payments to a small number of its Google Network members over the term of the respective contracts. Under some of our contracts, these guaranteed payments can vary based on the Google Network members achieving defined performance terms, such as number of advertisements displayed or search queries. In some cases, certain guaranteed amounts will be adjusted downward if the Google Network members do not meet their performance terms and, in some cases, these amounts will be adjusted upward if they exceed their performance terms. In all but one of these AdSense agreements, if a Google Network member were unable to perform under the contract, such as being unable to provide search queries, as defined under the terms of that agreement, then the Company would not be obligated to make any non-cancelable guaranteed minimum revenue share payments to that member.

Under one AdSense agreement, the Company is obligated to make $5.6 million of non-cancelable guaranteed minimum revenue share payments through 2005 irrespective of whether or not the Google Network member achieves defined performance goals. The only circumstance in which the non-cancelable guaranteed minimum revenue share payments would not be due to this Google Network member would be material breach, as defined in the agreement.

Management believes future non-cancelable guaranteed minimum revenue share payments will be significantly greater than the contractual minimum of $5.6 million. To date, total advertiser fees generated under these AdSense agreements have exceeded the total guaranteed minimum revenue share payments. In 2003, the Company made $108.8 million of non-cancelable minimum guaranteed revenue payments.

Purchase Obligations

Additionally, the Company had $11.9 million of other non-cancelable contractual obligations and $24.9 million of open purchase orders for which we have not received the related services or goods at December 31, 2003. The Company has the right to cancel these open purchase orders upon 10 days notice prior to the date of delivery. The majority of these purchase obligations are related to data center operations.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Letters of Credit

At December 31, 2003 and associated with several leased facilities, the Company has unused letters of credit for $12.2 million and related compensating cash balances of $11.0 million as included in “prepaid revenue share, expenses and other assets” in the accompanying consolidated balance sheets. At December 31, 2003, the Company was in compliance with its financial covenants under the letters of credit.

Indemnifications

While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees do not represent significant commitments or contingent liabilities of the indebtedness of others. Accordingly, the Company has not recorded a liability related to indemnification provisions.

Legal Matters

See Note 14 for a discussion of a settlement agreement entered into between the Company and Yahoo.

Certain companies have filed trademark infringement and related claims against the Company over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits have differed from jurisdiction to jurisdiction. A court in France has held the Company liable for allowing advertisers to select certain trademarked terms as keywords. The Company has appealed this decision. The Company is also subject to two lawsuits in Germany on similar matters where the courts held that the Company is not liable for the actions of our advertisers prior to notification of trademark rights. The Company is litigating similar issues in other cases in the U.S., France, Germany and Italy. Management believes that any adverse results in these lawsuits may result in, or even compel, a change in this practice which could result in a loss of revenues on a prospective basis. As the proceedings related to these lawsuits are currently at a relatively early stage, the magnitude of any unfavorable outcome cannot be reasonably estimated at this time.

Currently, there is no other significant litigation pending against the Company other than as disclosed in the paragraphs above. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of the Company’s business. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company’s business, results of operations or financial condition. Regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

Note 8.    Redeemable Convertible Preferred Stock Warrant

As a part of an AdSense agreement entered into during 2002, the Company issued to the Google Network member fully vested warrants to purchase 7,437,452 shares of Series D convertible preferred stock. The warrants have an exercise price of $2.91 and a life of five years. These warrants expire in 2012. See Note 14.

The Company determined the fair value of the warrants to be $13.9 million. At December 31, 2003, the warrants have been fully amortized.

Under certain circumstances, the Company could be required to pay the holder of the warrant the lesser of (i) the fair value of the warrants (as calculated and defined in the warrant agreement using a Black-Scholes pricing model) and (ii) $5.82 per share for maximum payment of approximately $43.3 million.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

As a result of the redemption feature of the warrant, the fair value of the warrants has been classified outside of stockholders’ equity. Currently, the circumstances necessary for this warrant to be redeemable are not probable and, therefore, the warrant has not been classified as a liability and the value has not been adjusted from the calculated amount. In the future, should a redemption event become probable, the warrant value would be reclassified as a liability and its value adjusted. Any adjustments in value would be recorded as a deemed dividend.

Note 9.    Stockholders’ Equity

Convertible Preferred Stock

Convertible preferred stock consists of the following (in thousands):

	As of December 31,					As of June 30, 2004
	2002		2003
						(unaudited)
	Shares Authorized	Shares Issued and Outstanding	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series A	15,360	15,360	15,360	15,360	$960	15,360	15,360	$960
Series A-1	15,360	—	15,360	—	—	15,360	—	—
Series B	50,651	49,823	50,445	49,823	24,677	50,445	49,823	24,677
Series B-1	50,651	—	50,445	—	—	50,445	—	—
Series C	10,000	5,249	9,149	6,479	15,178	9,149	6,479	15,178
Series C-1	10,000	—	9,149	—	—	9,149	—	—
Series D	7,437	—	7,437	—	—	7,437	7,437	21,643
Series D-1	7,437	—	7,437	—	—	7,437	—	—

	166,896	70,432	164,782	71,662	$40,815	164,782	79,099	$62,458

Significant terms of the Series A, A-1, B, B-1, C, C-1, D and D-1 convertible preferred stock are as follows:

•	Holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to noncumulative dividends of $0.00625, $0.0496, $0.2343 and $0.2910 per share, respectively, if and when declared by the board of directors in preference to holders of common stock. No dividends have been declared through December 31, 2003.

•	In the event of liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, stockholders will receive distributions of $0.0625 for each share of Series A or A-1 convertible preferred stock, $0.4953 for each share of Series B or B-1 convertible preferred stock, and $2.3425 for each share of Series C or C-1 convertible preferred stock, and $2.91 for each share of Series D or D-1 convertible preferred stock. All remaining assets will be shared on a prorata basis between the Class A and Class B common stockholders.

•	Each share of the convertible preferred stock is convertible into one share of Class B common stock of the Company at the option of the holder and carries voting rights equivalent to the Class B common stock on a share-for-share basis. The conversion rate of the convertible preferred stock is subject to adjustment in the event of, among other things, stock splits and stock dividends. Each share of convertible preferred stock automatically converts into Class B common stock in the event of a public offering of the Company’s common stock in which the gross proceeds and the offering price per share exceed certain minimum amounts.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

•	The holders of Series A, B, C, and D convertible preferred stock are entitled to the right of first offer with respect to equity financings of the Company (which does not include an initial public offering of the Company’s stock). If the stockholders do not exercise this right in the event of an equity financing at a price per share less than the original respective issue price of Series A, B, C and D convertible preferred stock, then shares of Series A, B, C and D convertible preferred stock will be automatically converted into an equivalent number of shares of Series A-1, B-1, C-1, or D-1 convertible preferred stock, respectively.

Class A and Class B Common Stock

The Company’s Board of Directors has authorized two classes of common stock, Class A and Class B. The Company had authorized 400,000,000 and 300,000,000 shares and at December 31, 2003 there were 11,220,718 and 161,632,445 shares legally outstanding of Class A and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Shares of Class B common stock may be converted at any time at the option of the stockholder and automatically convert upon sale or transfer to Class A common stock. See Note 13.

At December 31, 2003 and June 30, 2004 there were 115,986,783 and 111,922,880 shares of Class A and Class B common stock reserved for future issuance, as presented in the following table:

	December 31, 2003	June 30, 2004
		(unaudited)
Outstanding convertible preferred stock	71,662,432	79,099,884
Outstanding options to purchase Class A and Class B common stock	17,363,122	16,732,657
Options to purchase Class A and Class B common stock available for grant	5,440,155	3,891,192
Warrants to purchase Class B common stock	1,294,308	1,194,308
Warrants to purchase convertible preferred stock	8,239,284	801,832
Unvested shares related to options granted and exercised subsequent to March 21, 2002 to purchase Class A and Class B common stock	11,987,482	10,203,007

Total Class A and Class B common stock reserved for future issuance	115,986,783	111,922,880

Stock Plans

The Company maintains the 1998 Stock Plan, the 2000 Stock Plan, the 2003 Stock Plan, the 2003 Stock Plan (No. 2) and the 2003 Stock Plan (No. 3) and plans assumed through acquisitions which are collectively referred to as the “Stock Plans.” Under the Company’s Stock Plans, incentive and nonqualified stock options or rights to purchase Class A and Class B common stock may be granted to eligible participants. Options must generally be priced to be at least 85% of the Class A or Class B common stock’s fair market value at the date of grant as determined by the board of directors (100% in the case of incentive stock options). Options are generally granted for a term of ten years. Initial options granted under the Stock Plans generally vest 25% after the first year of service and ratably each month over the remaining 36-month period. Additional options granted under the Stock Plans generally vest 20% after the first year of service and ratably each month over the remaining 48-month period. Typically, options may be exercised prior to vesting. Sales of stock under stock purchase rights are made pursuant to restricted stock purchase agreements. There are 24,205,579 shares of Class A and Class B common stock outstanding and subject to repurchase related to the Stock Plans at December 31, 2003. Of this total, 12,218,097 and 11,987,482 shares are related to options granted through and after March 21, 2002, in accordance with EITF 00-23, respectively.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table summarizes the activity under the Company’s Stock Plans:

	Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 2000	18,884,848	8,477,488	$0.25
Additional options authorized	15,241,708	—	—
Options granted	(26,990,768)	26,990,768	$0.30
Options exercised	—	(17,754,728)	$0.30
Options canceled	898,000	(898,000)	$0.24
Options repurchased	443,740	—	$0.06

Balance at December 31, 2001	8,477,528	16,815,528	$0.28
Additional options authorized	14,400,000	—	—
Options granted	(14,980,716)	14,980,716	$0.30
Options exercised	—	(8,520,668)	$0.28
Options canceled	351,100	(351,100)	$0.30
Options repurchased	557,772	—	$0.25

Balance at December 31, 2002	8,805,684	22,924,476	$0.29
Additional options authorized	16,034,880	—	—
Options granted	(19,846,158)	19,846,158	$2.65
Options exercised	—	(13,145,075)	$0.54
Options canceled	274,955	(274,955)	$1.50
Options repurchased	170,794	—	$0.29

Balance at December 31, 2003	5,440,155	29,350,604	$2.47
Additional options authorized	64,338	—	—
Options granted (unaudited)	(1,973,111)	1,973,111	$27.14
Options exercised (unaudited)	—	(4,138,473)	$3.67
Options canceled (unaudited)	249,578	(249,578)	$2.69
Options repurchased (unaudited)	110,232	—	$0.45

Balance at June 30, 2004 (unaudited)	3,891,192	26,935,664	$5.21

The number of options outstanding at December 31, 2002 and 2003 and June 30, 2004 includes 3,281,004, 11,987,482 and 10,203,007 of options granted and exercised subsequent to March 21, 2002 that are unvested at December 31, 2002 and 2003 and June 30, 2004, in accordance with EITF 00-23, Issues related to the accounting for stock compensation under APB Opinion No. 25 and FASB Interpretation No. 44.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table summarizes additional information regarding outstanding and exercisable options at December 31, 2003:

	Options Outstanding					Options Exercisable
Range of Exercise Prices	Total Number of Shares	Unvested options granted and exercised subsequent to March 21, 2002	Number of Shares	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0.01–$ 2.00	21,080,838	10,548,989	10,531,849	8.1	$0.40	10,304,146	$0.40
$3.50–$ 3.50	1,211,262	540,214	671,048	9.4	$3.50	597,648	$3.50
$5.00–$ 7.00	5,771,739	628,559	5,143,180	9.5	$5.15	5,037,530	$5.15
$9.00–$ 9.00	476,050	155,508	320,542	9.8	$9.00	291,742	$9.00
$10.00–$10.00	810,715	114,212	696,503	9.9	$10.00	664,203	$10.00

$0.01–$10.00	29,350,604	11,987,482	17,363,122	8.7	$2.47	16,895,269	$2.45

The number of options exercisable at December 31, 2001 and 2002 were 16,815,528 and 22,924,476.

The following table summarizes additional information regarding outstanding and exercisable options at June 30, 2004 (unaudited):

	Options Outstanding					Options Exercisable
Range of Exercise Prices	Total Number of Shares	Unvested options granted and exercised subsequent to March 21, 2002	Number of Shares	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0.01–$ 9.00	24,180,607	9,687,734	14,492,873	8.2	$2.28	14,163,166	$2.27
$10.00–$19.78	1,260,587	408,275	852,312	9.5	$10.76	809,562	$10.77
$20.00–$28.80	794,657	74,405	720,252	9.7	$21.52	659,902	$21.30
$30.73–$39.57	386,975	28,493	358,482	9.8	$34.20	345,557	$34.20
$42.39–$44.71	173	—	173	9.7	$43.41	173	$43.41
$50.00–$50.00	139,200	1,600	137,600	9.9	$50.00	130,100	$50.00
$60.00–$60.00	173,465	2,500	170,965	9.9	$60.00	156,340	$60.00

$0.01–$60.00	26,935,664	10,203,007	16,732,657	8.4	$5.21	16,264,800	$5.08

Note Receivable from Stockholder / Officer

In connection with the exercise of employee stock options, the Company has a $4.3 million loan receivable at December 31, 2003. This outstanding balance is for a loan that was made in 2001, to the Company’s Chief Executive Officer pursuant to a full recourse promissory note and stock pledge agreement. The note accrues interest at 7.38% compounded semi-annually and is repayable in full on September 28, 2005. See Note 14.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Warrants to Purchase Class B Common and Preferred Stock

	Shares Subject to Purchase at December 31, 2003	Weighted-Average Exercise Price Per Share	Shares Subject to Purchase at June 30, 2004	Weighted-Average Exercise Price Per Share
			(unaudited)
Warrant Types
Class B Common	1,294,308	$0.46	1,194,308	$0.30
Series B Convertible Preferred	621,876	$0.72	621,876	$0.72
Series C Convertible Preferred	179,956	$2.34	179,956	$2.34
Series D Convertible Preferred	7,437,452	$2.91	—	—

Total	9,533,592	$2.42	1,996,140	$0.62

The Company determined the value of these warrants at the date of grant using the Black-Scholes option pricing model based on the estimated fair value of the underlying stock, a volatility rate of 100% or 75%, no dividends, a risk-free interest rate ranging from 4.93% to 6.84%, and an expected life of three to ten years which coincides with the maximum exercise periods of the warrants.

Class B Common

In 2001, the Company issued fully vested, nonforfeitable warrants to purchase 1,194,308 shares of Class B common stock at a price of $0.30 per share in connection with recruitment fees. The Company determined the value of the warrants to be $1.1 million. The entire fair value of the warrants was expensed during 2001 as general and administrative expense on the accompanying consolidated income statements. Also, in October 2000, the Company issued fully vested, nonforfeitable warrants to purchase 100,000 shares of Class B common stock at a price of $2.34 per share. See Note 14. The above warrants expire in 2006 and 2005.

Series B Preferred

In 1999, the Company issued fully vested, nonforfeitable warrants to purchase 403,840 shares of Series B convertible preferred stock in connection with an equipment line of credit. The warrants have an exercise price of $0.495. The Company determined the fair value of the warrants to be $157,000. In connection with additional drawdowns on the equipment line of credit during 2000, the Company issued 74,216 and 143,820 warrants to purchase Series B convertible preferred stock with an exercise price of $0.62 and $1.42, respectively. The Company determined the fair value of these warrants to be $28,000 and $269,000. The cost of the warrants was expensed as additional interest expense over the life of the loan arrangement. These warrants remain outstanding and expire in 2005.

Series C Preferred

In June 2000, the Company issued warrants to purchase shares of Series C convertible preferred stock to a customer in connection with a Branding and Promotion Agreement whereby the customer provided advertising to the Company over a two-year period. The warrants had an exercise price of $2.34 per share. The Company determined the fair value of the warrants to be $5.7 million. The entire fair value of the warrants was expensed ratably over the two years of the agreement as sales and marketing expense on the accompanying consolidated income statements. In June 2003, the warrant converted in accordance with its terms into 1,229,944 shares of Series C convertible preferred stock. The conversion of this warrant was the subject of a dispute that was settled as described in Note 14.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

In 2001, the Company issued fully vested, nonforfeitable warrants to purchase 108,260 shares of Series C convertible preferred stock in connection with draw downs on the Company’s equipment lease lines of credit. The warrants have an exercise price of $2.345. The Company determined the fair value of the warrants to be $232,000. The cost of the warrants is being expensed as additional interest expense over the life of the lease arrangement. These warrants expire in 2011.

In 2002, the Company issued fully vested, nonforfeitable warrants to purchase 71,696 shares of Series C convertible preferred stock in connection with draw downs on the Company’s equipment lease lines of credit discussed in Note 7. The warrants have an exercise price of $2.345. The Company determined the fair value of the warrants to be $199,000. The cost of the warrants is being expensed as additional interest expense over the life of the lease arrangement. These warrants expire in 2012.

Series D Preferred

In 2002, the Company issued 7,437,452 redeemable warrants to purchase Series D convertible preferred stock to a customer in connection with a revenue-share agreement (see Note 8 and Note 14).

Note 10.    401(k) Plan

The Company has a 401(k) Savings Plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 15% of their eligible compensation, subject to certain limitations. The Company matches employee contributions up to the lesser of 3.5% of the employee’s salary or $2,200. Employee and Company contributions are fully vested when contributed. The Company contributed approximately $329,000, $663,000 and $1.7 million during 2001, 2002 and 2003, respectively.

Note 11.    Income Taxes

Income from continuing operations before income taxes included income/(loss) from foreign operations of approximately $500,000 and $(6.5) million for 2002 and 2003. Pretax income from foreign operations was immaterial for 2001.

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2001	2002	2003
Current:
Federal	$4,260	$74,081	$187,686
State	1,017	19,683	52,336
Foreign	—	1,367	965

Total	5,277	95,131	240,987
Deferred:
Federal	(1,782)	(8,504)	712
State	(412)	(1,368)	(693)
Foreign	—	—	—

Total	(2,194)	(9,872)	19

Provision for income taxes	$3,083	$85,259	$241,006

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The reconciliation of federal statutory income tax rate to the Company’s effective income tax rate is as follows (in thousands):

	Year Ended December 31,
	2001	2002	2003
Expected provision at federal statutory rate, 35%	$3,524	$64,720	$121,329
State taxes, net of federal benefit	393	11,905	33,568
Stock based compensation expense	4,334	7,572	79,764
Foreign rate differential	—	—	3,249
In-process research and development	—	—	4,066
Valuation allowance (utilized)/provided	(5,558)	(461)	—
Other individually immaterial items	390	1,523	(970)

Provision for income taxes	$3,083	$85,259	$241,006

Deferred Tax Assets

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financing reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2002	2003
Deferred tax assets:
Net operating loss carryforwards	$210	$482
Deferred compensation	4,054	5,661
State taxes	6,216	15,947
Deferred revenue	834	775
Accruals and reserves not currently deductible	4,725	4,684
Tax credits	—	291
Other	42	28

Total deferred tax assets	16,081	27,868
Deferred tax liabilities:
Depreciation	(3,959)	(15,778)
Identified intangibles	—	(8,223)
Other	(56)	(272)

Total deferred tax liabilities	(4,015)	(24,273)

Net deferred tax assets	$12,066	$3,595

The net valuation allowance decreased by approximately $5.6 million and $500,000 during the years ended December 31, 2001 and 2002 respectively.

At December 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $604,000 and $5.3 million, respectively. As of December 31, 2003, the Company had federal credit carryforwards of approximately $291,000. The net operating loss and credit carryforwards will begin to expire in 2006, if not utilized.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Utilization of the net operating loss and credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

Note 12.    Information about Geographic Areas

The Company’s chief operating decision-makers (i.e., chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company considers itself to be in a single reporting segment and operating unit structure.

Revenues by geography are based on the billing address of the advertiser. The following table sets forth revenues and long-lived assets by geographic area (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues:
United States	$71,029	$341,570	$1,038,409	$404,478	$928,921
International	15,397	97,938	427,525	155,339	422,914

Total revenues	$86,426	$439,508	$1,465,934	$559,817	$1,351,835

	As of December 31,
	2001	2002	2003
Long-lived assets:
United States	$28,217	$55,009	$267,348
International	—	87	43,876

Total long-lived assets	$28,217	$55,096	$311,224

Note 13.    Subsequent Event

Class A and Class B Common Stock

The Company’s certificate of incorporation previously provided that upon an initial public offering meeting certain criteria, the Company’s Class A Senior common stock, which has ten votes per share, would automatically convert into common stock, which has one vote per share. In April 2004, the Company’s Board of Directors authorized, and on June 25, 2004 its stockholders approved, certain amendments to the Company’s certificate of incorporation. Pursuant to these amendments, each share of Class A Senior common stock was reclassified as one share of Class B common stock and each share of common stock was reclassified as one share of Class A common stock. In addition, these amendments changed the conversion rights of the Class A Senior common stock (now Class B common stock) to provide that these shares would no longer automatically convert into shares of common stock (now Class A common stock) upon an initial public offering. Also, shares of Class B common stock may be converted at any time at the option of the stockholder into Class A common stock and automatically convert upon any sale or transfer (subject to certain exceptions set forth in the certificate of

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

incorporation). These amendments have been reflected in the accompanying consolidated financial statements as if they had been made at the inception of the Company. See Note 9.

Note 14.	Events Subsequent to Date of Independent Registered Public Accounting Firm’s Report (unaudited)

Initial Public Offering and 2004 Stock Plan

In April 2004, the Company’s board of directors approved the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company’s Class A common stock. The Company received approximately $1,161.4 million in net proceeds from the closing of this offering in August 2004. In April 2004, the Company’s board of directors adopted, and on June 25, 2004, its stockholders approved, the 2004 Stock Plan. The 2004 Stock Plan provides for the grant of incentive stock options to the Company’s employees and nonstatutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, restricted stock units and other stock based awards to the Company’s employees, directors, and consultants. No awards have yet been issued pursuant to the 2004 Stock Plan.

Rescission Offer

Shares issued and options granted under the Company’s 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3) may not have been exempt from registration or qualification under federal securities laws and the securities laws of certain states. As a result, the Company intends to make a rescission offer to the holders of these shares and options. If this rescission is accepted, the Company could be required to make aggregate payments to the holders of these shares and options of up to $27.8 million, which includes statutory interest, based on shares and options outstanding as of October 26, 2004. In addition, if it is determined that the Company offered securities without properly registering them under federal law or state law, or securing an exemption from registration, federal or state regulators could impose fines or other sanctions as provided under these laws. Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required. If any or all of the offerees reject the rescission offer, the Company may continue to be liable for this amount under federal and state securities laws. As management believes there is only a remote possibility the rescission offer will be accepted by any of the Company’s option holders and stockholders in an amount that would result in a material expenditure by the Company, no liability has been recorded. Management does not believe that this rescission offer will have a material effect on the Company’s results of operations, cash flows or financial position.

Note Receivable from Stockholder/Officer

In April 2004, the Company’s Chief Executive Officer fully repaid the principal and accrued interest due under a full recourse promissory note. See Note 9.

Redeemable Convertible Preferred Stock Warrant

In May 2004, the redeemable warrant to purchase 7,437,452 shares of Series D convertible preferred stock was fully exercised by the holder through a cash payment of $21.6 million. See Note 8.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Class B Common Stock Warrant

In May 2004, a warrant to purchase 100,000 shares of Class B common stock was fully exercised by the holder through a cash payment of $234,000.

Settlement of Disputes with Yahoo

On August 9, 2004, the Company and Yahoo entered into a settlement agreement resolving two disputes that had been pending between them. The first dispute concerned a lawsuit filed by Yahoo’s wholly-owned subsidiary, Overture Services, Inc., against the Company in April 2002 asserting that certain services infringed Overture’s U.S. Patent No. 6,269,361. In its court filings, the Company denied that it infringed the patent and alleged that the patent was invalid and unenforceable.

The second dispute concerned a warrant held by Yahoo to purchase 3,719,056 shares of the Company’s stock in connection with a June 2000 services agreement. Pursuant to a conversion provision in the warrant, the Company in June 2003 issued 1,229,944 shares to Yahoo. Yahoo contended it was entitled to a greater number of shares, while the Company contended that it had fully complied with the terms of the warrant.

As part of the settlement, Overture dismissed its patent lawsuit against the Company and has granted the Company a fully-paid, perpetual license to the patent that was the subject of the lawsuit and several related patent applications held by Overture. The parties also mutually released any claims against each other concerning the warrant dispute. In connection with the settlement of these two disputes, the Company issued to Yahoo 2,700,000 shares of Class A common stock.

The Company will incur a non-cash charge in the third quarter of 2004 related to this settlement of $201.0 million. The non-cash charge will include, among other items, the value of shares associated with the settlement of the warrant dispute. The non-cash charge associated with these shares is required because the shares are being issued after the warrant was converted. The Company will also realize an income tax benefit in the third quarter of 2004 of $82.0 million related to this non-cash charge. The Company will also capitalize various intangible assets obtained in this settlement and these amounts will be amortized ratably over their useful lives of one and four years. The issuance of 2,700,000 shares represents approximately one percent of the number of shares currently expected to be used in the diluted per share calculation for the three and nine months ending September 30, 2004 and for the year ending December 31, 2004.

The unaudited pro forma information below presents net income (loss) and per share amounts assuming the settlement had occurred on January 1, 2003 and balance sheet data assuming it had occurred on December 31, 2003. We have used a per share value of the settlement consideration equal to the $85.00 per share initial public offering price.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following data is in thousands, except per share and footnote amounts:

	Year Ended December 31, 2003					Six Months Ended June 30, 2004
	Actual	Pro Forma Adjustments		Pro Forma		Actual	Pro Forma Adjustments		Pro Forma
		(unaudited)		(unaudited)		(unaudited)	(unaudited)		(unaudited)
		$(201,000	)(a)				$—
		82,000	(b)				—
		(15,100	)(c)				(3,900	)(c)
		6,200	(d)				1,600	(d)

Net income (loss)	$105,648	$(127,900)		$(22,252)		$143,036	$(2,300)		$140,736

Net income (loss) per share—basic	$0.77			$(0.16)		$0.93			$0.90
Shares used in per share calculation—basic	137,697	2,700	(e)	140,397		153,263	2,700	(e)	155,963
Net income per share—diluted	$0.41			—	(h)	$0.54			$0.53
Shares used in per share calculation—diluted	256,638			—	(h)	265,223	2,700	(e)	267,923

	December 31, 2003
	Actual	Pro Forma Adjustments		Pro Forma
		(unaudited)		(unaudited)
Total assets	$871,458	$28,500	(f)	$899,958

Total liabilities	268,817	(82,000	)(b)	186,817

		(201,000	)(a)
		82,000	(b)
		229,500	(g)

Total stockholders’ equity	588,770	110,500		699,270

(a)	To reflect the one-time non-cash charge related to the settlement of the warrant dispute and other items.

(b)	To reflect the income tax benefit related to the non-cash charge (noted in (a) above).

(c)	To reflect the amortization expense related to the various intangible assets obtained in this settlement based on an amortization period of one and four years.

(d)	To reflect the income tax benefit resulting from the amortization expense related to the various intangible assets obtained in this settlement.

(e)	To reflect the 2,700,000 shares of Class A common stock issued to Yahoo in connection with this settlement.

(f)	To reflect the capitalization of various intangible assets obtained in this settlement.

(g)	To reflect the value of the 2,700,000 shares of Class A common stock issued to Yahoo in connection with this settlement based on a per share value of $85.00 which is equal to our initial public offering price.

(h)	The “income per share—diluted” amount for the year ended December 31, 2003 pro forma is not provided because the effect of the additional shares is anti-dilutive.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table provides an allocation of the $229.5 million ascribed to the value of the shares issued in connection with this settlement.

	(in thousands)
	(unaudited)
Settlement of warrant dispute and other items	$201,000	(see footnote (a) above)
Intangible assets	28,500	(see footnote (f) above)

Total consideration	$229,500

Magazine Article

Information about the Company has been published in an article appearing in the September 2004 issue of Playboy Magazine and entitled “Playboy Interview: Google Guys.” This article includes quotations from Larry and Sergey, and has been reprinted by a number of news media outlets. The Company does not believe that its involvement in the Playboy Magazine article constitutes a violation of Section 5 of the Securities Act of 1933. However, if the Company’s involvement were held by a court to be in violation of the Securities Act of 1933, the Company could be required to repurchase the shares sold to purchasers in its initial public offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. The Company would contest vigorously any claim that a violation of the Securities Act occurred. Management currently believes there is only a remote possibility that the ultimate outcome with respect to any such claim that might be made would materially adversely affect the operating results, financial position or liquidity of the Company.

Applied Semantics, Inc.

INDEX TO FINANCIAL STATEMENTS

Year ended December 31, 2002

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Applied Semantics, Inc.

We have audited the accompanying balance sheet of Applied Semantics, Inc. as of December 31, 2002 and the related statements of operations, redeemable convertible preferred stock and net capital deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Semantics, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

San Francisco, California

June 20, 2003

Applied Semantics, Inc.

BALANCE SHEET

(In thousands, except per share data)

December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$1,953
Accounts receivable, net of allowance of $11	3,659
Prepaid expenses and other current assets	74

Total current assets	5,686
Property and equipment, net	526
Other assets	6

Total assets	$6,218

Liabilities, redeemable convertible preferred stock, and net capital deficiency
Current liabilities:
Accounts payable	$36
Accrued revenue share	2,278
Accrued commissions	196
Other accrued expenses	145
Deferred revenue	246
Income taxes payable	25
Current portion of equipment leases	28

Total current liabilities	2,954
Noncurrent portion of equipment leases	60

Commitments

Series B redeemable convertible preferred stock, par value $0.001 (liquidation preference of $5,453); 2,536 shares authorized; 1,976 issued and outstanding	5,394
Net capital deficiency:
Undesignated preferred stock, par value $0.001; 6,504 authorized; none outstanding
Series A-1 convertible preferred stock, par value $0.001; 500 shares authorized, issued, and outstanding (liquidation preference of $500)	500
Series A-2 convertible preferred stock, par value $0.001; 100 shares authorized, issued, and outstanding (liquidation preference of $125)	125
Series A-3 convertible preferred stock, par value $0.001; 360 shares authorized; 205 issued, and outstanding (liquidation preference of $410)	410
Common stock, par value $0.001; 40,000 shares authorized; 10,202 shares issued and outstanding	2,936
Deferred stock-based compensation	(413)
Accumulated deficit	(5,748)

Total net capital deficiency	(2,190)

Total liabilities, redeemable convertible preferred stock, and net capital deficiency	$6,218

See accompanying notes.

Applied Semantics, Inc.

STATEMENT OF OPERATIONS

(In thousands)

Year Ended December 31, 2002
Net revenues	$6,187
Costs and expenses:
Cost of revenues	566
Research and development expenses	1,711
Selling and marketing expense	1,483
General and administrative expenses(1)	2,361

Total costs and expenses	6,121

Income from operations	66
Interest income	8
Interest expense and other	(5)

Income before income taxes	69
Provision for income taxes	25

Net income	$44

(1)	Includes stock-based compensation expense of $1,029 consisting of amortization of deferred stock-based compensation and the fair value of options and warrants issued to nonemployees for services rendered.

See accompanying notes.

Applied Semantics, Inc.

STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND NET CAPITAL DEFICIENCY

(In thousands)

	Redeemable Convertible Preferred Stock Series B		Convertible Preferred Stock
			Series A-1		Series A-2		Series A-3		Common Stock		Deferred Stock-Based Compensation	Accumulated Deficit	Net Capital Deficiency
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2001	1,976	$5,394	500	$500	100	$125	205	$410	10,202	$2,450	$(956)	$(5,792)	$(3,263)
Fair value of options granted to nonemployees	—	—	—	—	—	—	—	—	—	26	—	—	26
Deferred stock-based compensation	—	—	—	—	—	—	—	—	—	460	(460)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,003	—	1,003
Net income and comprehensive income	—	—	—	—	—	—	—	—	—	—	—	44	44

Balance at December 31, 2002	1,976	$5,394	500	$500	100	$125	205	$410	10,202	$2,936	$(413)	$(5,748)	$(2,190)

See accompanying notes.

Applied Semantics, Inc.

STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2002
Operating activities
Net income	$44
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	496
Loss on disposal of property and equipment	5
Stock-based compensation	1,029
Changes in assets and liabilities:
Accounts receivable	(2,694)
Prepaid expenses and other current assets	(21)
Accounts payable	12
Accrued revenue share	1,929
Other accrued expenses	224
Deferred revenue	209
Income taxes payable	25

Net cash provided by operating activities	1,258

Investing activities
Purchases of property and equipment	(151)
Decrease in other assets	37

Net cash used in investing activities	(114)

Financing activities
Payments of principal on equipment leases	(22)

Net cash used in financing activities	(22)

Net increase in cash and cash equivalents	1,122
Cash and cash equivalents at beginning of year	831

Cash and cash equivalents at end of year	$1,953

Supplemental disclosures of cash flow information
Property and equipment acquired under capital leases	$108

Cash paid for interest	$2

See accompanying notes.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2002

1.    Summary of the Company and Significant Accounting Policies

Nature of Operations

Applied Semantics, Inc. (the “Company”), a California corporation, formerly known as Oingo, Inc., is a developer and provider of software technology solutions that enable businesses, their customers, and their employees to create value by better organizing, managing, and retrieving unstructured information in enterprise, Web-enabled, and e-commerce environments. The Company’s solutions are based on its CIRCA Technology, which understands, organizes, and extracts knowledge from unstructured content in a way that mimics human thought and language, allowing for more effective information retrieval. Focusing on specific markets, the Company has introduced products through each of its business units: Naming Solutions (DomainAppraise, DomainPark, DomainSense, Error Page Assistant) and Enterprise Solutions (Auto-Categorizer, Metadata Creator, and Page Summarizer).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Revenue Recognition

The Company primarily derives its revenue from revenue share agreements for application services. These are three-way revenue share arrangements wherein the Company receives advertising content from one of its content providers, and then subsequently distributes that content to a third party’s (“Partner”) Web sites. Revenue is generated when end users click-through to the content providers’ advertisements listed on the Partner’s Web sites. The revenues earned by the Company from its customers under these types of arrangements are reported net of the payment due to partners. The Company’s gross revenues and cost of revenues would have been $6.4 million higher for the year ended December 31, 2002, if these transactions had been accounted for on a gross basis. Amounts due to partners under these revenue share arrangements are reported as accrued revenue share in the accompanying balance sheet. The Company also has revenue from licensing agreements. Revenues from the licensing agreements are recognized on a straight-line basis over the term of the related contracts. These amounts, however, have not been a significant revenue stream to date. Any set-up and support fees are also recognized on a straight-line basis over the service period.

Deferred revenue is recorded when payments are received in advance of the Company’s performance in the underlying agreement.

Cost of Revenues

Cost of revenues consists primarily of the expenses associated with the operation of the Company’s server networks, including depreciation of hardware, amortization of capitalized computer software for internal use, datacenter expenses, and royalties related to a patent license agreement.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments having an original maturity of three months or less.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Certain Risks and Concentrations

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high-credit quality financial institutions and has not experienced losses with respect to these items. Cash equivalents consist of cash on deposit with a bank and money market deposits. As of December 31, 2002, two customers represented approximately 64% and 19% of accounts receivable. For the year ended December 31, 2002, two customers represented approximately 53% and 16% of total revenues. The Company regularly evaluates its customers’ ability to satisfy credit obligations and maintains an allowance for potential credit losses, when deemed necessary. Credit and losses incurred to date have not been significant.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Equipment under capital leases is amortized over the shorter of the estimated useful life or the related lease term.

Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of their short maturities. The carrying amounts of the Company’s equipment leases approximate fair value of these obligations based upon management’s best estimates of interest rates that would be available for similar debt obligations at December 31, 2002.

Income Taxes

The Company recognizes income taxes under the liability method. Deferred income taxes are recognized for differences between the financial statements and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. In addition, valuation allowances are established when necessary to reduce deferred taxes to the amounts expected to be realized.

Stock-Based Compensation

As permitted by the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“FAS 123”), as amended, the Company accounts for employee stock-based compensation using the intrinsic-value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Deferred

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

compensation for options granted to employees is determined as the difference between the deemed fair value of the Company’s stock on the date options were granted and the exercise price.

Pro forma information regarding net income (loss) has been determined as if the Company had accounted for its employee stock options under the fair-value method prescribed by FAS 123. The resulting effect on pro forma net income (loss) disclosed is not likely to be representative of the effects of income (loss) on a pro forma basis in future years due to additional grants and vesting in subsequent years.

Had compensation cost for options granted under the Company’s option plan been determined based on the fair value at the grant dates for the awards under a method prescribed by FAS 123, the Company’s net income (loss) would have been adjusted to the pro forma amounts below (in thousands):

Year Ended December 31, 2002
Net income, as reported	$44
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,003
Deduct: Total stock-based employee compensation expense under the fair-value-based method for all rewards, net of related tax effects	(1,120)

Net income (loss), pro forma	$(73)

1.    The fair value of each option granted was estimated on the date of grant using the minimum-value method with the following weighted-average assumptions:

Year Ended December 31, 2002
Risk-free interest rate	4.65%
Expected life (in years)	5
Dividend yield	—

The weighted-average deemed fair market value of an option granted during 2002 was $0.36.

The Company accounts for stock awards issued to nonemployees in accordance with the provisions of FAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Under FAS 123 and EITF 96-18, stock awards to nonemployees are accounted for at their fair value using the Black-Scholes method. The fair value of options granted to nonemployees is periodically remeasured as the underlying options vest.

Advertising Expenses

The Company expenses advertising costs in the period in which they are incurred. For the year ended December 31, 2002, advertising expenses totaled approximately $5,000.

Comprehensive Income

Comprehensive income generally represents all changes in net capital deficiency except those resulting from investments or contributions by shareholders. To date, the Company’s comprehensive income has equaled its net income.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Reclassifications

Certain prior-period amounts have been reclassified to conform to the current-period presentation.

Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company is evaluating the impact of this consensus on its financial position and operating results.

In November 2002, the FASB issued Interpretation No. 45 (or “FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The disclosure requirements are effective for interim periods or fiscal years ending after December 15, 2002, and have been adopted. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company is evaluating the impact of this interpretation on the Company’s financial position and operating results.

In December 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“FAS 148”). This statement amends FAS 123 to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. While FAS 148 does not amend FAS 123 to require companies to account for employee stock options using the fair-value method, the disclosure provisions of FAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair-value method of FAS 123 or the intrinsic-value method of APB 25. Since the Company accounts for stock-based compensation under APB 25 and has no current plans to switch to FAS 123, the impact of FAS 148 will be limited to the reporting of the effects on net income (loss) if the Company accounted for stock-based compensation under FAS 123. FAS 148 is effective for fiscal years ending after December 15, 2002, and the disclosure provisions have been reflected in these financial statements.

2.    Commitments

Operating Lease

The Company leases its office space under an operating lease that expired in January 2003. Rent expense under this operating lease amounted to approximately $157,000 during 2002 and was recognized on a straight-line basis over the term of the lease. The Company entered into another operating lease for a new facility in December 2002 that began in February 2003 and expires in May 2006.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Capitalized Leases

The Company leases certain equipment, which is accounted for as capital leases. The gross assets under capital lease at December 31, 2002, were $114,000, with accumulated depreciation of $21,000. The Company has recorded $12,000 of depreciation expense for leased assets during 2002, which is included in the accompanying statement of operations.

Future minimum lease payments as of December 31, 2002, under capital and noncancelable operating leases are as follows (in thousands):

	Capital Leases	Operating Lease
2003	$38	$256
2004	43	281
2005	26	286
2006	—	121

Total minimum payments required	107	$944

Less amounts representing interest	19

Minimum future payments of principal	88
Current portion	28

Noncurrent portion	$60

3.    Property and Equipment

Property and equipment consist of the following (in thousands):

December 31, 2002
Computers and equipment	$1,049
Computer software for internal use	567
Furniture and fixtures	24
Leasehold improvements	15

1,655
Accumulated depreciation and amortization	(1,129)

Property and equipment, net	$526

4.    Redeemable Convertible Preferred Stock

In August 2000, the Company issued 1,976,756 shares of Series B redeemable convertible preferred stock (the “Series B shares”) for $2.76 per share and net proceeds of approximately $5.4 million. The declaration of dividends rests in the sole discretion of the Company’s Board of Directors. The right to dividends is not cumulative. Each Series B share has a liquidation preference of $2.76 per share. Each Series B share may be converted at any time, at the holder’s option, into a share of common stock at a conversion price of $2.76 per share. Such shares shall automatically convert into common stock immediately prior to the closing of an underwritten public offering, as defined. The holders of the Series B shares are entitled to vote on all matters and

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

are entitled to the number of votes equal to the number of full common shares into which such holders’ series of preferred shares could be converted. The Series B shares are redeemable at the option of at least 20% of the holders if a qualified initial public offering, as defined, has not occurred five years subsequent to the Series B purchase date. Each Series B share is redeemable at a redemption price equal to the original Series B issue price plus any declared and unpaid dividends.

5.    Net Capital Deficiency

Convertible Preferred Stock

In May 2000, the Company issued 500,000, 100,000, and 205,000 shares of Series A-l, A-2, and A-3 convertible preferred stock, respectively (collectively, the “Series A shares”) in exchange for 1,610,000 shares of common stock representing a 1-for-2 ratio. The value of each Series A share is equal to the price originally paid for the share of common stock for which it was exchanged. The price per share was $1.00, $1.25, and $2.00 for a Series A-l, A-2, and A-3 share, respectively. The declaration of dividends rests in the sole discretion of the Company’s Board of Directors, and the right to dividends is not cumulative. Each Series A share has a liquidation preference equal to the original issue price per share, as defined above, plus any declared and unpaid dividends. Each Series A share may be converted at any time, at the holder’s option, into a share of common stock at a conversion price equal to the original issue price of the Series A share. Such shares shall automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, as defined. The holders of the Series A shares are entitled to vote on all matters and are entitled to the number of votes equal to the number of full common shares into which such holders’ Series of preferred shares could be converted.

Founders Stock

Concurrent with the issuance of the Series B shares, the Company entered into Stock Restriction Agreements with the two founders of the Company. Pursuant to the terms of these agreements, all 10,200,000 common shares owned by the founders of the Company became restricted and subject to a right of repurchase by the Company at a per share amount equal to the original per share issuance price applicable to each share being repurchased. Such right of repurchase shall be exercisable only during the 60-day period following the date of the shareholder’s termination. This right of repurchase shall lapse, with respect to the shares, over 48 equal monthly installments measured from January 1, 1999. The Company’s management determined that at December 31, 2000, the Stock Restriction Agreements were compensatory. As of the date of execution of the Stock Restriction Agreements, 6,162,500 shares of common stock with a value of $2.3 million were subject to repurchase upon termination of the shareholders. Accordingly, the Company recorded deferred stock compensation in this amount, which was amortized to stock compensation expense, as the repurchase right lapses. Amortization for the year ended December 31, 2002, resulted in stock compensation charges of $956,000. As of December 31, 2002, no shares were subject to the restriction.

Additionally, on August 7, 2000, the Company and the purchasers of the Series B shares (the “Investors”) entered into Right of First Refusal and Co-sale Agreements (the “Agreements”) with the two founders of the Company. The Agreements state that should the founders propose to sell to a third party any shares held by them, the Company will have the first right to purchase such shares at the price and on the terms offered by the third party. If the Company does not exercise such right within the specified period of time, then the Investors will have the right to purchase all or a portion of such shares at the same price and terms offered by the third party. Should neither the Company nor the Investors purchase all the shares through their right of first refusal, then each Investor shall have the right to participate in the proposed sale (the “Co-Sale”). The Investor may sell up to

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

that number of common and/or preferred shares equal to the product of the number of shares under the Co-Sale agreement and the Investor’s proportionate share of equity holdings. The rights under these Agreements expire on the earlier to occur of (i) the point in time at which the Investor no longer owns shares of the Company, (ii) the closing of a public offering, as defined, (iii) a sale of a majority of the Company shares, as defined, or (iv) 15 years.

1999 Stock Plan

Under the Company’s 1999 Stock Option/Stock Issuance Plan (the “1999 Stock Plan”), incentive stock options and nonqualified options, as well as other stock-based awards, may be granted to employees, directors, and consultants. All awards have a maximum term of 10 years. Options are granted at exercise prices that approximated the fair value of the common stock and generally vest over four years or as specifically defined by the stock option agreement. All options granted through December 31, 2002, are immediately exercisable into restricted shares of common stock. Any shares issued upon the exercise of options are subject to a right of repurchase by the Company at the original exercise price, which right generally lapses over a four-year period. As of December 31, 2002, none of the options granted, subject to this repurchase right, had been exercised.

The following table summarizes the activity under the Company’s 1999 Stock Plan (shares in thousands):

	Shares Available for Grant	Options Outstanding
		Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 2001	3,180	2,820	$0.25
Options granted	(1,423)	1,423	$0.38
Options canceled	597	(597)	$0.35

Balance at December 31, 2002	2,354	3,646	$0.28

The following table summarizes additional information regarding outstanding and exercisable options as of December 31, 2002 (shares in thousands):

Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life
		(In years)
$0.15	1,706	7.44
$0.38	1,940	9.08

	3,646	8.83

Stock-Based Compensation

In 2002, the Company recorded deferred stock-based compensation cost totaling $460,000 in connection with stock option grants to employees. These amounts are being amortized over the vesting period of the related options using the straight-line vesting method. The amount represents the difference between the exercise price and the reassessed value for accounting purposes of the Company’s common stock on the date the stock options were granted. Amortization of deferred stock-based compensation totaled $47,000 during 2002.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Options Granted to Nonemployees

The Company has granted options to nonemployees in exchange for services. These options have a vesting period of 36 months. The Company granted options under the 1999 Stock Plan to nonemployees to purchase 60,000 shares of common stock in 2001. No options were granted to nonemployees during 2002. The Company determined the value of the options granted to nonemployees using the Black-Scholes option pricing model using the following assumptions: 131% volatility, no dividends, risk-free interest rate of 3.83%, and an expected life of 10 years. For the year ended December 31, 2002, the Company recognized approximately $26,000 of stock-based compensation expense related to the fair value of options granted to nonemployees.

Warrants

In January 2001, the Company issued fully vested nonforfeitable warrants to purchase 36,142 shares of common stock at a purchase price of $0.38 per share in connection with recruitment fees. The Company determined the value of the warrants at the date of grant using the Black-Scholes option pricing model to be approximately $11,000 using the following assumptions: 119% volatility, 0% dividend yield, risk-free interest rate of 4.88%, and a contractual life of five years. The entire fair value of the warrants was expensed as stock-based compensation within general and administrative expenses during 2001, as it related to past services rendered. As of December 31, 2002, the warrants remain outstanding and unexercised.

In 2000, in conjunction with a convertible financing arrangement, the Company issued fully vested nonforfeitable warrants to purchase 12,655 shares of Series A-3 convertible preferred stock at a purchase price of $2.00 per share. These warrants, with a contractual life of three years, remain outstanding and unexercised at December 31, 2002. The Company determined the value of the warrants using the Black-Scholes option pricing model to be approximately $18,000 using the following assumptions: 116% volatility, no dividends, risk-free interest rate of 5.13%, and an expected life of three years.

Reserved Shares

Common stock reserved for future issuance was as follows at December 31, 2002 (in thousands):

Warrants	49
1999 Stock Plan	6,000
Conversion of preferred stock	2,781

Total common stock reserved for future issuance	8,830

6.    401(k) Plan

The Company has a 401(k) Savings Plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 15% of their eligible compensation, subject to certain limitations. The Company did not make any contributions for 2002.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

7.    Income Taxes

The provision for income taxes consisted of the following (in thousands):

Year Ended December 31, 2002
Current:
Federal	$—
State	25

Total	25
Deferred:
Federal	—
State	—

Total	—

Provision for income taxes	$25

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows (in thousands):

Year Ended December 31, 2002
Expected provision at federal statutory rate	$24
State taxes, net of federal benefit	25
Stock-based compensation expense	325
Valuation allowance	(351)
Other individually immaterial items	2

Provision for income taxes	$25

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

December 31, 2002
Deferred tax assets:
Net operating loss carryforwards	$1,277
Research and development credit carryforwards	83
Deferred compensation	37
State taxes	9
Accruals and reserves not currently deductible	30
Depreciation	14

Total deferred tax assets	1,450
Valuation allowance	(1,450)

Net deferred tax assets	$—

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

The net valuation allowance decreased by approximately $503,000 during the year ended December 31, 2002.

As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $3.0 million and $4.1 million, respectively. The Company also had federal research and development credit carryforwards of approximately $83,000. The net operating loss and credit carryforwards will begin to expire in 2020 if not utilized.

Utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

8.    Subsequent Event

In April 2003, all of the outstanding shares of the Company were purchased by Google Inc. (“Google”). The Company was acquired for approximately 1.2 million shares of Google common stock and $41.5 million in cash.

Applied Semantics Inc.

INDEX TO CONDENSED FINANCIAL STATEMENTS

Three Months ended March 31, 2003 (Unaudited)

Applied Semantics, Inc.

BALANCE SHEET

(In thousands, except per share data)

As of March 31, 2003
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,861
Accounts receivable, net of allowance of $11	2,933
Prepaid expenses and other current assets	72

Total current assets	4,866

Property and equipment, net	517
Other assets	23

Total assets	$5,406

Liabilities, redeemable convertible preferred stock, and net capital deficiency
Current liabilities:
Accounts payable	$804
Accrued revenue share	82
Accrued commissions	107
Other accrued expenses	206
Deferred revenue	178
Income taxes payable	157
Current portion of equipment leases	34

Total current liabilities	1,568

Noncurrent portion of equipment leases	92

Commitments

Series B redeemable convertible preferred stock, par value $0.001 (liquidation preference of $5,453); 2,536 shares authorized; 1,976 issued and outstanding	5,394

Net capital deficiency:
Undesignated preferred stock, par value $0.001; 6,504 authorized; none outstanding
Series A-1 convertible preferred stock, par value $0.001; 500 shares authorized, issued, and outstanding (liquidation preference of $500)	500
Series A-2 convertible preferred stock, par value $0.001; 100 shares authorized, issued, and outstanding (liquidation preference of $125)	125
Series A-3 convertible preferred stock, par value $0.001; 360 shares authorized; 205 issued, and outstanding (liquidation preference of $410)	410
Common stock, par value $0.001; 40,000 shares authorized; 10,202 shares issued and outstanding	2,945
Deferred stock-based compensation	(384)
Accumulated deficit	(5,244)

Total net capital deficiency	(1,648)

Total liabilities, redeemable convertible preferred stock, and net capital deficiency	$5,406

See accompanying notes.

Applied Semantics, Inc.

STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended
	March 31, 2002	March 31, 2003
	(unaudited)
Net revenues	$818	$2,228

Costs and expenses:
Cost of revenues	130	180
Research and development expenses	423	419
Selling and marketing expense	300	426
General and administrative expenses(1)	454	533

Total costs and expenses	1,307	1,558

Income (loss) from operations	(489)	670

Interest income	2	3
Interest expense and other	—	(12)

Income (loss) before income taxes	(487)	661
Provision for income taxes	—	157

Net income (loss)	$(487)	$504

(1)	Includes stock-based compensation expense of $239 and $29, consisting of amortization of deferred stock-based compensation and the fair value of options and warrants issued to nonemployees for services rendered.

See accompanying notes.

Applied Semantics, Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31, 2002	March 31, 2003
	(unaudited)
Operating Activities
Net income (loss)	$(487)	$504
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	120	129
Loss on disposal of property and equipment		12
Stock-based compensation	239	29
Changes in assets and liabilities:
Accounts receivable	(292)	726
Prepaid expenses and other current assets	(5)	2
Accounts payable	(221)	768
Accrued revenue share	199	(2,196)
Other accrued expenses	11	(27)
Deferred revenue	159	(68)
Income taxes payable	—	132

Net cash provided by (used in) operating activities	(277)	11

Investing activities
Purchases of property and equipment	(46)	(132)
Decrease in other assets	—	(17)

Net cash used in investing activities	(46)	(149)

Financing activities
Payments of principal on equipment leases	(1)	(9)
Financing of equipment under capital lease	23	47
Proceeds from exercises of stock options	—	8

Net cash provided by financing activities	22	46

Net decrease in cash and cash equivalents	(301)	(92)
Cash and cash equivalents at beginning of period	832	1,953

Cash and cash equivalents at end of period	$531	$1,861

See accompanying notes.

Applied Semantics, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.    The Company and Basis of Presentation

Applied Semantics, Inc. (the “Company”), a California corporation, formerly known as Oingo, Inc., is a developer and provider of software technology solutions that enable businesses, their customers, and their employees to create value by better organizing, managing, and retrieving unstructured information in enterprise, Web-enabled, and e-commerce environments. The Company’s solutions are based on its CIRCA Technology, which understands, organizes, and extracts knowledge from unstructured content in a way that mimics human thought and language, allowing for more effective information retrieval. Focusing on specific markets, the Company has introduced products through each of its business units: Naming Solutions (DomainAppraise, DomainPark, DomainSense, Error Page Assistant) and Enterprise Solutions (Auto-Categorizer, Metadata Creator, and Page Summarizer).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with our audited financial statements and notes for the year ended December 31, 2002.

NOTE 2.    Commitments

Operating Leases

The Company leases its office lease under an operating lease that expired in January 2003. The Company entered into another operating lease for a new facility in December 2002 that began in February 2003 and expires in May 2006.

Capital Leases

The Company leases certain equipment, which is accounted for as capital leases. The company entered into a capital lease in the current period. The gross assets under lease at March 31, 2003, were $159,000, with accumulated depreciation of $29,000. The Company has recorded $9,000 of depreciation expense for leased assets during the first quarter 2003, which is included in the accompanying statement of operations.

NOTE 3.    Subsequent Events

In April 2003, all of the outstanding shares of the Company were purchased by Google Inc. The Company was acquired for 1,191,497 shares of Google common stock and $41.5 million in cash.

In connection with the acquisition, the vesting of stock options for certain employees of the Company was accelerated by Google. The stock-based compensation charge related to the acceleration of vesting was included in the total purchase price of the Company by Google.

Applied Semantics, Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

The following unaudited pro forma combined condensed consolidated statement of income has been prepared to give effect to the acquisition of Applied Semantics, Inc. (ASI) by Google Inc. (Google) using the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated statement of income. This unaudited pro forma statement of income was prepared as if the acquisition had been completed at January 1, 2003 by combining the respective historical statements of income for both Google and ASI.

The unaudited pro forma combined condensed consolidated statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the acquisition occurred on January 1, 2003, nor are they necessarily indicative of future results of operations. The pro forma combined condensed consolidated statement of income includes pro forma adjustments. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The acquisition was accounted for under the purchase method of accounting. The allocation of the purchase price was based upon the estimated fair value of the acquired assets and liabilities in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations.

Applied Semantics, Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

	Year Ended December 31, 2003 (in thousands, except per share amounts)
	Google	ASI(1)	Pro forma Adjustments		Pro forma Combined
Net revenues	$1,465,934	$2,819	$—		$1,468,753
Costs and expenses:
Cost of revenues	625,854	227	1,722	(b)	627,803
Research and development	91,228	526			91,754
Sales and marketing	120,328	577	628	(b)	121,533
General and administrative	56,699	1,065			57,764
Stock-based compensation(2)	229,361	29	203	(b)	229,593

Total costs and expenses	1,123,470	2,424	2,553		1,128,447

Income from operations	342,464	395	(2,553)		340,306
Interest income, expense and other, net	4,190	(9)	(141)	(a)	4,040

Income before income taxes	346,654	386	(2,694)		344,346
Provision for income taxes	241,006	154	(1,886)	(c)	239,274

Net income	$105,648	$232	$(808)		$105,072

Income per share—basic	$0.77				$0.76
Income per share—diluted	$0.41				$0.41
Shares used in per share calculation—basic	137,697				138,153
Shares used in per share calculation—diluted	256,638				257,225

(1)    The ASI statement of income data is for the period from January 1, 2003 through April 23, 2003, the date of the acquisition.

(2)    Stock-based compensation, consisting of amortization of deferred stock-based compensation and the fair value of options and warrants issued to non-employees for services rendered, is allocated as follows:

	Google	ASI	Pro forma Adjustments		Pro forma Combined
Cost of revenues	$8,557	$—	$16		$8,573
Research and development	138,377	—	23		138,401
Sales and marketing	44,607	—	104		44,711
General and administrative	37,820	29	60		37,908

	$229,361	$29	$203		$229,593

Pro Forma Adjustments

a)	To reflect decrease in interest income resulting from cash payment of $41.5 million for the acquisition.

b)	To eliminate the amortization of ASI historical deferred compensation and reflect amortization of the amortizable intangible assets and deferred compensation resulting from the acquisition. The weighted average life of amortizable intangible assets approximates 3 years and the remaining vesting period of unvested employee stock options ranges from three to 47 months.

c)	To adjust the provision for taxes to reflect the impact of ASI’s net income and the pro forma adjustments. The pro forma adjustment for income taxes was determined based upon the effective tax rate.

Applied Semantics, Inc.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

1.    Basis of Pro Forma Presentation

The unaudited pro forma combined condensed statement of income of Google and ASI for the year ended December 31, 2003 is presented as if the transaction had been consummated on January 1, 2003. The unaudited pro forma combined condensed statement of income for the twelve months ended December 31, 2003 combines the results of operations of Google and ASI for the fiscal year ended December 31, 2003.

The total purchase price was $102.4 million. The fair value of Google stock options to be issued was determined using the Black-Scholes option-pricing model. For the unvested options assumed, the intrinsic value was recorded as unearned stock-based compensation and will be amortized as compensation expense on an accelerated basis over the related vesting periods of one to forty-seven months contingent upon each stockholder’s continued employment with the Company. The total purchase price of the ASI acquisition is as follows (in thousands):

Cash consideration (including $350K of merger related costs)	$41,451
Fair value of Google common stock issued	47,383
Fair value of options issued to purchase Google common stock	13,603

Aggregate purchase price	$102,437

The total purchase price is allocated to ASI’s net tangible and intangible assets based upon their estimated fair value at the merger date. The purchase price allocation is as follows (in thousands):

Goodwill	$84,192
Identified intangible assets	20,700
Deferred stock-based compensation	1,933
Net tangible assets	3,612
Deferred tax liabilities	(8,000)

Aggregate purchase price	$102,437

$84.2 million has been allocated to Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Asset”, goodwill will not be amortized and will be tested for impairment at least annually.

Identified intangible assets acquired were valued using assistance from an appraiser. Identified intangible assets are comprised of the following (in thousands):

	Fair Value	Estimated Useful Life
Developed Technology	$16,600	3 years
Customer contracts	$3,700	2 years
Trademark	$200	3 years
Non-compete agreement	$200	2 years

2.    Pro Forma Combined Net Income Per Share

Shares used to calculate unaudited pro forma net income per basic share were adjusted to reflect 1,825,226 shares issued in exchange for the outstanding ASI shares to Google’s weighted average shares outstanding. Shares used to calculate unaudited pro forma net income per diluted share were adjusted to reflect 1,825,226 shares and 493,959 options (using the treasury stock method) issued as part of the acquisition.

APPENDIX A

Form of Notice of Election

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attn: David Drummond, General Counsel

Dear Mr. Drummond:

I have received and read the offering circular of Google Inc. (“Google”) relating to its rescission offer, dated                 , 2004, pursuant to which Google has offered to repurchase certain shares of its common stock and options to purchase shares of its common stock that may have been issued in violation of federal or state securities laws, or both. I acknowledge that I have had an opportunity to carefully review the information from Google that I consider important in making my election. I advise Google as follows by placing an “X” in the proper spaces provided below (and filling in the appropriate table(s), if applicable):

Shares of Common Stock

☐	1.	I hereby elect to reject the rescission offer and desire to retain the shares.

☐	2.	I hereby elect to accept the rescission offer and rescind the sale of (fill in number) shares and to receive a full refund for all sums paid therefore together with interest at the applicable statutory rate per year. My Stock Power(s) is/are also enclosed with this Notice of Election.

	Date of Purchase (The date you were issued stock or the date you exercised your option, if applicable. If you do not know, leave blank.)	Number of Shares Purchased (Please indicate on a post-split basis)	Certificate Number (If you do not know, leave blank.)	Grant Date of Underlying Option (If you do not know, or if inapplicable, leave blank.)

Options to Purchase Shares of Common Stock

☐	3.	I hereby elect to reject the rescission offer and desire to retain the grant of the option(s) to purchase common stock.

☐	4.	I hereby elect to accept the rescission offer and rescind the grant of the following option(s) to purchase common stock of Google and to forego the right to purchase the common stock thereunder.

Grant Date (The date indicated on your option paperwork as the date the Board of Directors granted you your options.)	Number of Shares Underlying the Option (Please indicate on a post-split basis)	Number of Shares to be Repurchased (Please indicate on a post-split basis)

IF PERSONS DESIRING TO ACCEPT THIS RESCISSION OFFER INTEND TO MAKE USE OF THE MAILS TO RETURN THEIR STOCK POWER(S), INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED AND SHOULD ALSO PROVIDE THEIR DOCUMENTATION, INCLUDING THIS NOTICE OF ELECTION, BY FACSIMILE TO MATTHEW TOLLAND AT ANY OF THE FOLLOWING THREE FACSIMILE NUMBERS: (650) 249-0227, (650) 249-0228, OR (650) 249-0229.

TO THE EXTENT I HAVE ACCEPTED THE OFFER, I AGREE I WILL NOT HAVE ANY FURTHER RIGHT, TITLE OR INTEREST IN THOSE SHARES OF COMMON STOCK OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK AND ANY SUBSEQUENT APPRECIATION IN THE VALUE OF THE SHARES UNDERLYING THE SHARES OF COMMON STOCK OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK.

A-1

For California residents:

THIS OFFER OF REPURCHASE HAS BEEN APPROVED BY THE CALIFORNIA COMMISSIONER OF CORPORATIONS IN ACCORDANCE WITH SECTION 25507(b) OF THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 ONLY AS TO ITS FORM. SUCH APPROVAL DOES NOT IMPLY A FINDING BY THE COMMISSIONER THAT ANY STATEMENTS MADE HEREIN OR IN ACCOMPANYING DOCUMENTS ARE TRUE OR COMPLETE; NOR DOES IT IMPLY A FINDING THAT THE AMOUNT OFFERED BY GOOGLE IS EQUAL TO THE AMOUNT RECOVERABLE BY THE BUYER OF THE SECURITY IN ACCORDANCE WITH SECTION 25503 IN A SUIT AGAINST GOOGLE, AND THE COMMISSIONER DOES NOT ENDORSE THE OFFER AND MAKES NO RECOMMENDATION AS TO ITS ACCEPTANCE OR REJECTION.

Dated: , 2004

Print Name of Stockholder or Optionee:	Name of Stockholder or Optionee:

Authorized Signature:	Authorized Signature (if shares held in more than one name):

Title of Authorized Signatory (if applicable):	Title of Authorized Signatory (if applicable):

Address of Stockholder:	Phone number of Stockholder:

Fax number of Stockholder:	Email of Stockholder:

A-2

APPENDIX B

GOOGLE INC.

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Google Inc., a Delaware corporation, _______________ shares of Class A/Class B (circle one) common stock of Google Inc., and does hereby irrevocably constitute and appoint Eric Schmidt and George Reyes, and any of them, the undersigned’s Attorney to transfer said shares on the books of said corporation with full power of substitution in the premises.

Dated: _____________, 2004	SELLING STOCKHOLDER

Print Name(s) of Selling Stockholder(s)

Authorized Signature

Title of Authorized Signatory (if applicable) [1]

Authorized Signature (if shares held in more than one name)

Title of Authorized Signatory (if applicable)

Address of Selling Stockholder (Line 1)

Address of Selling Stockholder (Line 2)

Phone

Email

Fax

[1]	Trustees, officers and other fiduciaries or agents should indicate their title or capacity and print their names under their signatures.

B-1

PART II

INFORMATION NOT REQUIRED IN OFFERING CIRCULAR

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our rescission offer. All amounts shown are estimates except for the registration fee.

Amount to be Paid
Securities and Exchange Commission registration fee	$3,444.96
Printing	10,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	10,000.00
Blue sky fees and expenses (including legal fees)	2,500.00
Transfer agent and registrar fees	5,000.00
Miscellaneous	4,055.04

Total	$55,000.00

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Investor Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Document	Exhibit Number
Third Amended and Restated Certificate of Incorporation	3.01.2
Amended and Restated Bylaws	3.02.1
Form of Indemnification Agreement	10.01
Investor Rights Agreement	4.01

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding unregistered securities sold by the registrant since January 1, 2001.

1.	In January 2001, the registrant sold 9,000 shares of Series C preferred stock for cash consideration of $21,083 to an accredited investor.

2.	In January 2001, the registrant issued 30,000 shares of Class B common stock to a consultant that is an accredited investor in consideration for consulting services valued at $9,000.

3.	Between February 2001 and October 2004, the registrant issued an aggregate of 3,467,140 shares of common stock with an aggregate value of $37,214,079 in connection with various mergers and acquisitions involving the registrant during this period. These issuances are described more fully below.

•	In February 2001, the registrant issued 80,000 shares of common stock with an aggregate value of $24,000 to a privately-held technology corporation as consideration for the acquisition of certain assets from such corporation.

•	In June 2001, the registrant issued 20,000 shares of common stock with an aggregate value of $6,000 to a privately-held technology corporation as consideration for the acquisition of certain assets from such corporation.

•	In February 2003, the registrant issued 300,000 shares of common stock with an aggregate value of $90,000 to a privately-held technology corporation as consideration for the acquisition of certain assets from such corporation.

•	In February 2003, the registrant issued 46,000 shares of common stock with an aggregate value of $13,800 to a privately-held technology corporation as consideration for a license of technology from such corporation.

•	In April 2003, the registrant issued 2,382,881 shares of common stock, which includes 557,655 shares issuable upon exercise of options, with an aggregate value of $4,765,762 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

•	In April 2003, the registrant issued 120,000 shares of common stock with an aggregate value of $240,000 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

•	In September 2003, the registrant issued 254,994 shares of common stock with an aggregate value of $1,784,958 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

•	In April 2004, the registrant issued 20,867 shares of common stock, which includes 2,141 shares issuable upon exercise of options, with an aggregate value of $730,345 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

•	In July 2004, the registrant issued 76,000 shares of common stock, which includes 16,018 shares issuable upon exercise of options, with an estimated approximate aggregate value of $6,080,000 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

•	In October 2004, the registrant issued 43,400 shares of common stock, with an estimated approximate aggregate value of $5,753,972 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

•	In October 2004, the registrant issued 122,998 shares of common stock, which includes 31,130 shares issuable upon exercise of options and 355 shares issuable upon exercise of a warrant, with an estimated approximate aggregate value of $17,725,242 to the former shareholders of a privately-held technology corporation in connection with the registrant’s acquisition of such corporation.

4.	In July 2001, the registrant issued 426,892 shares of Series C preferred stock for an aggregate purchase price of $999,995 to an accredited investor.

5.	Since January 2001, the registrant has issued to directors, officers, employees and consultants options to purchase 63,230,957 shares of common stock with an aggregate exercise price of $118,292,482, and has issued 42,013,513 shares of common stock for an aggregate purchase price of $27,123,241 upon exercise of such options.

6.	Since January 2001, the registrant issued warrants to purchase shares of our capital stock to the following investors:

•	From June 2001 through June 2002, we issued to accredited investors warrants to purchase an aggregate of 179,956 shares of Series C preferred stock for an aggregate exercise price of $421,547.

•	In July 2001, we issued to an accredited investor a warrant to purchase 1,194,308 shares of Class B common stock for an aggregate exercise price of $358,292.

•	In May 2002, we issued to an accredited investor a warrant to purchase 7,437,452 shares of Series D preferred stock for an aggregate exercise price of $21,642,985.

7.	Since January 2001, the registrant issued shares of our capital stock to the following investors:

•	In June 2003, we issued to an accredited investor 1,229,944 shares of Series C Preferred Stock for an aggregate purchase price of $2,881,144 upon the net-issue exercise by the investor of a warrant to purchase shares of Series C Preferred Stock.

•	In May 2004, we issued to an accredited investor upon exercise of a warrant 7,437,452 shares of Series D Preferred Stock for an aggregate purchase price of $21,642,985.

•	In May 2004, we issued to an accredited investor upon exercise of a warrant 100,000 shares of Class B common stock for an aggregate purchase price of $234,250.

•	In August 2004, we issued to an accredited investor 2,700,000 shares of Class A common stock for an estimated aggregate purchase price of $229,500,000 based on an assumed price of $85.00 in connection with a settlement arrangement.

Except as noted below, the issuance of securities described above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

The option grants and stock issuances described in paragraph 5 above include the issuance of 37,228,898 options and 23,443,819 shares of our common stock that may not have been exempt from registration or qualification requirements under federal or state securities laws. Consequently, certain of the options we granted and the shares issued upon exercise of these options may have been issued in violation of federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we are making the rescission offer to all holders of any outstanding options and shares subject to rescission, pursuant to which we will offer to repurchase these options and shares then outstanding from the holder. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these options and shares of up to approximately $27.8 million, which includes statutory interest. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe our anticipated rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Unless otherwise indicated below, the following exhibits are incorporated herein by reference to the Registrant’s registration statement on Form S-1, as amended (File No. 333-114984), initially filed with the Securities and Exchange Commission on April 29, 2004.

Exhibit Number	Exhibit Title

1.01	Form of Underwriting Agreement

2.01	Merger Agreement and Plan of Reorganization by and among Google Technology Inc., Bermuda Acquisition Inc., Applied Semantics Inc. and other parties signatory hereto dated as of April 18, 2003

3.01	Amended and Restated Certificate of Incorporation of Registrant as filed August 27, 2003

3.01.1	Second Amended and Restated Certificate of Incorporation of Registrant as filed July 6, 2004

3.01.2	Third Amended and Restated Certificate of Incorporation of Registrant as filed August 24, 2004

3.02	Bylaws of Registrant

3.02.1	Amended and Restated Bylaws of Registrant, effective as of August 24, 2004

4.01	Investor Rights Agreement dated May 31, 2002

4.01.1	Amendment to Investor Rights Agreement dated August 17, 2004

4.02	Specimen Class A common stock certificate

4.03	Specimen Class B common stock certificate

5.01(a)	Legal Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

8.01(a)	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.01	Form of Indemnification Agreement entered into between Registrant, its affiliates and its directors and officers

10.02	1998 Stock Plan, as amended, and form of stock option agreement

10.03	1999 Stock Option/Stock Issuance Plan, as amended, and form of stock option agreement

10.04	2000 Stock Plan, as amended, and form of stock option agreement

Exhibit Number	Exhibit Title

10.05	2003 Stock Plan, as amended, and form of stock option agreement

10.06	2003 Stock Plan (No. 2) and form of stock option agreement

10.07	2003 Stock Plan (No. 3) and form of stock option agreement

10.08	2004 Stock Plan

10.09	Google Technology Sublease Agreement dated July 9, 2003 by and between Silicon Graphics, Inc. and Registrant

10.09.1	Amendment No. 1 to Sublease dated November 18, 2003 by and between Silicon Graphics, Inc. and Registrant

10.09.2	Amendment No. 2 to Sublease dated December 17, 2003 by and between Silicon Graphics, Inc. and Registrant

10.09.3	Landlord-Subtenant Agreement dated July 9, 2003 by and among WXIII/Amphitheatre Realty, L.L.C., Silicon Graphics, Inc. and Registrant

10.09.4	Second Amendment to Commercial Lease dated July 9, 2003 by and among WXIII/Amphitheatre Realty, L.L.C., Silicon Graphics, Inc. and Registrant

10.09.5	Amendment to Commercial Lease dated April 19, 2001 by and among the Goldman Sachs Group, Inc., Silicon Graphics, Inc. and Silicon Graphics Real Estate, Inc.

10.09.6	Lease between the Goldman Sachs Group, Inc. and Silicon Graphics, Inc. dated December 29, 2000

10.09.7	Nondisturbance and Attornment Agreement between Registrant and WXIII/Amphitheatre Realty, L.L.C.

10.10†	Amended and Restated License Agreement dated October 13, 2003 by and between The Board of Trustees of the Leland Stanford Junior University and Registrant

10.10.1	License Agreement dated July 2, 2001 by and between The Board of Trustees of the Leland Stanford Junior University and Registrant

10.11	Employment Agreement dated March 14, 2001 by and between Eric Schmidt and Registrant

10.12	2003 Equity Incentive Plan and form of stock option agreement

10.13(c)	Lifescape Solutions, Inc. 2001 Stock Plan and form of stock option agreement

10.14(d)	Picasa, Inc. Employee Bonus Plan

21.01	List of subsidiaries of Registrant

23.01(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.02(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.03(a)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.01)

24.01(b)	Power of Attorney

(a)	Filed herewith.
(b)	Previously filed.
(c)	Incorporated herein by reference to the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on September 24, 2004.
(d)	Incorporated herein by reference to the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on September 29, 2004.
†	Confidential treatment has been granted for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b)	Financial Statement Schedules.

The following schedule required to be filed by Item 16(b) is contained on page II-8 of this Report:

Schedule II—Valuation and Qualifying Accounts for each of the three years in the period ended December 31, 2003.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on the 26th day of October 2004.

GOOGLE INC.

By:	/S/ ERIC E. SCHMIDT
Eric E. Schmidt Chairman of the Executive Committee and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ERIC E. SCHMIDT Eric E. Schmidt	Chairman of the Executive Committee and Chief Executive Officer (Principal Executive Officer)	October 26, 2004

/S/ GEORGE REYES George Reyes	Chief Financial Officer (Principal Financial and Accounting Officer)	October 26, 2004

* Sergey Brin	President of Technology, Assistant Secretary and Director	October 26, 2004

* Larry Page	President of Products, Assistant Secretary and Director	October 26, 2004

L. John Doerr	Director

Michael Moritz	Director

* K. Ram Shriram	Director	October 26, 2004

* John L. Hennessy	Director	October 26, 2004

* Arthur D. Levinson	Director	October 26, 2004

Paul S. Otellini	Director

Schedule II—Valuation and Qualifying Accounts

Allowance for doubtful accounts and sales credits	Balance at Beginning of Year	Charged to Expenses/ against Revenue	Write-Offs Net of Recoveries	Balance at End of Year
	(in thousands)
Year ended December 31, 2001	$437	$2,065	$(942)	$1,560
Year ended December 31, 2002	$1,560	$7,024	$(6,287)	$2,297
Year ended December 31, 2003	$2,297	$6,106	$(3,733)	$4,670

Note:	Additions to the allowance for doubtful accounts are charged to expense. Additions to the allowance for sales credits are charged against revenues.

EXHIBIT INDEX

Unless otherwise indicated below, the following exhibits are incorporated herein by reference to the Registrant’s registration statement on Form S-1, as amended (File No. 333-114984), initially filed with the Securities and Exchange Commission on April 29, 2004.

Exhibit Number	Exhibit Title

1.01	Form of Underwriting Agreement

2.01	Merger Agreement and Plan of Reorganization by and among Google Technology Inc., Bermuda Acquisition Inc., Applied Semantics Inc. and other parties signatory hereto dated as of April 18, 2003

3.01	Amended and Restated Certificate of Incorporation of Registrant as filed August 27, 2003

3.01.1	Second Amended and Restated Certificate of Incorporation of Registrant as filed July 6, 2004

3.01.2	Third Amended and Restated Certificate of Incorporation of Registrant as filed August 24, 2004

3.02	Bylaws of Registrant

3.02.1	Amended and Restated Bylaws of Registrant, effective as of August 24, 2004

4.01	Investor Rights Agreement dated May 31, 2002

4.01.1	Amendment to Investor Rights Agreement dated August 17, 2004

4.02	Specimen Class A common stock certificate

4.03	Specimen Class B common stock certificate

5.01(a)	Legal Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

8.01(a)	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.01	Form of Indemnification Agreement entered into between Registrant, its affiliates and its directors and officers

10.02	1998 Stock Plan, as amended, and form of stock option agreement

10.03	1999 Stock Option/Stock Issuance Plan, as amended, and form of stock option agreement

10.04	2000 Stock Plan, as amended, and form of stock option agreement

10.05	2003 Stock Plan, as amended, and form of stock option agreement

10.06	2003 Stock Plan (No. 2) and form of stock option agreement

10.07	2003 Stock Plan (No. 3) and form of stock option agreement

10.08	2004 Stock Plan

10.09	Google Technology Sublease Agreement dated July 9, 2003 by and between Silicon Graphics, Inc. and Registrant

10.09.1	Amendment No. 1 to Sublease dated November 18, 2003 by and between Silicon Graphics, Inc. and Registrant

10.09.2	Amendment No. 2 to Sublease dated December 17, 2003 by and between Silicon Graphics, Inc. and Registrant

10.09.3	Landlord-Subtenant Agreement dated July 9, 2003 by and among WXIII/Amphitheatre Realty, L.L.C., Silicon Graphics, Inc. and Registrant

10.09.4	Second Amendment to Commercial Lease dated July 9, 2003 by and among WXIII/Amphitheatre Realty, L.L.C., Silicon Graphics, Inc. and Registrant

10.09.5	Amendment to Commercial Lease dated April 19, 2001 by and among the Goldman Sachs Group, Inc., Silicon Graphics, Inc. and Silicon Graphics Real Estate, Inc.

10.09.6	Lease between the Goldman Sachs Group, Inc. and Silicon Graphics, Inc. dated December 29, 2000

Exhibit Number	Exhibit Title

10.09.7	Nondisturbance and Attornment Agreement between Registrant and WXIII/Amphitheatre Realty, L.L.C.

10.10†	Amended and Restated License Agreement dated October 13, 2003 by and between The Board of Trustees of the Leland Stanford Junior University and Registrant

10.10.1	License Agreement dated July 2, 2001 by and between The Board of Trustees of the Leland Stanford Junior University and Registrant

10.11	Employment Agreement dated March 14, 2001 by and between Eric Schmidt and Registrant

10.12	2003 Equity Incentive Plan and form of stock option agreement

10.13(c)	Lifescape Solutions, Inc. 2001 Stock Plan and form of stock option agreement

10.14(d)	Picasa, Inc. Employee Bonus Plan

21.01	List of subsidiaries of Registrant

23.01(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.02(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.03(a)	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.01)

24.01(b)	Power of Attorney

(a)	Filed herewith.
(b)	Previously filed.
(c)	Incorporated herein by reference to the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on September 24, 2004.
(d)	Incorporated herein by reference to the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on September 29, 2004.
†	Confidential treatment has been granted for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.